UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

THE WENDY’S COMPANY
Name of the Registrant as Specified In Its Charter

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

THE WENDY’S COMPANY

One Dave Thomas Blvd.

Dublin, Ohio 43017

(614) 764-3100

April 8, 2013

Dear Stockholders:

It is my pleasure to invite you to join me at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of The Wendy’s Company (the “Company”), which will be held at 10:00 a.m. (EDT) on Thursday, May 23, 2013, at the Sofitel Hotel, 45 West 44th Street, New York, NY 10036. The Board of Directors and management hope that you will be able to attend in person.

At the Annual Meeting, you will be asked to consider and vote on the election of 13 directors, as well as a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013. The Board of Directors recommends that you vote FOR each of these proposals. You will also be asked to consider and vote on a stockholder proposal, if properly presented at the Annual Meeting. The Board of Directors recommends that you vote AGAINST this proposal. In addition, we will hold an advisory vote on executive compensation. The Board of Directors recommends that you vote FOR approval of the advisory resolution on executive compensation.

The notice of Annual Meeting, the proxy statement and a proxy card for the Annual Meeting follow. It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Annual Meeting in person, please promptly complete and return your proxy card in the enclosed envelope, or submit your proxy by telephone or via the Internet as described in the instructions included with your proxy card. If you attend the Annual Meeting and wish to vote your shares in person, you may revoke your previously submitted proxy.

Sincerely,

EMIL J. BROLICK
President and Chief Executive Officer

THE WENDY’S COMPANY

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To be Held on Thursday, May 23, 2013

10:00 a.m. (EDT)

The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of The Wendy’s Company (the “Company”) will be held on Thursday, May 23, 2013, at 10:00 a.m. (EDT) at the Sofitel Hotel, 45 West 44th Street, New York, NY 10036, for the following purposes:

(1)	to elect 13 directors to hold office until the Company’s next annual meeting of stockholders;

(2)	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013;

(3)	to hold an advisory vote on executive compensation;

(4)	to vote on a stockholder proposal regarding accelerated vesting of equity awards, if properly presented at the Annual Meeting; and

(5)	to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders entitled to vote at the Annual Meeting or any adjournment or postponement thereof are holders of record of shares of the Company’s common stock at the close of business on March 28, 2013. All such stockholders of record are invited to attend the Annual Meeting. Admission to the Annual Meeting will be by ticket only, and packages and bags may be inspected and required to be checked in at the registration desk. You also will be required to present identification containing a photograph. If you are a registered stockholder (i.e., your shares are held in your name) and plan to attend the Annual Meeting, please check the appropriate box on your proxy card and retain the top portion of your proxy card, which serves as your admission ticket. If you are a beneficial owner (i.e., your shares are held by a broker, bank or other holder of record) and plan to attend the Annual Meeting, your admission ticket is either your notice regarding the availability of proxy materials or the top portion of your voting instruction form, whichever you have received. The proxy statement also includes information on how to obtain an admission ticket from the Company. Stockholders who do not obtain admission tickets in advance may obtain them upon verification of ownership at the registration desk on the day of the Annual Meeting.

By Order of the Board of Directors
R. SCOTT TOOP
Secretary

April 8, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to be held on May 23, 2013: This Notice of Annual Meeting of Stockholders, the Proxy Statement and

the 2012 Annual Report to Stockholders are available at: www.proxyvote.com.

Your vote is important! Stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, please promptly complete and return your proxy card in the enclosed envelope, or submit your proxy by telephone or via the Internet as described in the instructions included with your proxy card. You may vote in person if you attend the Annual Meeting.

THE WENDY’S COMPANY

One Dave Thomas Blvd.

Dublin, Ohio 43017

(614) 764-3100

PROXY STATEMENT

INTRODUCTION

The accompanying proxy is being solicited by the Board of Directors (the “Board of Directors” or the “Board”) of The Wendy’s Company (“Wendy’s” or the “Company”) in connection with the Company’s Annual Meeting of Stockholders to be held on Thursday, May 23, 2013, at 10:00 a.m. (EDT) at the Sofitel Hotel, 45 West 44th Street, New York, NY 10036, and any adjournment or postponement thereof (the “Annual Meeting”). This Proxy Statement and an accompanying proxy card will first be mailed to stockholders, or made available to stockholders electronically via the Internet, on or about April 10, 2013. The mailing address of the Company’s principal executive offices is One Dave Thomas Blvd., Dublin, Ohio 43017.

When a stockholder returns a proxy card that is properly signed and dated, the shares represented by the proxy card will be voted by the persons named as proxies in the proxy card in accordance with the stockholder’s instructions. Stockholders may specify their choices by marking the appropriate boxes on the enclosed proxy card. If a proxy card is signed, dated and returned by a stockholder without specifying choices, the shares represented by the proxy card will be voted as recommended by the Board of Directors FOR the election of each of the 13 nominees for director named in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4.

The Company does not have cumulative voting. Under the Company’s Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and the Company’s By-Laws (as amended and restated, the “By-Laws”), business transacted at the Annual Meeting is limited to the purposes stated in the Notice of Annual Meeting and any other matters that may properly come before the Annual Meeting in accordance with the Certificate of Incorporation and the By-Laws. Except for the proposals described in this Proxy Statement, no other matters currently are intended to be brought before the Annual Meeting by the Company or, to the Company’s knowledge, any other person. The proxy being solicited does, however, convey discretionary authority to the persons named in the accompanying proxy card as proxies to vote on any other matters that may properly come before the Annual Meeting. A proxy may be revoked by a stockholder at any time prior to the time it is voted by giving notice of revocation either personally or in writing to the Secretary of the Company at the address set forth above.

Only holders of shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), at the close of business on March 28, 2013, their authorized representatives and invited guests of the Company will be able to attend the Annual Meeting. For your comfort and security, admission to the Annual Meeting will be by ticket only. If you are a registered stockholder (i.e., your shares are held in your name) and plan to attend the Annual Meeting, please check the appropriate box on the enclosed proxy card. Your admission ticket can be detached from the bottom portion of the proxy card. If you are a beneficial owner (i.e., your shares are held in the name of a broker, bank or other holder of record) and plan to attend the Annual Meeting, your admission ticket is either your notice regarding the availability of proxy materials or the top portion of your voting instruction form, whichever you have received. In addition, you can obtain an admission ticket in advance of the Annual Meeting by sending a written request to the Secretary of the Company at the address set forth above. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement or a letter from the bank or broker verifying your ownership. Stockholders who do not obtain admission tickets in advance of the Annual Meeting may obtain them upon verification of ownership at the registration desk on the day of the Annual Meeting. The Company may issue admission tickets to persons other than stockholders in its sole discretion.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Who is soliciting my proxy?

A:

Wendy’s Board of Directors is soliciting your proxy, in connection with the Board’s solicitation of proxies for use at the Annual Meeting. Certain of our directors, officers and employees also may solicit proxies on the Board’s behalf by mail, telephone, e-mail or facsimile or in person. The Company has hired Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, to assist in soliciting proxies from brokers, banks and other stockholders.

Q:	Who will bear the expenses of this solicitation?

A:

The Company will pay the costs and expenses of this solicitation. Our directors, officers and employees will not receive additional remuneration for soliciting proxies. We expect that we will pay Innisfree M&A Incorporated not more than $15,000, plus reasonable out-of-pocket expenses, and we also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable costs and expenses to forward our proxy materials to beneficial owners of our Common Stock.

Q:	Why did I receive a notice regarding the internet availability of proxy materials rather than the printed proxy statement and annual report?

A:

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making our proxy materials available to stockholders electronically via the Internet at www.proxyvote.com. On or about April 10, 2013, we will begin mailing a notice to our stockholders containing information on how to access these materials and vote online. If you received that notice, then you will not receive a printed copy of our proxy materials unless you request a printed copy by following the instructions for requesting such materials contained in the notice. Adopting this “notice and access” process allows us to reduce our overall costs, as well as the environmental impact of printing and mailing our proxy materials.

Q:	Who is entitled to vote?

A:	All holders of record of our Common Stock at the close of business on March 28, 2013 are entitled to vote on all business transacted at the Annual Meeting.

Q:	What is the difference between a registered stockholder and a “street name” holder?

A:

If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, our stock transfer agent, you are considered a stockholder of record, or a registered stockholder, of those shares.

If your shares are held by a broker, bank or other nominee, you are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Your broker, bank or other nominee does not have authority to vote your shares on Proposals 1, 3 or 4 without receiving instructions from you. Your broker, bank or other nominee should have enclosed, or should provide you with, a notice regarding the internet availability of proxy materials or a voting instruction form for you to use in directing it on how to vote your shares.

Q:	What should I do with these materials?

A:

Please carefully read and consider the information contained in this Proxy Statement, and then vote your shares as soon as possible to ensure that your shares will be represented at the Annual Meeting. You may vote your shares prior to the Annual Meeting even if you plan to attend the Annual Meeting in person.

Q:	How do I vote?

A:	You may vote before the Annual Meeting in any of the following ways:

•	Visit the website shown on your proxy card, notice of internet availability of proxy materials or voting instruction form to vote via the Internet;

•	Use the toll-free number shown on your proxy card, notice of internet availability of proxy materials or voting instruction form to vote by telephone; or

•	Complete, sign, date and return the enclosed proxy card or voting instruction form in the enclosed postage-paid envelope if you have requested and received our proxy materials by mail.

If you are a registered stockholder, you may also vote your shares in person at the Annual Meeting. If you hold your shares in street name, then you must obtain a proxy from the broker, bank or other nominee who holds the shares on your behalf in order to vote those shares in person at the Annual Meeting.

Q:	What does it mean if I receive more than one proxy card, notice regarding the internet availability of proxy materials or voting instruction form?

A:

If you receive more than one proxy card, notice regarding the internet availability of proxy materials or voting instruction form, this means that you have multiple accounts with our stock transfer agent or with brokers, banks or other nominees. Please follow the instructions set forth on each proxy card, notice of internet availability of proxy materials or voting instruction form you receive to ensure that all your shares are voted.

Q:	What is the deadline for submitting a proxy?

A:

In order to be counted, proxies submitted by telephone or via the Internet must be received by 11:59 p.m. (EDT) on May 22, 2013. Proxies submitted by mail must be received prior to the start of the Annual Meeting.

Q:	What constitutes a quorum?

A:

At the close of business on March 28, 2013, the Company had 393,205,100 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock entitles the holder to one vote on each matter properly brought before the Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the Annual Meeting will constitute a quorum. Abstentions and “broker non-votes” will be included for purposes of determining whether a quorum is present at the Annual Meeting.

Q:	What are abstentions and broker non-votes and how do they affect voting?

A:

Abstentions. If you specify on your proxy card that you “abstain” from voting on an item, your shares will be counted as present and entitled to vote for the purpose of establishing a quorum. Abstentions will be the equivalent of an “against” vote on proposals that require the affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting (Proposals 2, 3 and 4).

Broker Non-Votes. Under the rules of The NASDAQ Stock Market (“NASDAQ”), if your shares are held in street name, then your broker has discretion to vote your shares without instructions from you on certain “routine” proposals, such as the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2). Your broker does not, however, have such discretion on the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), or the stockholder proposal described in this Proxy Statement (Proposal 4). If you do not provide your broker with voting instructions for these proposals, then your broker will be unable to vote on these proposals and will report your shares as “broker non-votes” on these proposals. Like abstentions, broker non-votes are counted as present for the purpose of establishing a quorum, but, unlike abstentions, they are not counted for the purpose of determining the number of shares present (in person or by proxy) and entitled to vote on particular proposals. As a result, broker non-votes will not be included in the tabulation of voting results for proposals that require the affirmative vote of a majority of the votes cast (Proposal 1)

or the affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting (Proposals 3 and 4). Because brokers are entitled to vote on Proposal 2, we do not anticipate any broker non-votes with regard to that proposal.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following four proposals:

(1)	to elect 13 directors to hold office until the Company’s next annual meeting of stockholders;

(2)	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013;

(3)	to approve an advisory resolution on executive compensation; and

(4)	to vote on a stockholder proposal regarding accelerated vesting of equity awards, if properly presented at the Annual Meeting.

Q:	What vote is needed to elect the nominees for director?

A:

Pursuant to the By-Laws, each of the 13 director nominees must receive the affirmative vote of a majority of the votes cast with respect to that nominee’s election to be elected at the Annual Meeting. Accordingly, a “withhold” vote for a director nominee will be the equivalent of a vote “against” such nominee. If you hold shares of Common Stock through a broker, bank or other nominee, your broker, bank or other nominee will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, however, brokers, banks and other nominees do not have the authority to vote your shares for the election of directors. Therefore, it is important that you provide voting instructions to your broker, bank or other nominee, so that your shares may be voted in the election of directors.

Q:	What vote is needed to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013?

A:

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting is required to approve the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013.

Q:	What vote is needed to approve the advisory resolution on executive compensation?

A:

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting is required to approve the advisory resolution on executive compensation. This vote is advisory, and therefore not binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee will review the voting results of this proposal and take these results into consideration when making future decisions regarding executive compensation as it deems appropriate.

Q:	What vote is needed to adopt the stockholder proposal described in this Proxy Statement?

A:

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting is required to approve the stockholder proposal described in this Proxy Statement.

Q:	If I am a stockholder of record and I deliver my signed proxy or voting instruction card but do not indicate how I want to vote on the proposals, how will my shares be voted?

A:

If you submit your proxy or voting instruction card but do not indicate how you want to vote on the proposals, your proxy will be counted as a vote in accordance with the recommendations of the Board of Directors FOR the election of each of the 13 nominees for director named in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting.

You can revoke your proxy by giving notice of revocation either personally or in writing to the Secretary of the Company at the Company’s principal executive offices. You also can revoke your proxy by submitting a later-dated proxy by mail, by telephone, via the Internet or by attending and voting in person at the Annual Meeting. Your attendance at the Annual Meeting alone will not revoke a previously-submitted proxy.

If your shares are held in an account with a broker, bank or other nominee, you should contact your broker, bank or other nominee if you wish to change your vote or revoke your proxy.

Q:	How do Messrs. Nelson Peltz, Peter W. May and Edward P. Garden intend to vote?

A:

The Company has been informed that the shares of Common Stock beneficially owned as of the record date by Messrs. Nelson Peltz, Peter W. May and Edward P. Garden representing, in the aggregate, approximately 27.5% of the votes entitled to be cast at the Annual Meeting, will be voted in accordance with the recommendations of the Board of Directors FOR the election of each of the 13 nominees for director named in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4.

Q:	Whom should I call with questions?

A:

Please call Innisfree M&A Incorporated, the Company’s proxy solicitor, toll-free at (888) 750-5834 with any questions about the Annual Meeting. Banks, brokers and other nominees may call collect at (212) 750-5833.

PROPOSAL 1

ELECTION OF DIRECTORS

(Item 1 on the Company’s Proxy Card)

In accordance with the By-Laws, the Board of Directors has fixed the size of the Board at 13 directors. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the 13 persons named below for election as directors of the Company at the Annual Meeting. Each of the 13 nominees is presently serving as a director of the Company, and each nominee was elected as a director at the Company’s 2012 annual meeting of stockholders.

The Board of Directors recommends that the 13 nominees named below be elected as directors of the Company at the Annual Meeting. If elected, each of the nominees will hold office until the Company’s next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. The persons named as proxies in the accompanying proxy card will vote FOR the election of each of the 13 nominees unless a stockholder directs otherwise.

Each nominee has consented to be named and to continue to serve as a director if elected at the Annual Meeting. The Company is unaware of any reason why any nominee would be unwilling or unable to serve as a director if elected. Should, however, any nominee be unwilling or unable to serve as a director at the time of the Annual Meeting, the persons named as proxies in the accompanying proxy card will vote for the election of such substitute person for such directorship as the Board of Directors may recommend.

Certain information regarding each director nominee, including his or her business experience and public company directorships during the past five years, is set forth below.

Name of Director	Business Experience and Other Information

Nelson Peltz

Mr. Peltz has been a director of the Company since April 1993 and has served as non-executive Chairman since June 2007. He served as Chairman and Chief Executive Officer of the Company and as a director or manager and an officer of certain of the Company’s subsidiaries from April 1993 through June 2007. Additionally, Mr. Peltz has been Chief Executive Officer and a founding partner of Trian Fund Management, L.P. (“Trian Partners”), a management company for various investment funds and accounts, since November 2005. From its formation in January 1989 to April 1993, Mr. Peltz was Chairman and Chief Executive Officer of Trian Group, Limited Partnership (“Trian Group”), which provided investment banking and management services for entities controlled by Mr. Peltz and Peter W. May. From 1983 to December 1988, Mr. Peltz was Chairman and Chief Executive Officer and a director of Triangle Industries, Inc. (“Triangle Industries”), which, through wholly-owned subsidiaries, was, at that time, a manufacturer of packaging products, copper electrical wire and cable and steel conduit and currency and coin handling products. Mr. Peltz has also served as a director of Legg Mason, Inc. since October 2009, as a director of H. J. Heinz Company since September 2006, and as a director of Trian Acquisition I Corp. since October 2007. Mr. Peltz is the father-in-law of Edward P. Garden. Mr. Peltz is 70 years of age.

Mr. Peltz has more than 40 years of business and investment experience, has served as the chairman and chief executive officer of public companies for over 20 years and, since 2005, has served as Chief Executive Officer of Trian Partners. Over that entire period, he has developed extensive experience working with management teams and boards of directors, and in acquiring, investing in and building companies and implementing operational improvements at the companies with which he has been involved. As a result, Mr. Peltz has strong operating experience and strategic

Name of Director	Business Experience and Other Information

planning skills and has strong relationships with institutional investors, investment banking/capital markets advisors and others that can be drawn upon for the Company’s benefit.

Peter W. May

Mr. May has been a director of the Company since April 1993 and has served as non-executive Vice Chairman since June 2007. He served as the President and Chief Operating Officer of the Company and as a director or manager and an officer of certain of the Company’s subsidiaries from April 1993 through June 2007. Additionally, Mr. May has been President and a founding partner of Trian Partners since November 2005. From its formation in January 1989 to April 1993, Mr. May was President and Chief Operating Officer of Trian Group. From 1983 to December 1988, he was President and Chief Operating Officer and a director of Triangle Industries. Mr. May has also served as a director of Tiffany & Co. since May 2008, and as a director of Trian Acquisition I Corp. since October 2007. Mr. May previously served as a director of Deerfield Capital Corp. (“Deerfield Capital”), predecessor to CIFC Corp., from December 2007 to June 2010. Mr. May is 70 years of age.

Mr. May has more than 40 years of business and investment experience, has served as the president and chief operating officer of public companies for over 20 years and, since 2005, has served as President of Trian Partners. Over that entire period, he has developed extensive experience working with management teams and boards of directors, and in acquiring, investing in and building companies and implementing operational improvements at the companies with which he has been involved. As a result, Mr. May has strong operating experience and strategic planning skills and has strong relationships with institutional investors, investment banking/capital markets advisors and others that can be drawn upon for the Company’s benefit.

Emil J. Brolick

Mr. Brolick has been a director and the President and Chief Executive Officer of the Company since September 2011. Prior to joining the Company, Mr. Brolick served as Chief Operating Officer of Yum! Brands, Inc. (“Yum! Brands”) and as President of two of Yum! Brand’s U.S. operating segments, Long John Silver’s and A&W All American Food Restaurants, from June 2008 to September 2011. From December 2006 to June 2008, Mr. Brolick served as President of U.S. Brand Building for Yum! Brands. Prior to that, Mr. Brolick served as President and Chief Concept Officer of Taco Bell Corp. (“Taco Bell”), a position he held from July 2000 to November 2006. Prior to joining Taco Bell in July 2000, Mr. Brolick worked at Wendy’s International Inc. (“Wendy’s International”) for 12 years, lastly serving as Senior Vice President of New Product Marketing, Research and Strategic Planning. Mr. Brolick also serves as a trustee of the Dave Thomas Foundation for Adoption. Mr. Brolick is 65 years of age.

Mr. Brolick has extensive experience as an executive in the quick service restaurant industry, including many years serving in a senior leadership position with Yum! Brands and Taco Bell, as well as previous experience in senior leadership positions with Wendy’s International. Much of Mr. Brolick’s business experience relates to marketing, brand building and operations, all of which are important to the Company’s business.

Clive Chajet

Mr. Chajet has been a director of the Company since June 1994. He has been Chairman of Chajet Consultancy, L.L.C., a consulting firm specializing in identity and image management, since January 1997. Prior to that time, Mr. Chajet was

Name of Director	Business Experience and Other Information

Chairman of Lippincott & Margulies Inc., a consulting firm specializing in identity and image management, from 1983 to January 1997. Mr. Chajet is 76 years of age.

Mr. Chajet is an internationally recognized corporate identity and branding specialist. Much of the Company’s value is derived from the value of the Wendy’s brand, and Mr. Chajet frequently participates in discussions and planning by the Board of Directors with respect to branding issues and strategies.

Edward P. Garden

Mr. Garden has been a director of the Company since December 2004. He served as Vice Chairman of the Company from December 2004 through June 2007 and as Executive Vice President of the Company from August 2003 until December 2004. Additionally, Mr. Garden has been Chief Investment Officer and a founding partner of Trian Partners since November 2005. From 1999 to 2003, Mr. Garden was a managing director of Credit Suisse First Boston, where he served as a senior investment banker in the Financial Sponsors Group. From 1994 to 1999, he was a managing director at BT Alex Brown, where he was a senior member of the Financial Sponsors Group and, prior to that, co-head of Equity Capital Markets. Mr. Garden has also served as a director of Family Dollar Stores, Inc. since September 2011, and as a director of Trian Acquisition I Corp. since October 2007. Mr. Garden previously served as a director of Chemtura Corporation from January 2007 through March 2009. Mr. Garden is the son-in-law of Nelson Peltz. Mr. Garden is 51 years of age.

Mr. Garden has served as a director and senior executive of several public companies and has over 25 years of experience advising, financing, operating and investing in companies. During the past several years, Mr. Garden, as Chief Investment Officer of Trian Partners, has worked with management teams and boards of directors to implement operational improvements. Prior to that, Mr. Garden worked with financial sponsors, executing financings through the issuance of bank debt, corporate bonds and equity capital, and providing strategic advisory services. As a result, he has strong operating experience and a network of relationships with institutional investors and investment banking/capital markets advisors that can be utilized for the Company’s benefit.

Janet Hill

Ms. Hill has been a director of the Company since September 2008. She served as a director of Wendy’s International from 1994 until its merger with a subsidiary of the Company in September 2008. Ms. Hill is a principal in Hill Family Advisors, where she oversees her family’s assets and investments. She also serves as an officer of Hill Ventures, which manages the assets, investments, speaking engagements and marketing relationships of her son, Grant Hill. From 1981 until her retirement in 2010, Ms. Hill was Vice President of Alexander & Associates, Inc., a corporate consulting firm in Washington, D.C. which she owned and managed, where she provided corporate planning, advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. Ms. Hill also serves as a director of Dean Foods Company, Sprint Nextel Corporation and Carlyle Group Management L.L.C., the general partner of The Carlyle Group L.P. She also serves on the board of trustees at Duke University, the board of the Knight Commission on Intercollegiate Athletics and the board of directors of the Military Bowl. Ms. Hill is 65 years of age.

Name of Director	Business Experience and Other Information

Ms. Hill has served on nine corporate boards over the past 25 years, including valuable service on compensation, governance and audit committees. She provides the Board with extensive knowledge and experience in all areas of contemporary corporate governance. Ms. Hill assisted in the development of the Directors’ Education Institute at Duke University, and has served as a presenter in numerous university-sponsored programs for corporate directors. Through her corporate consulting firm, which she owned and managed for 30 years, Ms. Hill has advised hundreds of companies and senior executives in the areas of human resources and workforce inclusiveness, both of which are important to the Company’s business.

Joseph A. Levato

Mr. Levato has been a director of the Company since June 1996. Mr. Levato served as Executive Vice President and Chief Financial Officer of the Company and certain of its subsidiaries from April 1993 to August 1996, when he retired from the Company. Prior to that, he was Senior Vice President and Chief Financial Officer of Trian Group from January 1992 to April 1993. From 1984 to December 1988, Mr. Levato served as Senior Vice President and Chief Financial Officer of Triangle Industries. Mr. Levato is 72 years of age.

Mr. Levato has extensive experience with industrial, financial and consumer-related businesses. Through this experience, Mr. Levato provides the Board with an intimate knowledge of regulatory matters relevant to public company audit and compensation committees. Mr. Levato has acquired financial sophistication by virtue of his business experience and background, and the Board of Directors has determined that he is an “audit committee financial expert” within the meaning of SEC regulations. Mr. Levato currently serves as Chairman of the Board’s Audit Committee.

J. Randolph Lewis

Mr. Lewis has been a director of the Company since September 2008. He served as a director of Wendy’s International from 2004 until its merger with a subsidiary of the Company in September 2008. Mr. Lewis served as Senior Vice President, Supply Chain and Logistics of Walgreen Co., the largest drugstore chain in the United States, until his retirement in January 2013. Mr. Lewis joined Walgreen Co. in March 1992 as Divisional Vice President, Logistics and Planning. He was promoted to Senior Vice President, Supply Chain and Logistics in 1999. Prior to joining Walgreen Co., Mr. Lewis was a partner in the consulting division of Ernst & Young. Mr. Lewis is 63 years of age.

Mr. Lewis’ experience as a senior executive with Walgreen Co., the nation’s largest drugstore chain with net sales of $71.6 billion in fiscal 2012, as well as his previous experience serving as a director of Wendy’s International, gives him substantial insights into effective strategies for providing consumer goods and services conveniently, managing large retail store networks, operating in a highly competitive marketplace, enhancing the customer experience, and reducing costs and improving productivity, all of which are important to the Company’s business.

Peter H. Rothschild

Mr. Rothschild has been a director of the Company since May 2010. He served as a director of Wendy’s International from March 2006 until its merger with a subsidiary of the Company in September 2008. Mr. Rothschild has been the Managing Member of Daroth Capital LLC, a financial services company, since its founding in 2001 and the President and CEO of its wholly-owned subsidiary, Daroth Capital Advisors LLC, a securities broker-dealer, since 2002. Prior to founding Daroth Capital, Mr. Rothschild was a Managing Director and Co-Head of the Leveraged Finance and Industrial Finance groups at Wasserstein Perella, the predecessor company to Dresdner Kleinwort Wasserstein, where he served from 1996 to 2001. From 1990 to 1996, Mr. Rothschild

Name of Director	Business Experience and Other Information

was a Senior Managing Director and Head of the Natural Resources Group at Bear, Stearns & Co. Inc. and was one of the founders of the firm’s Leveraged Finance and Financial Buyer Coverage groups. From 1984 to 1990, Mr. Rothschild was a Managing Director and Head of the Industrial Group at Drexel Burnham Lambert. Mr. Rothschild served as a director of Deerfield Capital, predecessor to CIFC Corp., from December 2004 to April 2011, and as the Interim Chairman of Deerfield Capital’s board of directors from April 2007 to April 2011. Mr. Rothschild is 57 years of age.

Mr. Rothschild has been employed as an investment banker since 1981. He has served on the board of directors of numerous companies, including Wendy’s International and Deerfield Capital, where he served as Interim Chairman. Mr. Rothschild provides the Board with extensive knowledge and experience in finance, mergers and acquisitions, capital raising, restructurings and restaurant companies, all of which are important to the Company’s business.

David E. Schwab II

Mr. Schwab has been a director of the Company since October 1994. Mr. Schwab has been a Senior Counsel with the law firm of Cowan, Liebowitz & Latman, P.C., New York, NY, since January 1998. Prior to that, he was a partner with the law firm of Schwab Goldberg Price & Dannay, New York, NY, for more than five years. Mr. Schwab also serves as Chair Emeritus of the board of trustees, and as Chair of the executive committee, of Bard College. Mr. Schwab is 81 years of age.

In addition to his training and experience as an attorney, Mr. Schwab provides the Board with more than 50 years of knowledge and experience, including as a director, partner and stockholder, regarding the management, operation and governance of both public and private companies. Mr. Schwab currently serves as Chairman of the Board’s Compensation Committee and Nominating and Corporate Governance Committee.

Roland C. Smith

Mr. Smith has been a director of the Company since June 2007. He served as Chief Executive Officer of the Company from June 2007 to September 2011, as President of the Company from September 2008 to September 2011, and as Special Adviser to the Company from September 2011 to December 2011. He also served as Chief Executive Officer of Wendy’s International from September 2008 to September 2011. Mr. Smith served as Chief Executive Officer of Arby’s Restaurant Group, Inc. (“Arby’s”) from April 2006 to September 2008, as President of Arby’s from April 2006 to June 2006, and as interim President of Arby’s from January 2010 to May 2010. Mr. Smith currently serves as President and Chief Executive Officer of Delhaize America and as Executive Vice President of Delhaize Group, an international food retailer, positions he has held since October 2012. Previously, Mr. Smith served as President and Chief Executive Officer of American Golf Corporation and National Golf Properties from February 2003 to November 2005, as President and Chief Executive Officer of AMF Bowling Worldwide, Inc. from April 1999 to January 2003, and as President and Chief Executive Officer of Arby’s, Inc., predecessor to Arby’s, from February 1997 to April 1999. Mr. Smith also serves as Chairman of the board of directors of Carmike Cinemas, Inc. Mr. Smith is 58 years of age.

Mr. Smith has extensive experience as a senior executive in the quick service restaurant industry, including many years with the Company and its subsidiaries. He also has considerable experience as an executive and director of several businesses that provide consumer products and services in the retail, leisure and entertainment industries. Much of

Name of Director	Business Experience and Other Information

Mr. Smith’s business experience relates to operations and marketing, both of which are important to the Company’s business. He also has experience as a public company director, including experience as chairman of the board. Mr. Smith provides the Board with valuable insights into the challenges and opportunities presented by all aspects of the Company’s operations.

Raymond S. Troubh

Mr. Troubh has been a director of the Company since June 1994. He has been a financial consultant for more than 20 years, and previously served as a Governor of the American Stock Exchange and as a general partner of Lazard Freres & Co., an investment banking firm. Mr. Troubh also serves as a director of Diamond Offshore Drilling, Inc., General American Investors Company and Gentiva Health Services, Inc. Mr. Troubh is 86 years of age.

During the course of his career, Mr. Troubh has served as a director of over 30 public companies of varying degrees of size and complexity, and has served as chairman of the compensation and audit committees of many of those companies. Mr. Troubh provides the Board with extensive knowledge and experience in public company regulatory matters in general, and corporate governance matters in particular.

Jack G. Wasserman

Mr. Wasserman has been a director of the Company since March 2004. Mr. Wasserman has practiced law as a solo practitioner since September 2001. Prior to that, he was a senior partner with the law firm of Wasserman, Schneider, Babb & Reed and its predecessors, New York, NY, from 1966 until September 2001. Mr. Wasserman also serves as a director of Icahn Enterprises G.P., Inc., the general partner of Icahn Enterprises L.P., and previously served as a director of two of its operating subsidiaries – American Casino & Entertainment Properties LLC, from 2003 until its sale in 2008, and National Energy Group, Inc., from 1998 until its sale in 2006. Mr. Wasserman also serves as a director of Cadus Corporation. Mr. Wasserman is 76 years of age.

Mr. Wasserman’s extensive law practice and service on boards of directors of numerous public companies have involved him in a wide range of business activities for domestic and foreign companies. Mr. Wasserman’s law firm concentrated its practice in international trade and related corporate matters, primarily for Fortune 500-type companies operating in a broad range of industries, and he has substantial experience in trans-border transactions. His experience includes currently serving as Chairman of the audit committee of the board of directors of Icahn Enterprises, a diversified holding company engaged in a variety of business segments. In 2007, Mr. Wasserman received a professional Certificate in Financial Analysis from New York University. As a result of his education and professional experience, Mr. Wasserman is proficient in understanding financial statements and provides the Board with valuable knowledge and experience in evaluating business strategies and advising management on complex business issues and transactions.

Required Vote

The affirmative vote of a majority of the votes cast with respect to the election of a director nominee is required to elect such nominee. A “withhold” vote for a director nominee will be the equivalent of a vote “against” such nominee. Broker non-votes will not be included in the tabulation of voting results for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

THE ELECTION OF EACH OF THESE 13 DIRECTOR NOMINEES

EXECUTIVE OFFICERS

The current executive officers of the Company are identified below.

Name	Age	Position

Emil J. Brolick	65	President and Chief Executive Officer; Director

Stephen E. Hare	59	Senior Vice President and Chief Financial Officer

Craig S. Bahner	48	Chief Marketing Officer

John D. Barker	51	Senior Vice President and Chief Communications Officer

Steven B. Graham	59	Senior Vice President and Chief Accounting Officer

John N. Peters	57	Senior Vice President – North America Operations

R. Scott Toop	58	Senior Vice President, General Counsel and Secretary

Darrell G. van Ligten	48	Senior Vice President – Strategic Development, and President of the Company’s principal international subsidiaries (excluding Canada)

Scott A. Weisberg	49	Chief People Officer

Set forth below is certain additional information concerning the Company’s executive officers, including their respective positions with the Company and prior business experience (other than Mr. Brolick, for whom such information is provided above under the caption “Proposal 1—Election of Directors”).

Stephen E. Hare has served as Senior Vice President and Chief Financial Officer of the Company since September 2007. Mr. Hare also serves as Chief Financial Officer of Wendy’s International, a position he has held since December 2008. He served as Chief Financial Officer of Arby’s from December 2008 until the Company’s sale of Arby’s in July 2011. Previously, Mr. Hare served as Executive Vice President of Cadmus Communications Corporation (“Cadmus”) and as President of Publisher Services Group, a division of Cadmus, from January 2003 to June 2006, and as Executive Vice President, Chief Financial Officer of Cadmus from September 2001 to January 2003. Prior to that, Mr. Hare was Executive Vice President and Chief Financial Officer of AMF Bowling Worldwide from 1996 to 2001, and Senior Vice President and Chief Financial Officer of James River Corporation from 1990 to 1996. Mr. Hare also serves as a director of Hanger, Inc., a provider of orthotic and prosthetic products and services that enhance human physical capability.

Craig S. Bahner has served as Chief Marketing Officer of the Company since April 2012. Prior to joining the Company, Mr. Bahner worked for more than 20 years at The Procter & Gamble Company, a global leader in consumer products, where he held several key leadership positions, including Vice President, North America Retail Hair from 2006 to 2011, Vice President, Northeast Asia Fabric and Home Care from 2002 to 2006, and Marketing Director, North America Fabric Care from 1999 to 2002. Prior to joining The Procter & Gamble Company, Mr. Bahner served as Marketing Manager of The Sportsman’s Market, Inc. from 1998 to 2001, and as Inventory Planner of The Pillsbury Company from 1986 to 1998. Mr. Bahner also serves as a trustee of the Dave Thomas Foundation for Adoption.

John D. Barker has served as Senior Vice President and Chief Communications Officer of the Company since September 2008. Mr. Barker previously served as Senior Vice President, Corporate Affairs and Investor Relations at Wendy’s International, a company he joined in May 1996 as Vice President of Investor Relations. Prior to joining Wendy’s International, Mr. Barker was Manager of Investor Relations and Financial Communications for American Greetings Corp. in Cleveland, OH from 1992 to 1996. Prior to that, he held positions as Business Editor for The Plain Dealer newspaper in Cleveland, OH, Business Editor for The Beaver County Times near Pittsburgh, PA, and News Desk Editor for The Observer-Reporter in Washington, PA. Mr. Barker also serves as a trustee of the Dave Thomas Foundation for Adoption.

Steven B. Graham has served as Senior Vice President and Chief Accounting Officer of the Company since September 2007. Mr. Graham also serves as Senior Vice President and Chief Accounting Officer of Wendy’s International, a position he has held since February 2009. Mr. Graham served as Senior Vice President, Corporate Controller of Arby’s from January 2007 until the Company’s sale of Arby’s in July 2011. From October 2006 through December 2006, he served as Vice President, Assistant Corporate Controller of Arby’s. Prior to joining Arby’s, Mr. Graham served as Corporate Controller at Princeton Review LLC from April 2004 to September 2006, as Vice President – Controller of Sbarro, Inc. from January 2000 to March 2004, and as Controller of Sbarro, Inc. from April 1994 to January 2000. Prior to that, Mr. Graham served as Controller for additional retail entities and as an auditor with Laventhol & Horwath for 13 years.

John N. Peters has served as Senior Vice President – North America Operations of the Company since May 2012, with responsibility for leading operations and business activities for Wendy’s restaurants in the U.S. and Canada. Mr. Peters has served as a Senior Vice President of Wendy’s International since July 2006, and currently holds the position of Senior Vice President – North America. Mr. Peters joined Wendy’s International in 1983 as a restaurant General Manager, and subsequently held the positions of Franchise Area Director from 1990 to 1992, Director of Area Operations in Los Angeles from 1992 to 2001, Division Vice President of the Texas Division from 2001 to 2006, and Senior Vice President of the Western Region from 2006 to 2010.

R. Scott Toop has served as Senior Vice President, General Counsel and Secretary of the Company since January 2012. Prior to joining the Company, Mr. Toop served as Executive Vice President and General Counsel of Tim Hortons Inc. from August 2009 until January 2012. Prior to that, he worked at Yum! Brands and its predecessor, Tricon Global Restaurants Inc., serving as Vice President and Associate General Counsel from 2005 to 2009 and as Vice President and General Counsel, Kentucky Fried Chicken from 1997 to 2005. Previously, Mr. Toop worked at PepsiCo, Inc. (“PepsiCo”), where he served as Vice President and Division Counsel, Kentucky Fried Chicken from 1993 to 1997, as International Counsel from 1986 to 1990, and as an attorney for Pepsi-Cola Bottling Group from 1984 to 1986. Prior to joining PepsiCo, Mr. Toop was a corporate associate with the law firm of Donovan Leisure Newton & Irvine in New York, NY.

Darrell G. van Ligten has served as Senior Vice President – Strategic Development of the Company since February 2009, and leads the Wendy’s brand outside of North America as President of the Company’s principal international subsidiaries (excluding Canada), a position he has held since February 2010. He also led the Arby’s brand outside of North America prior to the Company’s sale of Arby’s in July 2011. Prior to joining the Company, Mr. van Ligten was a partner of Regent Golf, a private club management company he co-founded in 2007. From 2006 to 2007, he was an Executive-In-Residence at Catalytic Capital. Mr. van Ligten served as Senior Vice President, Marketing and Operation Services of American Golf Corp. from 2003 to 2006. He served as General Manager, Toybox Group at Toys R Us, Inc. from 2001 to 2003. Prior to that, Mr. van Ligten held management positions in Strategic Planning and Marketing at Tricon Global Restaurants, Inc. (predecessor to Yum! Brands), Arby’s, Inc. (predecessor to Arby’s), Taco Bell and PepsiCo.

Scott A. Weisberg has served as Chief People Officer of the Company since April 2012. Prior to joining the Company, Mr. Weisberg served as Senior Vice President and Chief Human Resources Officer of MEMC Electronic Materials, Inc., a global leader of semiconductor and solar technology, from 2010 to 2011. Prior to that, he worked for 15 years at General Mills, Inc., where he held several key leadership positions, including Vice President, Human Resources for the U.S. Retail Organization from 1995 to 2010. Prior to joining General Mills, Inc., Mr. Weisberg held human resources and training positions with Nabisco, Inc. from 1993 to 1995 and with PepsiCo from 1987 to 1993.

The term of office of each executive officer is until the organizational meeting of the Board of Directors following the Company’s annual meeting of stockholders next succeeding his election and until his successor is elected and qualified, or until his earlier death, resignation, retirement or removal.

CORPORATE GOVERNANCE

Independence of Directors

Under the rules and listing standards of NASDAQ, the Board of Directors must have a majority of directors who meet the criteria for independence required by NASDAQ. Pursuant to the Company’s Corporate Governance Guidelines (the “Corporate Governance Guidelines”), the Board is required to determine whether each director satisfies the criteria for independence based on all relevant facts and circumstances. No director qualifies as independent unless the Board of Directors affirmatively determines that such director has no relationship which, in the opinion of the Board, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In accordance with the Corporate Governance Guidelines, the Board has adopted director independence categorical standards (the “Independence Standards”) to assist the Board in determining the independence of the Company’s directors, a copy of which is available on the Company’s website at www.aboutwendys.com. Pursuant to the Independence Standards, the following relationships will be deemed to preclude a director from qualifying as independent:

•

the director is, or at any time during the past three years was, an employee of the Company, or an immediate family member of the director is, or at any time during the past three years was, an executive officer of the Company;

•

the director or an immediate family member of the director accepted, during any 12-month period within the past three years, more than $120,000 in direct or indirect compensation from the Company, other than (i) compensation for Board or Board committee service, (ii) compensation paid to an immediate family member who is a non-executive employee of the Company or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•

the director or an immediate family member of the director (i) is a current partner of the Company’s outside auditor or (ii) was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during the past three years;

•

the director or an immediate family member of the director is employed as an executive officer of another entity where at any time during the past three years any of the Company’s executive officers served on the compensation committee of such other entity; or

•

the director or an immediate family member of the director is a partner in, or a controlling shareholder or an executive officer of, any organization (including a non-profit organization, foundation or university) to which the Company made, or from which the Company received, payments for property or services in the current fiscal year or any of the past three fiscal years that exceed the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for that year, other than (i) payments arising solely from investments in the Company’s securities and (ii) payments under non-discretionary charitable contribution matching programs.

The foregoing objective disqualifiers are to be interpreted by the Board of Directors taking into account any commentary, interpretations or other guidance provided by NASDAQ with respect to NASDAQ Listing Rule 5605.

The Independence Standards provide that the relationship between the Company and an entity for which a director serves solely as a non-management director is not by itself material. The Independence Standards also provide that employment for less than one year as an interim Chairman, Chief Executive Officer or other executive officer will not automatically disqualify a director from being considered independent following such interim employment (although the Board will consider such former employment and any compensation received by the director from such employment when making its independence determinations). Any other relationship or transaction not described above will not preclude a director from qualifying as independent unless: (i) the director has a “direct or indirect material interest” in such relationship or transaction within the meaning of

Item 404(a) of SEC Regulation S-K and the material terms of the relationship or transaction are materially more favorable to the director than those that would be offered at the time and in comparable circumstances to persons unaffiliated with the Company; or (ii) the Board of Directors, in exercising its judgment in light of all relevant facts and circumstances, determines that the relationship or transaction interferes with the director’s exercise of independent judgment in carrying out the responsibilities of a director. For purposes of the Independence Standards, references to the “Company” include any parent or subsidiary of the Company (i.e., entities the Company controls and consolidates in its financial statements).

During the first quarter of 2013, the Nominating and Corporate Governance Committee and the Board of Directors considered and reviewed certain transactions and relationships identified through responses to annual questionnaires that directors and director nominees are required to complete, as well as other data collected by management and presented to the Nominating and Corporate Governance Committee and to the Board of Directors related to transactions and relationships during the past three years between the Company, on the one hand, and each of the directors and director nominees (including their immediate family members and business, charitable and other affiliates), on the other hand. As a result of this review, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, affirmatively determined that Messrs. Chajet, Levato, Lewis, Rothschild, Schwab, Troubh and Wasserman, and Ms. Hill, qualified as independent directors under applicable NASDAQ rules and the Independence Standards.

In making its independence determinations with respect to Messrs. Levato, Lewis, Rothschild, Schwab, Troubh and Wassserman, the Board noted that these directors did not have any transactions or relationships with the Company during the past three years. In making its independence determinations with respect to Mr. Chajet and Ms. Hill, the Board of Directors considered the following transactions and relationships that occurred during the past three years, each of which was deemed by the Board not to interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director:

•	for Mr. Chajet, the Board considered a $30,000 charitable contribution made by the Company in 2010 to the 92nd Street Y, a non-profit entity for which Mr. Chajet serves as an honorary director; and

•

for Ms. Hill, the Board considered: (i) payments by the Company and its subsidiaries for telecommunications services in 2010, 2011 and 2012 of approximately $1,927,611, $1,604,031 and $949,285, respectively, to Sprint Nextel Corporation, a corporation for which Ms. Hill serves as a non-management director; (ii) that Ms. Hill serves as a non-management director of Dean Foods Company, one of the leading food and beverage companies in the United States, and that Wendy’s and its franchisees (and, prior to the Company’s sale of Arby’s in July 2011, Arby’s and its franchisees), through independent third party distributors, purchased products from Dean Foods Company and its subsidiaries during 2010, 2011 and 2012; and (iii) that Ms. Hill serves as a director of Carlyle Group Management L.L.C., the general partner of The Carlyle Group L.P., a global alternative asset manager with more than $157 billion of assets under management, and that, in December 2011, The Carlyle Group L.P. acquired a 42% equity stake in Alamar Foods, a Wendy’s master franchisee that currently operates 14 Wendy’s restaurants within the United Arab Emirates.

Board Leadership Structure

The Board of Directors is currently led by Mr. Peltz, the Company’s non-executive Chairman, and by Mr. May, the Company’s non-executive Vice Chairman. Mr. Brolick, the Company’s President and Chief Executive Officer, also serves as a member of the Board. Meetings of the Board of Directors are called to order and led by the Chairman or, in the absence of the Chairman, the Vice Chairman, or in the absence of both, the Chief Executive Officer. In the absence of the Chairman, the Vice Chairman and the Chief Executive Officer, a majority of the directors present may elect any director present as chairman of the meeting. Non-management directors generally meet in executive session without management present after each regular Board meeting. All members of the Board are elected annually.

The Board of Directors separated the positions of Chairman and Chief Executive Officer in June 2007 when Mr. Peltz, after serving as Chairman and Chief Executive Officer of the Company from 1993 to June 2007, became our non-executive Chairman and Mr. Smith was appointed as our Chief Executive Officer. The positions of Chairman and Chief Executive Officer have remained separate since that time, with Mr. Peltz currently serving as our non-executive Chairman and Mr. Brolick currently serving as our Chief Executive Officer.

The Board believes that separating these positions allows our Chief Executive Officer to focus on developing and implementing the Company’s business strategies and objectives and supervising the Company’s day-to-day business operations and allows our Chairman to lead the Board of Directors in its oversight and advisory roles. Because of the many responsibilities of the Board of Directors and the significant time and effort required by each of the Chairman and the Chief Executive Officer to perform their respective duties, the Board believes that having separate persons in these roles enhances the ability of each to discharge those duties effectively and, as a result, enhances the Company’s prospects for success. The Board also believes that having the positions of Chairman and Chief Executive Officer separated provides a clear delineation of responsibilities for each position and fosters greater accountability of management.

For the foregoing reasons, the Board of Directors has determined that its current leadership structure is appropriate and in the best interests of the Company’s stockholders.

Board Meetings and Board Committees

The Board of Directors held seven meetings during the fiscal year ended December 30, 2012. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by the Board committees on which he or she served (in each case, held during the period such director served), except for Mr. Garden, who attended 71% of such meetings. In accordance with the Corporate Governance Guidelines, directors are expected to attend the Company’s annual meeting of stockholders. Each of the Company’s 13 directors attended the Company’s 2012 annual meeting of stockholders.

The Board has standing Audit, Compensation and Nominating and Corporate Governance Committees. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has affirmatively determined that each of the current members of these committees is independent under applicable NASDAQ rules. In addition, the Board has standing Capital and Investment, Corporate Social Responsibility, ERISA and Executive Committees. The current members of each Board committee are identified in the table below. It is anticipated that, at the Board’s organizational meeting immediately following the Annual Meeting, the Board will designate the directors to serve on each committee until the Company’s next annual meeting of stockholders.

Name	Audit	Capital and Investment	Compensation	Corporate Social Responsibility	Executive	ERISA	Nominating and Corporate Governance
Nelson Peltz		Chair		Chair	Chair
Peter W. May		X		X	X
Emil J. Brolick		X			X
Clive Chajet*			X#		X
Janet Hill*			X#
Joseph A. Levato*	Chair@		X	X		X
J. Randolph Lewis*						X	X
Peter H. Rothschild*	X						X
David E. Schwab II*	X		Chair#		X		Chair
Raymond S. Troubh*	X						X
Jack G. Wasserman*	X		X#			Chair

*	Independent director under applicable NASDAQ rules.

@	Audit Committee financial expert under applicable SEC rules.

#	Also serves as a member of Performance Compensation Subcommittee.

Audit Committee. The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. In furtherance of its purpose, the Audit Committee assists the Board in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s financial statements and financial reporting process, the Company’s systems of internal accounting and financial controls and other financial information provided by the Company; (ii) the performance of the internal audit function; (iii) the annual independent audit of the Company’s financial statements, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (iv) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; (v) discussing risk assessment and risk management policies, particularly those involving the Company’s major financial risk exposures; and (vi) the fulfillment of the other responsibilities set out in its charter. The Board of Directors has determined that each member of the Audit Committee satisfies the independence and financial literacy requirements of NASDAQ and Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that at least one member of the Audit Committee, Mr. Levato, qualifies as an “audit committee financial expert” under applicable SEC rules and regulations and as a “financially sophisticated” audit committee member under applicable NASDAQ rules. The Audit Committee met 14 times during 2012. The report of the Audit Committee with respect to fiscal 2012 is provided below under the caption “Audit Committee Report.”

Compensation Committee and Performance Compensation Subcommittee. The primary purpose of the Compensation Committee is to assist the Board of Directors in discharging its responsibility relating to compensation of the Company’s directors and executive officers, including administering such salary, compensation or incentive plans as the Compensation Committee is designated by the Board to administer, and related matters. The Compensation Committee met nine times during 2012, each as a joint meeting with the Performance Compensation Subcommittee (the “Performance Subcommittee”).

The Performance Subcommittee was established in 1997 to assume certain functions that were previously the responsibility of the Compensation Committee. The purpose of the Performance Subcommittee is limited to administering the Company’s compensation plans that are intended to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including the Company’s 2010 Omnibus Award Plan (the “2010 Omnibus Award Plan”), and such other salary, compensation or incentive plans as the Performance Subcommittee is designated by the Board to administer, and related matters. The Performance Subcommittee met nine times during 2012, each as a joint meeting with the Compensation Committee.

The processes and procedures that are employed by the Compensation Committee and the Performance Subcommittee in connection with the consideration and determination of the compensation of the Company’s executive officers are discussed below under the caption “Corporate Governance Matters—Activities of the Compensation Committee.”

Nominating and Corporate Governance Committee. The primary purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors by: (i) identifying individuals qualified to become members of the Board of Directors, consistent with any guidelines and criteria approved by the Board; (ii) considering and recommending director nominees for the Board to select in connection with each annual meeting of stockholders; (iii) considering and recommending nominees for election to fill any vacancies on the Board and to address related matters; (iv) developing and recommending to the Board corporate governance principles applicable to the Company; and (v) overseeing an annual evaluation of the Board’s performance. The Nominating and Corporate Governance Committee met two times during 2012.

The Board of Directors has adopted general Board membership criteria, which are set forth in the Corporate Governance Guidelines. The Board of Directors seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Board’s assessment of potential director candidates includes an individual’s qualification as independent, as well as consideration of diversity, age, educational background, other board experience and commitments, business and professional achievements, and skills and experience in the context of the needs of the Board. For this purpose, the term “diversity” includes not only concepts such as race, gender and national origin, but also differences of viewpoint and other individual qualities and attributes that contribute to Board heterogeneity.

The Nominating and Corporate Governance Committee considers recommendations regarding possible director candidates from any source, including stockholders. Stockholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by giving written notice of the recommendation to the Chair of the Nominating and Corporate Governance Committee, in care of The Wendy’s Company, One Dave Thomas Blvd., Dublin, Ohio, 43017, Attention: Corporate Secretary. The notice must include the candidate’s name, age, business address, residence address and principal occupation, must describe the qualifications, attributes, skills or other qualities possessed by the candidate, and must be accompanied by a written statement from the candidate consenting to serve as a director, if elected. Candidates who have been recommended by stockholders will be evaluated by the Nominating and Corporate Governance Committee in the same manner as are other potential candidates. Stockholders who wish to formally nominate a candidate for election to the Board of Directors may do so provided they comply with the notice and other procedures set forth in the Certificate of Incorporation, which are described below under the caption “Other Matters—Stockholder Proposals for 2014 Annual Meeting of Stockholders.”

Copies of the Charter of the Audit Committee, the Joint Charter of the Compensation Committee and of the Performance Subcommittee, the Charter of the Nominating and Corporate Governance Committee, the Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics (including code of ethics provisions that are applicable to the Company’s principal executive officer, principal financial officer and principal accounting officer) are available on the Company’s website at www.aboutwendys.com and are also available in print, free of charge, to any stockholder who requests them.

Capital and Investment Committee. The Capital and Investment Committee is responsible for (i) approving the investment of excess funds (i.e., funds not currently required for operations or acquisitions) of the Company and its direct and indirect subsidiaries and (ii) exercising approval authority for certain transactions (such as capital expenditures, acquisitions, dispositions and borrowings) within amounts specified by the Board.

Corporate Social Responsibility Committee. The Corporate Social Responsibility Committee is responsible for reviewing and approving the charitable contributions that are to be made on behalf of the Company (subject to the review and approval by the Audit Committee of any proposed charitable contribution that would constitute a related person transaction) and recommending to the Board any changes to the maximum amount of charitable contributions that may be made by the Company in any fiscal year.

ERISA Committee. The ERISA Committee is the plan administrator of the Company’s 401(k) plan, and has general oversight responsibility with respect to the operation of each pension, profit sharing, thrift or other retirement plan and ERISA welfare benefit plan maintained by the Company or any direct or indirect subsidiary that is at least 80% owned by the Company, excluding any plan of a subsidiary that is organized under the laws of a jurisdiction outside the United States and any plan which is not subject to ERISA.

Executive Committee. During intervals between meetings of the Board, the Executive Committee has and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, including, without limitation, all such powers and authority as may be permitted under Section 141(c)(2) of the Delaware General Corporation Law.

Executive Sessions of the Board of Directors

The Board of Directors holds regularly scheduled executive sessions in which non-management directors meet without any members of management present. Mr. Peltz or, in his absence, Mr. May, presides over these executive sessions. The Board also meets at least twice a year in executive session with only independent directors present. The Chairmen of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee rotate presiding over these executive sessions (with Mr. Levato presiding in 2012 and Mr. Schwab presiding in 2013).

Risk Oversight

The Board of Directors provides oversight with respect to the Company’s risk assessment and risk management activities, which are designed to identify, prioritize, assess, monitor and mitigate material risks to the Company, including financial, operational, compliance and strategic risks. The Board administers this oversight function through the Audit Committee, the Compensation Committee and a risk oversight committee comprised of members of senior management. The Audit Committee focuses on financial risks, including reviewing with management, the Company’s internal auditors and the Company’s outside auditors the Company’s major risk exposures (with particular emphasis on financial risk exposures), the adequacy and effectiveness of the Company’s accounting and financial controls, and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Compensation Committee considers risks presented by the Company’s compensation policies and practices for its executive officers and other officers and employees. The risk oversight committee considers all categories of enterprise risk, including risks delegated by the Board of Directors to the Audit Committee and the Compensation Committee, as well as other operational, compliance and strategic risks. Each of these committees reports directly to the Board.

In February 2013, the Compensation Committee and its independent advisors met with management to review management’s conclusion that the Company’s compensation policies and practices for its employees do not create risks that are reasonably likely to have a material adverse effect on the Company. Management reviewed with the Compensation Committee the various factors underlying management’s conclusion, including the performance objectives and target levels used in connection with the Company’s incentive awards, as well as the features of the Company’s compensation plans that are designed to mitigate compensation-related risk, including the following:

•	plan and award metrics are tied directly to overall profitability;

•

various methods for delivering compensation are utilized, including cash-based and equity-based incentives with different time horizons that provide a balanced mix of both short-term and long-term incentives;

•	performance-based awards have fixed maximum payouts;

•

the Compensation Committee has the authority to reduce or eliminate payouts under incentive awards through the use of negative discretion, including if a participant’s behavior is in conflict with the Company’s Code of Business Conduct and Ethics or any other Company policy or procedure;

•

annual incentive payouts are not made until the Company’s financial statements are audited by the Company’s independent registered public accounting firm and plan results are certified by the Chief Financial Officer; and

•

all incentive awards granted under the 2010 Omnibus Award Plan contain “clawback” provisions in favor of the Company in the event the Company is required to materially restate its financial statements or a court determines that a participant has engaged in a “Detrimental Activity” (as defined in the 2010 Omnibus Award Plan).

With respect to the Company’s compensation program for executive officers, the Compensation Committee believes that this program is designed to be balanced, with a focus on achieving the Company’s annual and multi-year operating and financial goals and creating long-term stockholder value. The executive compensation program includes the following features which are designed to prevent risk-taking that could have a material adverse effect on the Company:

•	base salaries are a sufficient component of executives’ total cash compensation so that excessive risk-taking that may be associated with performance-based compensation is mitigated;

•

performance goals and metrics under the annual cash incentive plan are based upon realistic operating levels that can be attained without taking inappropriate risks or deviating from normal operations or approved strategies;

•	long-term equity incentive awards are based in part upon the Company’s performance over a three-year period, which mitigates against the taking of short-term risk;

•

incentive compensation plan design allows for adjustment of performance metrics for non-recurring and other special items so that executives are rewarded based on the Company’s actual operating results;

•	equity-based awards represent a significant portion of executives’ total compensation, which links executive compensation to the long-term value of our Common Stock; and

•	the Board has adopted Stock Ownership and Retention Guidelines that require significant stock ownership by executives, which aligns the interests of executives with the interests of stockholders.

In connection with the Board of Director’s oversight of legal and regulatory compliance risk, the Board has adopted a Securities Trading Policy and a Public Disclosure Policy.

The Securities Trading Policy is intended to assist the Company and its employees, directors and officers in complying with federal and state securities laws and avoiding even the appearance of questionable or improper conduct in connection with securities transactions. Under the Securities Trading Policy, covered persons: (i) may not trade in Company securities if they are aware of material nonpublic information; (ii) may not trade in the securities of another company if they are aware of material nonpublic information about that company that was obtained during the course of their employment with the Company; (iii) may not speculate in Company securities through engaging in puts, calls or short positions; (iv) may not engage in any other hedging transactions without pre-clearance from the Company’s legal department; (v) may not share material nonpublic information with others or recommend to anyone the purchase or sale of any securities when they are aware of material, undisclosed information; and (vi) must comply with certain pre-clearance and blackout procedures described in the policy.

The Public Disclosure Policy is intended to support the Company’s commitment to providing timely, transparent, consistent and credible information to the investing public, consistent with legal and regulatory requirements, including the SEC’s Regulation FD (Fair Disclosure). Regulation FD prohibits the Company or persons acting on its behalf from disclosing material nonpublic information to securities market professionals or stockholders before disclosing the information to the general public. The Public Disclosure Policy covers all directors, officers and employees of the Company, and sets forth certain procedures and requirements that are applicable to: (i) disclosures in documents filed with the SEC; (ii) statements made in annual, quarterly and current reports, press releases, communications with analysts, investors and the media, speeches and presentations; and (iii) information contained on the Company’s website.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of our Common Stock, to report their beneficial ownership of our Common Stock, and any subsequent changes in their beneficial ownership, to the SEC. Specific due dates for such reports have been established by the SEC, and the Company is required to disclose in this Proxy Statement any late report or known failure to file a required report. The Company assists its directors and executive officers in completing and filing these reports. Based solely on a review of the reports furnished to the Company and written representations that no other reports were required, the Company believes that, during fiscal 2012, all directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements, with the following exceptions: (i) a Form 4 reporting the acquisition of employee stock options on July 2, 2012 was filed on July 23, 2012 by each of Messrs. Barker, Brolick, Graham, Hare, Peters, Toop, van Ligten and Weisberg; and (ii) a Form 3/A was filed by Mr. Peters on June 19, 2012 reporting his beneficial ownership of restricted stock units.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership as of March 28, 2013 (except as otherwise indicated by footnote) by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (constituting the only class of voting securities of the Company), (ii) each of the Company’s directors and director nominees, (iii) each of the Company’s “named executive officers” included in the “Fiscal 2012 Summary Compensation Table” below and (iv) all of the Company’s directors and executive officers as a group. The number of shares beneficially owned by each director and executive officer includes shares of Common Stock that such person had the right to acquire on or within 60 days of March 28, 2013, including upon the exercise of stock options as shown in the second table below. Except as otherwise indicated by footnote, each person has sole voting power and sole dispositive power with respect to such shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Beneficially Owned
Nelson Peltz	107,717,163(1)(2)(3)(4)	27.4%
280 Park Avenue, 41st Floor
New York, NY 10017
Peter W. May	107,610,348(1)(2)(3)(4)	27.4%
280 Park Avenue, 41st Floor
New York, NY 10017
Edward P. Garden	83,336,886(3)(4)	21.2%
280 Park Avenue, 41st Floor
New York, NY 10017
Trian Fund Management, L.P.	83,000,245(4)	21.1%
280 Park Avenue, 41st Floor
New York, NY 10017
Southeastern Asset Management, Inc.	35,119,500(5)	8.9%
6410 Poplar Avenue, Suite 900
Memphis, TN 38119
Horizon Kinetics LLC.	23,467,811(6)	6.0%
470 Park Avenue South, 4th Floor South
New York, NY 10016
Emil J. Brolick	462,763(7)	*
Clive Chajet	155,983(8)	*
Janet Hill	193,139(9)	*
Joseph A. Levato	157,494(10)	*
J. Randolph Lewis	161,694(11)	*
Peter H. Rothschild	72,258(12)	*
David E. Schwab II	212,824(13)	*
Roland C. Smith	4,299,200(14)	1.1%
Raymond S. Troubh	207,323(15)	*
Jack G. Wasserman	185,323(16)	*
Stephen E. Hare	1,122,327(17)	*
Craig S. Bahner	66,666	*
R. Scott Toop	56,666	*
Darrell G. van Ligten	229,743	*
Directors and Executive Officers as a group (21 persons)	116,597,739	29.2%

*	Less than 1% of the outstanding shares of Common Stock.

(1)

The Company is informed that: (i) Mr. Peltz has pledged 15,390,714 shares of Common Stock to a financial institution to secure loans made to him; and (ii) Mr. May has pledged 8,253,357 shares of Common Stock to a financial institution to secure loans made to him.

(2)

In July 2004, Messrs. Peltz and May entered into a voting agreement pursuant to which they agreed not to vote certain shares of Common Stock held by them or their affiliates without the prior approval of both parties. Accordingly, the information set forth in the table above with respect to Messrs. Peltz and May aggregates their respective ownership interests.

(3)

In the case of Mr. Peltz, includes: (i) 15,463,930 shares of Common Stock held directly; (ii) 544,111 shares of Common Stock held by the NP 2009 GRAT, a trust of which Mr. Peltz is the sole trustee; (iii) 70,650 shares of Common Stock owned by Mr. Peltz’s wife; (iv) 600 shares of Common Stock owned by Mr. Peltz’s children; (v) 238,915 shares of Common Stock owned by the Peltz Family Foundation, a non-profit organization whose trustees are Mr. Peltz, Mr. Peltz’s wife, one of their adult children and an unrelated person; (vi) 83,000,245 shares of Common Stock owned by the Trian Entities identified in note (4) below; and (vii) 24,278 restricted shares of Common Stock that may be voted by Mr. Peltz. Mr. Peltz disclaims beneficial ownership of the shares of Common Stock held by Mr. Peltz’s wife, Mr. Peltz’s children, the Peltz Family Foundation and the Trian Entities.

In the case of Mr. May, includes: (i) 8,326,156 shares of Common Stock held directly; (ii) 203,350 shares of Common Stock owned by the May Family Foundation, a non-profit organization whose trustees are Mr. May, Mr. May’s wife and their two adult children; (iii) 83,000,245 shares of Common Stock owned by the Trian Entities identified in note (4) below; and (iv) 24,278 restricted shares of Common Stock that may be voted by Mr. May. Mr. May disclaims beneficial ownership of the shares of Common Stock held by the May Family Foundation and the Trian Entities.

In the case of Mr. Garden, includes: (i) 300,363 shares of Common Stock held directly; (ii) 83,000,245 shares of Common Stock owned by the Trian Entities identified in note (4) below; and (iii) 24,278 restricted shares of Common Stock that may be voted by Mr. Garden. Mr. Garden disclaims beneficial ownership of the shares of Common Stock held by the Trian Entities.

(4)

Based on: (i) information contained in a Schedule 13D/A filed with the SEC on February 6, 2012 by Trian Partners GP, L.P. (“Trian GP”), Trian Partners General Partner, LLC (“Trian GP LLC”), Trian Partners, L.P. (“Trian Onshore”), Trian Partners Master Fund, L.P. (“Trian Master Fund”), Trian Partners Parallel Fund I, L.P. (“Parallel Fund I”), Trian Partners Strategic Investment Fund, L.P. (“Strategic Fund”), Trian Fund Management, L.P. (“Trian Management”), Trian Fund Management GP, LLC (“Trian Management GP” and, together with the foregoing entities, the “Trian Entities”), Nelson Peltz, Peter W. May and Edward P. Garden; (ii) information contained in Form 4s filed by the Trian Entities and by Messrs. Peltz, May and Garden subsequent to February 6, 2012; and (iii) information provided to the Company by Trian Management.

Trian GP LLC is the general partner of Trian GP, which is the general partner of the Trian Onshore and Trian Master Fund. Trian Management GP is the general partner of Trian Management, which serves as the management company for Trian Onshore, Trian Master Fund, Parallel Fund I and Strategic Fund. Each of Trian GP LLC and Trian Management GP are controlled by Nelson Peltz, Peter W. May and Edward P. Garden, who therefore are in a position to determine the investment and voting decisions made by Trian Onshore, Trian GP, Trian GP LLC, Trian Master Fund, Parallel Fund I, Strategic Fund, Trian Management and Trian Management GP.

Trian Onshore, Trian Master Fund, Parallel Fund I, Strategic Fund and Trian GP directly own 19,754,841, 54,923,668, 1,919,315, 6,377,100 and 25,321 shares of Common Stock, respectively. Messrs. Peltz, May and Garden, by virtue of their relationships to the Trian Entities, and Trian Management and Trian Management GP, by virtue of their relationships to Trian Onshore, Trian Master Fund, Parallel Fund I and Strategic Fund, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, the 82,974,924 shares of Common Stock directly owned in the aggregate by Trian Onshore, Trian Master Fund, Parallel Fund I and Strategic Fund. Each of Trian Management, Trian Management GP, Mr. Peltz, Mr. May and Mr. Garden disclaims beneficial ownership of such shares. Messrs. Peltz, May and Garden and Trian GP LLC, by virtue of their relationships to Trian GP, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, the 25,321 shares of Common Stock directly owned by Trian GP. Each of Mr. Peltz, Mr. May and Mr. Garden disclaims beneficial ownership of such shares.

(5)

Based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2013 by Southeastern Asset Management, Inc. (“Southeastern”), Longleaf Partners Small-Cap Fund (“Longleaf”) and Mr. O. Mason Hawkins. According to the Schedule 13G/A: (i) Southeastern, a registered investment adviser, has sole voting power over 6,821,600 shares of Common Stock, sole dispositive power over 7,152,500 shares of Common Stock and shared voting and dispositive power over 27,967,000 shares of Common Stock; (ii) Longleaf, a registered investment company, has shared voting and dispositive power over 27,967,000 shares of Common Stock; and (iii) Mr. Hawkins, the Chairman of the Board and CEO of Southeastern, does not have any voting or dispositive power over any shares of Common Stock. All of the shares of Common Stock reported in the Schedule 13G/A are owned legally by Southeastern’s investment advisory clients and none are owned directly or indirectly by Southeastern. Mr. Hawkins does not own directly or indirectly any of the shares of Common Stock covered by the Schedule 13G/A for his own account; Mr. Hawkins filed the Schedule 13G/A in the event he could be deemed a controlling person of Southeastern as the result of his official positions with or ownership of voting securities of Southeastern (although the existence of such control is expressly disclaimed in the Schedule 13G/A).

(6)

Based solely on information contained in a Schedule 13G filed with the SEC on January 25, 2013 by Horizon Kinetics LLC. According to the Schedule 13G, Horizon Kinetics LLC, an investment adviser, has sole voting and dispositive power over 23,467,811 shares of Common Stock.

(7)	Includes 212,185 restricted stock units, each of which represents a contingent right to receive one share of Common Stock.

(8)

Includes 3,900 shares of Common Stock owned by Mr. Chajet’s wife, as to which shares Mr. Chajet disclaims beneficial ownership. Also includes 24,278 restricted shares of Common Stock that may be voted by Mr. Chajet.

(9)	Includes 24,278 restricted shares of Common Stock that may be voted by Ms. Hill.

(10)	Includes 69,589 restricted stock units, each of which represents a contingent right to receive one share of Common Stock.

(11)

Includes 11,050 shares of Common Stock owned by a trust, as to which shares Mr. Lewis disclaims beneficial ownership. Also includes 24,278 restricted shares of Common Stock that may be voted by Mr. Lewis.

(12)	Includes 24,278 restricted shares of Common Stock that may be voted by Mr. Rothschild.

(13)	Includes 69,589 restricted stock units, each of which represents a contingent right to receive one share of Common Stock.

(14)	Includes 16,648 restricted shares of Common Stock that may be voted by Mr. Smith.

(15)	Includes 24,278 restricted shares of Common Stock that may be voted by Mr. Troubh.

(16)	Includes 24,278 restricted shares of Common Stock that may be voted by Mr. Wasserman.

(17)

Includes 41,165 restricted stock units, each of which represents a contingent right to receive one share of Common Stock. Also includes 147,492 restricted shares of Common Stock that may be voted by Mr. Hare.

The beneficial ownership table above includes shares issuable upon the exercise of options to purchase shares of Common Stock that are exercisable as of, or will become exercisable within 60 days of, March 28, 2013 by the following persons:

Name of Beneficial Owner	Number of Shares Represented by Options

Nelson Peltz	12,000

Peter W. May	12,000

Edward P. Garden	12,000

Emil J. Brolick	180,180

Clive Chajet	72,000

Janet Hill	45,000

Joseph A. Levato	72,000

J. Randolph Lewis	45,000

Peter H. Rothschild	0

David E. Schwab II	72,000

Roland C. Smith	3,897,513

Raymond S. Troubh	72,000

Jack G. Wasserman	105,000

Stephen E. Hare	903,535

Craig S. Bahner	66,666

R. Scott Toop	46,666

Darrell G. van Ligten	192,243

Directors and Executive Officers as a group (21 persons)	6,390,412

CORPORATE GOVERNANCE MATTERS—ACTIVITIES OF

THE COMPENSATION COMMITTEE

Scope of Authority of the Compensation Committee

The Compensation Committee of the Board of Directors assists the Board in discharging its responsibility relating to the compensation of the Company’s executive officers and directors.

The Compensation Committee has responsibility for reviewing and approving the goals and objectives relevant to compensation of the Company’s Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of those goals and objectives, and determining, or recommending to the Board for determination, the compensation of the Chief Executive Officer based on such evaluation. The Compensation Committee also has responsibility for reviewing and approving the goals and objectives relevant to the compensation of the Company’s other executive officers, overseeing an evaluation of the effectiveness of the compensation program for such officers and of their performance relative to their compensation, and determining the compensation of such officers taking into consideration any matters it deems relevant, including any recommendations made by the Committee’s independent compensation consultants and the Chief Executive Officer.

The Compensation Committee periodically reviews and approves the overall compensation philosophy, policies and practices for the Company’s executive officers, including the use of employment agreements, severance plans and arrangements, deferred compensation plans and other executive benefits and perquisites. The Compensation Committee also reviews and advises the Board with respect to executive officer incentive programs, compensation plans and equity-based plans, and administers such plans as the Board designates, including determining awards to be granted to executive officers and other employees under such plans and evaluating the achievement of goals and objectives established under such plans. In addition, the Compensation Committee reviews the competitiveness and appropriateness of the compensation program for the Company’s non-employee directors, and approves or makes recommendations to the Board of Directors with respect to director compensation.

The Compensation Committee has responsibility for reviewing and discussing the “Compensation Discussion and Analysis” prepared by management and for determining whether to recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and annual report. The Compensation Committee also has responsibility for reviewing and evaluating with management whether the Company’s compensation policies and practices for its executive officers and other employees create risks that are reasonably likely to have a material adverse effect on the Company, and for reviewing any related disclosure required by SEC rules and regulations to be included in the Company’s proxy statement. In addition, the Compensation Committee has responsibility for providing recommendations to the Board on compensation-related proposals to be considered at stockholder meetings, including “say-on-pay” and “say-on-frequency” advisory votes, for reviewing the results of any advisory votes by the Company’s stockholders on executive compensation matters, and for considering whether to implement, or recommend to the Board of Directors the implementation of, any modifications to the Company’s compensation programs and policies in response to such voting results.

The Compensation Committee is comprised of five directors, Messrs. Schwab (Chairman), Chajet, Levato and Wasserman, and Ms. Hill, each of whom the Board of Directors has determined is “independent” under applicable NASDAQ rules. The Compensation Committee established the Performance Subcommittee for the purpose of administering the Company’s compensation plans that are intended to meet the requirements of Section 162(m) of the Code. The members of the Performance Subcommittee are Messrs. Schwab (Chairman), Chajet and Wasserman, and Ms. Hill, each of whom is an “outside director” for purposes of Section 162(m) of the Code and a “non-employee director” for purposes of Section 16 of the Exchange Act.

Each of the Compensation Committee and the Performance Subcommittee may delegate authority to subcommittees comprised of one or more of its members, and also may delegate authority to its Chairman when it deems appropriate, subject to the terms of its charter. The Compensation Committee and the Performance Subcommittee also may delegate to one or more directors or officers the authority to make grants of equity-based compensation to eligible employees who are not executive officers, subject to the terms of the Company’s compensation plans and applicable legal and regulatory requirements. Any director or officer to whom the Compensation Committee or the Performance Subcommittee grants such authority must regularly report to the Committee any grants so made, and the Committee may revoke any delegation of authority at any time.

The Compensation Committee and the Performance Subcommittee meet as needed, with Mr. Schwab presiding over the meetings as Chairman. The Chairman, in consultation with other committee members and management, establishes the agendas for meetings of the Compensation Committee and the Performance Subcommittee. In 2012, the Compensation Committee and the Performance Subcommittee each held nine joint meetings.

Throughout the year, the Compensation Committee and the Performance Subcommittee consider various compensation-related proposals from management, take action with respect to their own initiatives relating to executive and director compensation, and carry out their respective duties and responsibilities under the Company’s benefit plans and compensation programs. The actions taken by the Compensation Committee and the Performance Subcommittee during 2012 with respect to the compensation of the Company’s executive officers are discussed below under the caption “Compensation Discussion and Analysis.” The actions taken by the Compensation Committee during 2012 with respect to the compensation of the Company’s non-management directors are discussed below under the captions “Compensation of Directors” and “Fiscal 2012 Director Compensation.”

A copy of the Joint Charter of the Compensation Committee and of the Performance Compensation Subcommittee is available on the Company’s website at www.aboutwendys.com. The Compensation Committee and the Performance Subcommittee annually review and reassesses the adequacy of the charter and propose changes as necessary to the Board of Directors for approval. Certain of the duties and responsibilities of the Compensation Committee are also set forth in the Corporate Governance Guidelines, a current copy of which is also available at the Company’s website.

Role of Compensation Consultants and Other Advisers

In carrying out its responsibilities, the Compensation Committee periodically reviews and evaluates the components and competitiveness of the Company’s executive compensation program, using information drawn from a variety of sources, including information provided by outside compensation consultants and other advisers, as well as the Committee’s own experience in recruiting, retaining and compensating executives. The Compensation Committee has the sole authority to retain and oversee the work of outside compensation consultants, legal counsel and other advisors in connection with discharging its responsibilities, including the sole authority to determine such consultants’ or advisers’ fees and other retention terms. The Company provides such funding as is determined by the Compensation Committee to be necessary or appropriate for payment of compensation to consultants or advisers retained to advise the Committee.

In December 2009, the Compensation Committee engaged Frederic W. Cook & Co. (“Cook & Co.”) to serve as the Committee’s independent outside compensation consultant. Representatives from Cook & Co. regularly attend Compensation Committee meetings and provide advice to the Committee on a variety of compensation-related matters. The Compensation Committee seeks input from Cook & Co. on competitive market practices, including evolving trends and best practices, peer group composition and external survey data. During 2012, Cook & Co. assisted the Committee with respect to the design of the Company’s executive compensation program, including the 2012 cash incentive plan and the 2012 long-term equity incentive awards for the Chief Executive Officer and other senior executives. Cook & Co. also advised the Compensation Committee in connection with its review and approval of compensation packages offered to Messrs. Toop, Bahner and Weisberg, each of whom was hired as an executive officer in 2012. At the request of the Compensation Committee, Cook & Co. periodically reviews the compensation components and levels for executive officers and advises the Committee on the appropriateness of the Company’s executive compensation program in the context of its overall compensation philosophy. Under the terms of its engagement, Cook & Co. does not provide any other services to the Company, and works with management only on matters for which the Compensation Committee has oversight responsibility.

Management provides information and makes recommendations to the Compensation Committee from time to time regarding the design of the Company’s executive compensation program. In formulating its recommendations, management reviews information from a variety of sources, including information provided by outside compensation consultants. During 2012, management engaged two outside compensation consultants, Towers Watson & Co. (“Towers Watson”) and Aon Hewitt, a division of Aon Corporation (“Aon Hewitt”). Towers Watson provided market data and other information to management in connection with the design of the Company’s executive compensation program, including the 2012 cash incentive plan and the 2012 long-term equity awards for the Chief Executive Officer and other senior executives. Certain of this market data was also made available to the Compensation Committee and its independent outside compensation consultant, Cook & Co. Aon Hewitt assisted management in its review of the Company’s overall executive compensation philosophy and its recommendation of a new approach to guide executive compensation decisions beginning in 2013. Neither Towers Watson nor Aon Hewitt provided any additional services to the Company during 2012.

Role of Executive Officers

The Company’s executive officers play a variety of roles in supporting and assisting the Compensation Committee and the Performance Subcommittee on compensation-related matters. During the first quarter of each fiscal year, the Chief Executive Officer and other senior executives provide the Performance Subcommittee with proposed performance goals and objectives for that year and a list of proposed participants to receive performance-based awards under the Company’s annual cash incentive plan. The Performance Subcommittee then determines the performance goals and objectives and the participants for the annual cash incentive plan after considering management’s recommendations and any other factors it deems relevant. Following the completion of the fiscal year, the Chief Financial Officer provides the Performance Subcommittee with information regarding the actual performance relative to the performance goals and objectives and the resulting payouts to participants based on such performance. The Performance Subcommittee then determines the amount of cash incentive awards to be paid to participants taking into account this information and any other relevant facts and circumstances.

The Chief Executive Officer and other executives with expertise in compensation, benefits, human resources, tax, accounting, legal and other matters provide information and make recommendations to the Compensation Committee from time to time regarding a broad range of compensation-related matters, including proposed employment, retention, relocation, severance and other compensatory arrangements, compensation risk assessments, and trends and best practices in executive compensation. Executives also present information to the Compensation Committee regarding the Company’s financial and operating goals, the Company’s actual performance, legal and regulatory developments affecting the Company’s compensation practices or the Compensation Committee’s duties and responsibilities, and other matters relevant to the Company’s executive compensation philosophy or programs. In accordance with applicable NASDAQ rules, the Chief Executive Officer may not be present during any voting or deliberations by the Compensation Committee with respect to his compensation.

Compensation Committee Interlocks and Insider Participation

During 2012, the Compensation Committee was comprised of five non-employee directors: Messrs. Schwab (Chairman), Chajet, Levato and Wasserman, and Ms. Hill. None of these directors has ever served as an officer or employee of the Company, except that, from 1993 to 1996, Mr. Levato served as Executive Vice President and Chief Financial Officer of the Company. During 2012, no member of the Compensation Committee was party to any related person transaction or other relationship requiring disclosure under Item 404 of SEC Regulation S-K. In addition, during 2012, none of the Company’s executive officers served as a member of the board of directors or the compensation committee, or a similar committee, of another entity, one of whose executive officers served on the Board of Directors, the Compensation Committee or the Performance Subcommittee.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with the Company’s management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012.

The Compensation Committee:

David E. Schwab II, Chairman
Clive Chajet
Janet Hill
Joseph A. Levato
Jack G. Wasserman

*

This Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Compensation Committee Report by reference into such other filing.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2012 was the Company’s first full year with Wendy’s as a stand-alone brand following the sale of Arby’s in July 2011. From a compensation perspective, the Company’s executive compensation program for 2012 was designed to reward the Company’s leadership team for achieving various operational objectives associated with increasing profitability and sales and revitalizing the Wendy’s brand. In coordination with this strategy, the Company continued to recruit talented executives, invest in product development and accelerate its “Image Activation” program to create a platform for long-term sustainable growth.

Following his appointment as President and Chief Executive Officer in September 2011, Mr. Brolick and his leadership team articulated a clear vision for the Wendy’s brand – “A Cut Above” – and implemented a comprehensive strategy – Wendy’s “Recipe to Win” – to bring this vision to life. During 2012, the Company’s leadership team identified and executed several key strategies to drive short-term performance while building a solid foundation for future growth and the creation of stockholder value. Specifically, the Company’s senior executives focused on initiatives designed to: (i) improve brand awareness and relevance to consumers; (ii) rebuild a culture of product innovation and marketing excellence; (iii) deliver a more reliable and predictable consumer brand experience; (iv) advance the restaurant and brand economic model; and (v) improve talent, organization and culture.

The Company made significant progress during 2012, as Wendy’s brand transformation accelerated with Image Activation, and Wendy’s “A Cut Above” brand positioning gained traction with consumers. Led by its leadership team, the Company achieved several key operating and financial goals for 2012 to position the Wendy’s brand for long-term success:

•

North America Same-Store Sales Growth. For the year ended December 30, 2012, North America same store sales increased by 1.6% compared to the prior year. This sales increase was fueled by an innovative product pipeline, improved restaurant operations and an integrated marketing approach featuring a new advertising campaign, a direct mail strategy and digital and social media platforms.

•

Image/Experience Activation. The Company accelerated its Image Activation program, which elevates the customer experience with innovative exterior and interior designs for new restaurants and reimages. During 2012, the Company completed 62 Tier I reimages (48 remodels and 14 new restaurants), and developed lower-cost Tier II and Tier III designs that are being introduced in 2013. Through the end of 2012, sales volumes at Company-operated Image Activation restaurants had increased on average by more than 25% compared to pre-reimage sales.

•

New Restaurant Development. During 2012, the Company opened 16 new restaurants and closed 32 underperforming restaurants, while franchisees opened 85 new restaurants and closed 103 underperforming restaurants.

•

Financial Management. In July 2012, the Company replaced its existing senior credit facility and high-yield senior notes with a new $1.325 billion senior credit facility. Through this refinancing, the Company was able to increase its liquidity, extend its debt maturities and realize annual interest savings of approximately $25 million. In November 2012, the Board of Directors approved a 100% increase in the Company’s quarterly cash dividend rate, as well as a $100 million share repurchase program through the end of 2013 as part of the Company’s long-term strategy to return capital to investors and drive sustainable increases in total stockholder return.

•

Restaurant Ownership Optimization. During 2012, the Company acquired 56 franchised restaurants and sold 30 Company-operated restaurants to franchisees as part of its system optimization strategy. By purchasing restaurants from selected franchisees and operating those restaurants or selling them to new or existing franchisees, the Company expects to accelerate Image Activation and gain operational and market efficiencies.

As discussed in this Compensation Discussion and Analysis, the Company’s operating and financial strategies and results for 2012 played a key role in determining the compensation that was awarded to and earned by the Company’s leadership team. The remainder of this Compensation Discussion and Analysis describes the Company’s executive compensation philosophy, objectives and processes, and describes the elements and amounts of compensation that were provided during 2012 to the “named executive officers” identified below.

2012 Named Executive Officers

The Company’s named executive officers for 2012 are identified below.

Name	Position
Emil J. Brolick	President and Chief Executive Officer
Stephen E. Hare	Senior Vice President and Chief Financial Officer
Darrell G. van Ligten	Senior Vice President – Strategic Development, and President of the Company’s principal international subsidiaries (excluding Canada)
R. Scott Toop	Senior Vice President, General Counsel and Secretary
Craig S. Bahner	Chief Marketing Officer

Objectives of the Executive Compensation Program

The Company’s overall compensation program for its senior executives (the “Executive Compensation Program”) is designed to support the Company’s business objectives by linking executive compensation to the Company’s attainment of annual and multi-year operating and financial goals and to the creation of long-term stockholder value. The primary objectives of the Executive Compensation Program are: (i) to attract and retain highly-qualified executives; (ii) to motivate and provide incentives to executives for achieving Company performance goals and objectives; and (iii) to align the interests of executives with the interests of stockholders. Through the Executive Compensation Program, the Compensation Committee seeks to provide executives with a total compensation package that – at expected levels of performance and consistent with an executive’s area of responsibility – is competitive with compensation opportunities available to executives of similar experience and standing in the competitive market. The Compensation Committee utilizes the Executive Compensation Program to link executive pay with short-term and long-term Company and individual performance and to ensure that executives are responsive and accountable to stockholder interests.

Pay-for-Performance Philosophy

The Compensation Committee believes that a substantial portion of the potential total compensation for senior executives should be variable (i.e., “at risk”) and tied to Company performance. This pay-for-performance philosophy aligns executive pay with the Company’s business strategies and objectives, as well as the creation of long-term stockholder value. The Executive Compensation Program offers executives an opportunity for increased compensation in the event of successful Company performance, matched with the prospect of reduced compensation in the event Company performance objectives are not achieved. The Compensation Committee believes that compensation for senior executives, including the named executive officers, should be more heavily weighted toward variable elements of compensation than is the case for less senior officers. This approach ensures that the Company’s senior executives, who are most responsible for long-range strategic planning and execution of the Company’s business objectives, are held most accountable for results.

Total direct compensation for senior executives is comprised of three compensation elements: (i) base salary; (ii) annual cash incentive compensation; and (iii) long-term equity incentive compensation. The charts below illustrate how base salary, annual cash incentive compensation and long-term equity incentive awards (comprised of stock options and performance stock units) were allocated for 2012 to create the total direct compensation pay mix for the Chief Executive Officer and the other named executive officers. As reflected by the charts, for 2012, performance-based incentives constituted the most significant portion of total direct compensation for the named executive officers, consistent with the Company’s pay-for-performance philosophy.

The percentages shown for long-term equity incentive compensation reflect the grant date fair value of stock options and performance stock units (at targeted levels of performance) granted to the named executive officers during 2012. The actual value realized by executives from their respective 2012 long-term equity incentive awards will depend on the long-term value of our Common Stock and, in the case of performance stock units, the Company’s achievement of a three-year performance goal based on total stockholder return (“TSR”). The actual value realized by executives from their respective 2012 cash incentive awards was based on the Company’s achievement of performance goals during 2012.

Significant Executive Compensation Decisions in 2012

During 2012, the Compensation Committee and the Performance Subcommittee reviewed and took action on a number of executive compensation matters, including those highlighted below.

•

Approved 2012 Cash Incentive Plan for Senior Executives. In March 2012, the Performance Subcommittee approved the performance metrics and cash incentive opportunities for senior executives, including the named executive officers, under the 2012 cash incentive plan. The annual cash incentive awards were payable only upon the Company’s achievement of pre-approved, objective performance goals during 2012, as established under the stockholder-approved 2010 Omnibus Award Plan.

•

Granted 2012 Long-Term Equity Incentive Awards to Executives. In July 2012, the Performance Subcommittee granted annual long-term equity incentive awards to senior executives, including the named executive officers. The awards were comprised of an equally-valued mix of stock options, which cliff vest after three years, and performance stock units, which vest only upon the Company’s achievement of a pre-approved, objective performance goal based on TSR over a three-year performance period.

•

Approved Retention and Relocation Arrangements for Executives Impacted by Consolidation of Restaurant Support Center Operations. Following the Company’s sale of Arby’s in July 2011, the Company consolidated its restaurant support center operations into one facility in Dublin, Ohio. As part of this initiative, in February 2012 the Compensation Committee approved a retention award for Mr. van Ligten, who agreed to remain with the Company and relocate from Atlanta to the Company’s headquarters in Dublin, Ohio.

•

Approved Employment Terms for New Executives. The Committees approved the employment terms for the Company’s new executives, including Mr. Toop, who was appointed as Senior Vice President, General Counsel and Secretary of the Company effective January 17, 2012, and Mr. Bahner, who was appointed as Chief Marketing Officer of the Company effective April 2, 2012.

•

No Base Salary Increases or Discretionary Compensation Awards. As part of its annual review of the Executive Compensation Program, the Compensation Committee determined not to approve any base salary increases, discretionary cash bonuses or special equity grants to the named executive officers, except for Mr. van Ligten’s retention award and the signing bonuses and initial equity awards granted to Messrs. Toop and Bahner.

•

Approved Changes to Executive Compensation Philosophy for 2013. In November 2012, the Compensation Committee, in consultation with its independent outside compensation consultant, reviewed management’s recommended changes to the Company’s executive compensation philosophy. Following this review, the Compensation Committee approved the Company’s executive compensation philosophy for 2013, including changes to benchmarking practices, targeted compensation levels, annual incentive performance measures and long-term incentive vehicles.

How Executive Compensation is Determined

On an annual basis, the Compensation Committee evaluates the performance of the Company’s executive officers, determines whether executives will receive incentive compensation awards for the prior year based on performance for that year, and establishes the Executive Compensation Program for the current year. In determining the appropriate compensation for executive officers, the Compensation Committee, in consultation with Cook & Co., the Committee’s independent outside compensation consultant, considers a number of factors, including: (i) competitive market practice; (ii) relative importance of each role; (iii) individual and Company performance; (iv) compensation history; (v) internal pay equity; (vi) alignment with stockholder interests; and (vii) creation of long-term stockholder value. While prior compensation and amounts realized or realizable from prior awards are taken into account by the Compensation Committee, the Committee believes that the current and future performance of the Company and the executive officers should be the most significant factors in establishing the Executive Compensation Program.

With respect to internal pay equity, the Compensation Committee does not use a fixed ratio or formula when comparing compensation among executives, but reviews compensation in the same manner for each executive, taking into consideration all relevant facts and circumstances. Differences in compensation among the named executive officers are based on various factors, including market differences for the particular job, scope of responsibilities, importance of the role, qualifications and experience, tenure, and individual performance. As the Company’s Chief Executive Officer, Mr. Brolick is compensated at a higher level than the other named executive officers due to his responsibility and accountability for the Company’s strategic direction and overall performance. The Compensation Committee believes that Mr. Brolick’s higher compensation level is consistent with competitive market practice and appropriately reflects his contributions to the Company.

For 2012, consistent with prior years, the Executive Compensation Program was designed to provide compensation opportunities at targeted levels of performance as follows: (i) base salary targeted at the 50th percentile of general industry companies of comparable revenues listed in the Towers Watson U.S. CDB General Industry Executive Compensation Database (the “General Industry Survey Data”); (ii) total cash compensation (comprised of base salary and target annual cash incentive) targeted at the 75th percentile of the General Industry Survey Data; and (iii) total direct compensation (comprised of base salary, target annual cash incentive and long-term equity incentives) targeted at the 60th percentile of the General Industry Survey Data. This approach reflected the Company’s historical compensation practices, and the Compensation Committee determined that it would continue to implement this approach for 2012, the Company’s first full year with Wendy’s as a stand-alone brand following the sale of Arby’s.

As noted above, in late 2012, the Compensation Committee considered a review undertaken by management regarding the Company’s overall executive compensation philosophy and the development of a new approach for 2013. Management, with the assistance of Aon Hewitt, a leading executive compensation consulting firm, reviewed compensation practices at a number of restaurant peers, and also reviewed compensation design issues with Cook & Co. This review included an analysis of a wide-range of executive compensation elements, including targeted compensation levels (base salary, annual incentives and long-term incentives), benchmarking practices, annual incentive performance measures and long-term incentive vehicles. After taking into account a number of factors, including the Company’s performance in recent years in the context of the General Industry Survey Data and certain restaurant peers, the need to maintain a strong link between executive compensation and Company performance and to remain responsive to stockholder interests, and the goal of motivating and retaining a highly-qualified leadership team, management recommended, and the Compensation Committee adopted, the following approach to guide executive compensation decisions beginning in 2013:

•

Targeted Compensation Levels. Compensation levels (base salary, annual incentives and long-term incentives) will be targeted at the competitive range (i.e., +/- 15%) of market median, on average, with realized compensation above or below that range based on performance and other relevant factors such as experience and criticality of role.

•	Benchmarking Practices. General Industry Survey Data will be used for compensation benchmarking purposes, with restaurant industry data used for applicable positions as a secondary reference.

•

Annual Incentive Performance Measures. Annual incentive performance measures will be simplified, using an earnings metric and a growth metric, with discretionary adjustments available based on individual performance.

•

Long-term Incentive Vehicles. Long-term incentives will consist of stock options (with three-year ratable vesting) and performance stock units (tied to growth and earnings over a three-year performance period), with discretionary adjustments available based on individual performance.

In adopting this new approach, the Compensation Committee acknowledged that certain of the Company’s senior executives are subject to the Company’s legacy executive compensation philosophy that targeted total direct compensation at the 60th percentile of the General Industry Survey Data. The Compensation Committee also noted that the compensation levels established for recently-hired senior executives were affected by competitive hiring pressures and other factors. Accordingly, the Compensation Committee expects that implementation of the new executive compensation approach will require gradualism and adjustment on a case by case basis.

In addition to reviewing the General Industry Survey Data, the Compensation Committee has from time to time reviewed executive compensation data from other comparable restaurant companies to gain a general understanding of the current compensation practices of the Company’s direct industry competitors. The Compensation Committee expects that it will continue to follow this practice in implementing its new approach for executive compensation beginning in 2013. The Compensation Committee believes that peer group data is an important indicator of compensation trends and competitiveness and can serve as a useful reference point for the Committee when setting executive compensation. However, the Compensation Committee retains discretion in determining the nature and extent to which it utilizes peer group data in determining the elements and amounts of compensation included in the Executive Compensation Program.

Elements of Executive Compensation

There are three primary components of the Executive Compensation Program:

•	Base Salary

•	Annual Cash Incentive Compensation

•	Long-Term Equity Incentive Compensation

The Compensation Committee believes that each of these elements serves a key role in helping the Company achieve its overall executive compensation philosophy and objectives. Although the Compensation Committee does not have a pre-established formula or target for the allocation between short-term and long-term compensation or between cash and non-cash compensation, the Committee does emphasize a pay-for-performance philosophy whereby a significant portion of the potential total compensation awarded to senior executives is performance-based and “at risk.” The Compensation Committee also seeks to provide a balance of incentives for short-term Company performance and long-term Company profitability, consistent with the Committee’s overall compensation philosophy and objectives. The Compensation Committee believes that, by utilizing both a short-term cash incentive compensation component and a long-term equity incentive compensation component, the Executive Compensation Program incentivizes executives to drive consistent Company performance and aligns the interests of executives with the interests of stockholders. As illustrated by the charts set forth above under the caption “—Pay-for-Performance Philosophy,” approximately 81% and 70% of the compensation awarded during 2012 to the Chief Executive Officer and the other named executive officers, respectively, was based on the Company’s achievement of annual or multi-year performance goals and/or the long-term value of our Common Stock.

From time to time, the Compensation Committee utilizes additional compensation elements to address the facts and circumstances then affecting the Company and its executives. During 2012, Messrs. Toop and Bahner each received a one-time signing bonus and an initial equity award as part of their employment terms with the Company, and Mr. van Ligten received a one-time cash retention award in connection with the Company’s consolidation of its restaurant support center operations to one facility in Dublin, Ohio, following the Company’s sale of Arby’s in 2011. Each component of the 2012 Executive Compensation Program is discussed in greater detail below.

Base Salary

The Compensation Committee seeks to provide executives with base salaries that are competitive in relation to the external market for each executive’s talent, and that reflect an executive’s continuing duties, experience, responsibilities and performance. Base salaries are intended to provide an appropriate level of fixed cash compensation to attract and retain highly-qualified executives. Base salaries for executives are initially established pursuant to their respective employment agreements and are reviewed annually by the Compensation Committee. During its annual review, the Compensation Committee considers all relevant factors, including: (i) base salary levels reflected by the General Industry Survey Data; (ii) the executive’s individual performance and contributions to Company performance; (iii) the executive’s experience, tenure, scope of responsibilities and importance to the Company; and (iv) the then-current state of the Company’s business, the restaurant industry and the economy in general.

During 2012, the Compensation Committee did not approve any increases to the base salaries of the named executive officers. Mr. Brolick’s base salary was established in August 2011 as part of his overall employment terms with the Company, and his base salary remained unchanged for 2012. After approving base salary merit increases for Messrs. Hare and van Ligten during 2011 in recognition of their critical roles and continued importance to the Company, the Compensation Committee determined to keep their respective base salaries unchanged for 2012. The base salaries for Messrs. Toop and Bahner were established in January 2012 and March 2012, respectively, as part of their overall employment terms with the Company. The named executive officers’ base salaries for 2012 are set forth in the “Base Salary” column of the “Fiscal 2012 Summary Compensation Table” below.

While the Compensation Committee has targeted the 50th percentile of the General Industry Survey Data in setting the base salaries of executives, base salaries for certain senior executives who were hired in prior years, when the combined Wendy’s and Arby’s operations were in effect and competitive survey base salary data reflected that combined revenue base, exceed the adjusted 50th percentile target now applicable to the Company. The Compensation Committee will continue to review and establish base salaries, total cash compensation and total direct compensation opportunities for senior executives, taking into consideration all relevant facts and circumstances.

Annual Cash Incentive Compensation

Annual cash incentive compensation is designed to reward and motivate senior executives over a one-year time frame based on the Company’s achievement of specific financial and business objectives approved by the Committees. The Compensation Committee believes that motivating and rewarding executives on the basis of annual performance metrics serves to focus executives on the Company’s operating goals and strategies, thereby increasing the value and prospects of the Company. For 2012, all of the named executive officers received annual cash incentive opportunities under the 2010 Omnibus Award Plan.

Under the 2010 Omnibus Award Plan, eligible participants are designated by the Performance Subcommittee to receive annual cash incentive opportunities that are tied to the achievement of one or more “performance goals” (i.e., objective, quantifiable performance measures for the Company or its operating units). Under the terms of the annual cash incentive awards, participants are eligible for payment only if actual results meet or exceed the applicable performance goals, and the Performance Subcommittee may exercise negative discretion with respect to the payment of all or a portion of any cash incentive award, even if the applicable performance goals are achieved. For the named executive officers, the target annual cash incentive opportunities are expressed as a percentage of base salary, and are set forth in their respective employment agreements. Under the terms of the 2010 Omnibus Award Plan, a participant generally must be employed by the Company on the last day of the performance period to be eligible for payment in respect of his cash incentive opportunity for such performance period.

2012 Cash Incentive Plan

In March 2012, the Performance Subcommittee designated certain key executives, including the named executive officers, as participants in the 2012 cash incentive plan, and established the performance goals and target incentives (including threshold, target and maximum payout levels) for each executive. With input from Cook & Co. and senior management, the Performance Subcommittee took two steps. First, the Performance Subcommittee established an “outside plan” with an overall performance goal for fiscal 2012 of net operating profit (before taxes) of $133.4 million, excluding certain adjustments relating to asset write-downs, restructuring costs and other specified items. Achievement of this performance goal would allow for the funding of a maximum annual incentive pool for plan participants, with maximum incentive award opportunities for each participant, subject to the negative discretion of the Performance Subcommittee with respect to actual incentive payments. Second, the Performance Subcommittee established a sub-plan applicable to the designated executives, including the named executive officers, pursuant to which these executives would be eligible to receive cash incentive awards based on the achievement of performance metrics approved by the Subcommittee, subject to the negative discretion of the Subcommittee with respect to actual incentive payments. The sub-plan performance metrics for the 2012 cash incentive plan are identified below.

Performance Metric	Definition	Rationale

Adjusted EBITDA

Earnings for fiscal 2012 before interest, taxes, depreciation and amortization, as adjusted to exclude the impact of: (i) annual operating plan rent expense variances attributable to changes in financing strategy; (ii) acquisitions and dispositions; (iii) integration costs to the extent included in G&A expense; (iv) facilities relocation and corporate restructuring; (v) foreign exchange; and (vi) specific non-recurring and unusual items or other adjustments, to the extent approved by the Committees

Reflects the Company’s focus on increasing operating profitability

New Restaurants Open and Remodels	All Company-operated North America restaurants that were opened or remodeled in 2012	Supports the acceleration of Image Activation and the revitalization of the Wendy’s brand

North America Same Store Sales	Same store sales for Wendy’s North America restaurants that had been open for at least 15 continuous months, excluding the impact of currency transactions	Represents a fundamental operating performance measure for the Company’s business

Wendy’s Adjusted G&A

Wendy’s brand G&A expense, as adjusted to exclude the impact of: (i) equity compensation expense; (ii) facilities relocation and corporate restructuring; and (iii) specific non-recurring and unusual items or other adjustments, to the extent approved by the Committees

Reflects the Company’s ongoing goal of improving profitability through reducing expenses

Performance Metric	Definition	Rationale

International Net Restaurants Opened	All international (i.e., non-North America) new restaurant openings, net of all international restaurant closings, during 2012	Supports the Company’s strategy of growing international operations

International Same Store Sales	Same store sales for Wendy’s international (i.e., non-North America) restaurants that had been open for at least 15 continuous months	Represents a fundamental operating performance measure for the Company’s business

The tables below set forth the following information regarding the 2012 cash incentive plan for the named executive officers: (i) the performance metrics and their respective weighting; (ii) the threshold, target and maximum performance goals for each performance metric; (iii) achievement of the performance goals based on Company results for 2012; and (iv) the resulting payout percentages for the named executive officers. Under the terms of the 2012 cash incentive plan, there was no payout for a performance metric if actual performance fell below the threshold level of performance for that metric (or, in the case of Wendy’s Adjusted G&A, if actual Wendy’s Adjusted G&A exceeded the threshold level). Payout for achievement between threshold, target and maximum performance levels was tied to the payout percentages set forth on the payout scale for each performance metric. The metrics were weighted by the Performance Subcommittee to reflect the relative importance of the Company’s operating and financial objectives for 2012, taking into account each executive’s role in the business.

2012 Performance Metrics for Corporate Executives (Messrs. Brolick, Hare, Toop and Bahner)

Performance Metric	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout*)		2012 Actual Achievement	2012 Actual Payout %	Weighted Payout %
Wendy’s Adjusted EBITDA	40%	$300M	$340M	$395M		$331.7M	89.7%	35.9%

New Restaurants Open and Remodels	25%	50	62	70	*	64	104.0%	26.0%

North America Same Store Sales	20%	Flat	+2.5%	+5.0%		+1.65%	91.5%	18.3%

Wendy’s Adjusted G&A	15%	$330M	$300.5M	$260M	*	$286.6M	108.9%	16.3%

2012 Total Payout %								96.5%

*

The maximum payout for the New Restaurants Open and Remodel performance metric was 110% of the target incentive for such component. The maximum payout for the Wendy’s Adjusted G&A performance metric was 120% of the target incentive for such component.

2012 Performance Metrics for International Executives (Mr. van Ligten)

Performance Metric	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout*)		2012 Actual Achievement	2012 Actual Payout %	Weighted Payout %
International Net Restaurants Opened	35%	35	50	100		24	0.0%	0.0%

Wendy’s Adjusted EBITDA	25%	$300M	$340M	$395M		$331.7M	89.7%	22.4%

International Same Store Sales	25%	Flat	+3.5%	+7.0%		+2.82%	93.2%	23.3%

International Adjusted EBITDA	15%	$2.346M	$2.76M	$4.14M	*	$3.735M	135.3%	20.3%

2012 Total Payout %								66.0%

*	The maximum payout for the International Adjusted EBITDA performance metric was 150% of the target incentive for such component.

The specific adjustments applied in calculating Wendy’s Adjusted EBITDA for purposes of the 2012 cash incentive plan from the Company’s reported financial results for the fiscal year ended December 30, 2012 are shown in the table below.

(In thousands; unaudited)
Wendy’s Adjusted EBITDA (2012 Cash Incentive Plan)	$331,651 (1)
Add-backs for incentive payment calculation:
Acquisitions and dispositions	2,388
Foreign exchange	(765)
Impact to Wendy’s Adjusted EBITDA (2012 Cash Incentive Plan) from continuing operations	54

The Wendy’s Company Adjusted EBITDA from continuing operations	333,328
Less:
Depreciation and amortization	(146,976)
Impairment of long-lived assets	(21,097)
Store closure costs	(1,477)
Facilities relocation and other transaction costs	(41,031)

Operating profit	122,747
Interest expense	(98,604)
Loss on early extinguishment of debt	(75,076)
Investment income, net	36,243
Other income, net	1,565

Income from continuing operations before income taxes	(13,125)
Benefit from income taxes	21,083

The Wendy’s Company income from continuing operations	$7,958

(1)	Includes $3,735 of International Adjusted EBITDA.

The specific adjustments applied in calculating Wendy’s Adjusted G&A for purposes of the 2012 cash incentive plan from the Company’s reported financial results for the fiscal year ended December 30, 2012 are shown in the table below.

(In thousands; unaudited)
Wendy’s Adjusted G&A (2012 Cash Incentive Plan)	$286,637
Plus:
Stock compensation	30
Acquisitions and dispositions	1,141

The Wendy’s Company general and administrative expense	$287,808

The foregoing results, weighted as applicable to each named executive officer, were applied to the annual incentive target for each named executive officer to determine the actual incentive payouts for the 2012 plan year under the sub-plan, as shown in the table below. For Mr. Toop, the actual incentive payout was prorated to reflect the number of full fiscal periods following his first day of employment with the Company. Mr. Bahner’s incentive payout was not subject to proration pursuant to his employment terms with the Company.

Participant	Annual Salary ($)	Incentive Target as % of Salary	Annual Incentive Target ($)	Weighted Payout % Achieved for 2012	Total 2012 Annual Incentive Payout ($)
Emil J. Brolick	1,100,000	150%	1,650,000	96.5%	1,592,745
Stephen E. Hare	750,000	75%	562,500	96.5%	542,981
R. Scott Toop	425,000	75%	318,750	96.5%	282,049
Craig S. Bahner	425,000	75%	318,750	96.5%	307,689
Darrell G. van Ligten	425,000	75%	318,750	66.0%	210,503

Funding of the annual incentive pool under the 2010 Omnibus Award Plan from which cash incentive payouts were made for the 2012 plan year under the sub-plan occurred as a result of the Company satisfying the fiscal 2012 performance goal under the outside plan of adjusted net operating profit (before taxes) of $133.4 million through its achievement of adjusted net operating profit (before taxes) of $184.8 million. The Performance Subcommittee exercised negative discretion with respect to the maximum amounts payable under the outside plan, but did not exercise negative discretion with respect to any of the cash incentive payouts provided for under the sub-plan. The cash incentive payouts received by the named executive officers for the 2012 plan year are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal 2012 Summary Compensation Table” below.

Long-Term Equity Incentive Compensation

Long-term equity incentive compensation is designed to reward and motivate senior executives over a multi-year time frame based on the Company’s achievement of specific financial and business objectives approved by the Committees, as well as the performance of our Common Stock. The Compensation Committee believes that motivating and rewarding executives on the basis of multi-year performance metrics and the creation of long-term stockholder value serves to align the interests of executives with the interests of stockholders and link executive compensation with Company performance. During 2012, all of the named executive officers received long-term equity incentive awards under the 2010 Omnibus Award Plan.

2012 Long-Term Equity Incentive Awards

The Performance Subcommittee applied four key objectives when designing the 2012 long-term equity incentive awards for the Company’s senior executives. The Performance Subcommittee determined that such awards should:

•	be competitive with general industry and restaurant industry market practices;

•	be aligned with stockholder return and the creation of long-term stockholder value;

•	be designed to motivate and retain executives; and

•	provide executives with meaningful long-term incentive compensation opportunities with clear and easily-understood incentives.

In considering the design of the 2012 long-term equity incentive awards, the Performance Subcommittee reviewed and discussed with Cook & Co. and senior management the design of prior year awards, including the performance metrics used in such awards. The 2011 long-term equity incentive awards were comprised of: (i) 50% stock options, with three-year ratable vesting; and (ii) 50% performance stock units, which vested after three years based on the Company’s relative TSR compared to a peer group of restaurant companies. In an effort to further enhance the retention element of the 2012 long-term equity incentive awards, the Performance Subcommittee, with the support of senior management, determined to change the vesting schedule of the 2012 stock options from three-year ratable vesting to three-year cliff vesting. The Performance Subcommittee also reviewed with Cook & Co. current market practice with respect to the design of long-term equity incentive award programs, and noted the frequent use of relative TSR as a performance metric for performance-based equity awards due to its direct alignment with stockholder return. After considering all relevant factors, including the Company’s 2012 and long-term operating goals and strategies, the Performance Subcommittee determined that the 2012 long-term equity incentive awards should consist of: (i) 50% stock options, with three-year cliff vesting; and (ii) 50% performance stock units, which vest after three years based on the Company’s relative TSR compared to the following restaurant companies (the “Performance Peer Group”):

Biglari Holdings Inc.	BJ’s Restaurants, Inc.	Bob Evans Farms Inc.	Brinker International Inc.

Buffalo Wild Wings Inc.	CEC Entertainment Inc.	Chipotle Mexican Grill, Inc.	Cracker Barrel OCS, Inc.

Darden Restaurants, Inc.	DineEquity, Inc.	Domino’s Pizza, Inc.	Dunkin’ Brands Group, Inc.

Jack in the Box Inc.	Panera Bread Co.	Papa John’s International Inc.	Red Robin Gourmet Burgers Inc.

Ruby Tuesday, Inc.	Sonic Corp.	Texas Roadhouse Inc.	The Cheesecake Factory Inc.

The Performance Peer Group was selected by the Performance Subcommittee on the basis that it reflects the market in which the Company operates and includes companies with which the Company competes for business, investment capital and executive talent. The Performance Peer Group was designed to include restaurant companies with total revenues ranging from 25% to 400% of the Company’s revenues, which resulted in the addition for 2012 of two companies (Dunkin’ Brands Group, Inc. and Red Robin Gourmet Burgers Inc.) and the removal for 2012 of four companies (McDonald’s Corp., Peet’s Coffee & Tea Inc., Starbucks Corp. and Yum! Brands, Inc.) from the peer group used for the prior year’s performance stock unit awards.

Under this approach, in July 2012 the Performance Subcommittee granted long-term equity incentive awards under the 2010 Omnibus Award Plan to approximately 240 eligible employees, including the named executive officers. In accordance with the Company’s overall executive compensation philosophy for 2012, the long-term equity incentive awards for senior executives were designed to deliver total direct compensation to executives at the 60th percentile as compared to the General Industry Survey Data, assuming achievement of target levels of performance under the 2012 cash incentive plan (i.e., a ranking at the 60th percentile based on the aggregate value of base salary, target annual cash incentive compensation and long-term equity incentive compensation).

In determining the value of Mr. Brolick’s 2012 long-term equity incentive award, the Performance Subcommittee noted that Mr. Brolick’s employment agreement provided for an aggregate target, or guideline, award value of $2,500,000, with the actual grant date value of such award to be determined in the discretion of the Subcommittee after taking into account the Company’s and Mr. Brolick’s performance and other relevant factors. The Performance Subcommittee reviewed with Cook & Co. the components of Mr. Brolick’s compensation, including his base salary, target annual cash incentive and outstanding long-term equity incentive awards, and noted that a long-term equity incentive award valued at $2,500,000 would result in total direct compensation significantly below the 60th percentile of the General Industry Survey Data. After discussing all relevant factors, including the Company’s and Mr. Brolick’s performance since his appointment as President and Chief Executive Officer in September 2011, competitive market data and the Company’s executive compensation philosophy and objectives, the Performance Subcommittee determined that a 2012 long-term equity incentive award valued at $3,000,000, split equally between stock options and performance stock units, was appropriate.

The grant date fair value of the 2012 long-term equity incentive awards granted to the named executive officers is shown in the “Stock Awards” and “Option Awards” columns of the “Fiscal 2012 Summary Compensation Table” below. The target expected value of the 2012 long-term equity incentive awards for each executive was allocated 50% to stock options and 50% to performance stock units, reflecting the Performance Subcommittee’s desire to incentivize and reward senior executives based on both the performance of our Common Stock and the total value delivered to stockholders, including dividends paid on our Common Stock. Mr. Bahner, who received an initial grant of stock options in April 2012 as part of his employment terms with the Company, received performance stock units, but no additional stock options, as part of the Performance Subcommittee’s July 2012 equity grants.

The stock options vest and become exercisable on the third anniversary of the grant date (i.e., cliff vest), generally subject to the executive’s continued employment on the vesting date. Vested options have a 10-year term (from the grant date) in which they may be exercised. The Performance Subcommittee believes that, because stock options deliver value only if the price of our Common Stock increases, options serve to align the interests of executives with the interests of stockholders. The Performance Subcommittee further believes that stock options encourage executives to focus on the Company’s long-term performance and to increase their investment in the Company, both of which provide a check on excessive short-term risk taking. Finally, the Performance Subcommittee believes that the cliff vesting feature of the stock options provides an important retention benefit by requiring executives to remain with the Company through the vesting date in order to realize the full value of their awards.

The performance stock units vest at the end of a three-year performance period (i.e., cliff vest), with payout based on the Company’s achievement of a three-year relative TSR performance goal. If, at the end of the performance period, the threshold level of achievement for the performance stock units has not been met, then no part of the award will vest. In accordance with the terms of the 2010 Omnibus Award Plan, the performance stock units were granted with dividend equivalent rights, representing the right to receive additional performance stock units in lieu of dividends paid with respect to the shares of Common Stock underlying the awards (if and when the awards vest). The Performance Subcommittee believes that, because the vesting of the performance stock units is dependent upon the Company’s cumulative TSR over a three-year period as measured against a group of restaurant peers, and the value of those units is based on the price of our Common Stock, performance stock units serve to align the interests of executives with the interests of stockholders and to motivate executives to deliver long-term Company performance. The Performance Subcommittee further believes that the cliff vesting feature of the performance stock units provides an important retention benefit by requiring executives to remain with the Company through the vesting date in order to realize the full value of their awards.

The performance period for the performance stock units runs from July 2, 2012 through June 28, 2015, with the beginning stock price based on the average of the closing prices of our Common Stock for the 20 trading days immediately prior to the first trading day of the performance period, and the ending stock price based on the average of the closing prices of our Common Stock for each of the last 20 trading days of the performance period. The Company’s TSR will be calculated as the change in stock price (i.e., the ending stock price minus the beginning stock price), plus all dividends paid on one share of Common Stock during the performance period, divided by the beginning stock price. Payout for the performance stock units will be based on the Company’s TSR ranking relative to the Performance Peer Group as shown in the table below (with the payout expressed as a percentage of the target value of the award and representing the percentage of performance stock units that may be earned).

Payout Level	Company TSR Ranking vs. Performance Peer Group	Payout as a % of Target
Maximum:	90th Percentile or Greater	200.0%
Above Target:	75th Percentile	162.5%
Target:	50th Percentile	100.0%
Threshold:	25th Percentile	37.5%
Below Threshold:	Less than 25th Percentile	0.0%

Following the end of the three-year performance period, the Performance Subcommittee will determine whether and the extent to which the Company’s TSR performance goal has been achieved, and will determine the number of shares of Common Stock, if any, issuable to each executive based on the level of TSR achievement. The Performance Subcommittee retains negative discretion with respect to payouts of the performance stock unit awards, and may reduce or eliminate payouts in its sole discretion, even if the performance goal is achieved.

The 2012 long-term equity incentive awards were the product of work over a period of several months involving the Compensation Committee, the Performance Subcommittee and senior management with respect to the design of the awards and the performance metrics to be used. Both Cook & Co., the Committees’ independent outside compensation consultant, and Towers Watson, management’s outside compensation consultant, provided input regarding the design of the awards. The Committees reviewed all aspects of the awards, including the components and weighting of the awards, the vesting schedule, the performance metrics, the composition of the Performance Peer Group, and the payout scales associated with meeting or exceeding threshold, target and maximum achievement levels. Following this review, the Committees concluded that the 2012 long-term equity incentive awards, and the resulting total direct compensation of the named executive officers, were reasonably positioned when compared to the General Industry Survey Data and consistent with the Company’s overall executive compensation philosophy and objectives for 2012.

Timing of Equity Award Grants

It has been the Committees’ general practice to grant equity awards to the Company’s executive officers once annually. To this end, the Performance Subcommittee made regular annual equity grants to executives in both 2010 and 2011, and this practice continued in 2012 with its July 2012 grant of long-term equity incentive awards to senior executives and other eligible employees. The Committees may from time to time make equity grants outside of the annual grant cycle when they deem it appropriate, including for new hires, promotions and recognition or retention purposes. During 2012, Messrs. Toop and Bahner each received an initial grant of stock options in connection with their appointment as executive officers. The Company has not adopted any formal program, plan or practice to time the grant of equity awards with the release of material non-public information. However, the Committees retain discretion to determine the grant date for the annual equity awards and any special equity awards, taking into consideration applicable legal and regulatory requirements and any other factors deemed relevant by the Committees.

Clawback Provisions in 2012 Equity Awards

All of the equity awards granted during 2012 to the named executive officers and other eligible participants contain clawback provisions in favor of the Company, as described below.

•

In the event of a material restatement of the Company’s issued financial statements, the Compensation Committee will review the facts and circumstances underlying the restatement (including, without limitation, any potential wrongdoing by the participant) and may, in its sole discretion, direct the Company to recover all or a portion of the award or the Common Stock received upon settlement of the award, or any gain realized on the vesting, exercise or settlement of the award or the subsequent sale of Common Stock acquired upon vesting or settlement of the award.

•

If a court determines that a participant has engaged in any “Detrimental Activity,” the Company may cancel the award and request that the participant return the award or the Common Stock received upon settlement of the award, or any gain realized on the vesting, exercise or settlement of the award or the subsequent sale of Common Stock acquired upon vesting or settlement of the award. As defined in the 2010 Omnibus Award Plan, “Detrimental Activity” includes: (i) the unauthorized disclosure of confidential or proprietary information; (ii) any activity that would be grounds to terminate the participant’s employment for cause; (iii) maligning, denigrating or disparaging the Company or its directors, officers, employees or stockholders; or (iv) the breach of any non-competition, non-solicitation or other agreement containing restrictive covenants.

•

If the Company is required by law to include an additional clawback or forfeiture provision in an outstanding award, then such clawback or forfeiture provision will also apply to such award as if it had been included in such award on its grant date.

Employment Terms for Messrs. Toop and Bahner

In January 2012, the Committees considered and approved the terms of Mr. Toop’s employment as Senior Vice President, General Counsel and Secretary of the Company, including: (i) an annual base salary of $425,000; (ii) a one-time signing bonus of $200,000; (iii) an annual target cash incentive opportunity equal to 75% of base salary; and (iv) an initial equity award of 140,000 stock options, with three-year ratable vesting. Prior to approving the employment terms, the Committees consulted with Cook & Co. and independent outside legal counsel, and reviewed all components of the proposed employment agreement. The Committees determined that Mr. Toop’s compensation was reasonably positioned compared to top legal executives within the restaurant industry, and that Mr. Toop’s total direct compensation for his first year of employment would fall below the 60th percentile of the General Industry Survey Data, which was consistent with the Company’s overall executive compensation philosophy and historical practices. The Committees noted that certain compensation elements, including the one-time signing bonus and the initial grant of stock options, were designed to make Mr. Toop whole for forfeited compensation opportunities with his previous employer.

In March 2012, the Committees considered and approved the terms of Mr. Bahner’s employment as Chief Marketing Officer of the Company, including: (i) an annual base salary of $425,000; (ii) a one-time signing bonus of $150,000; (iii) an annual target cash incentive opportunity equal to 75% of base salary; and (iv) an initial equity award of 200,000 stock options, with three-year ratable vesting. Prior to approving the employment terms, the Committees consulted with Cook & Co., as well as independent outside legal counsel, and reviewed all components of the proposed employment agreement. The Committees determined that Mr. Bahner’s compensation was reasonably positioned compared to top marketing executives within the restaurant industry, and that Mr. Bahner’s total direct compensation for his first year of employment would fall slightly below the 60th percentile of the General Industry Survey Data, which was consistent with the Company’s overall executive compensation philosophy and historical practices.

Retention Award for Mr. van Ligten

In November 2011, the Compensation Committee, with input from Cook & Co. and senior management, approved a retention program for approximately 200 employees who were located in the Company’s Atlanta restaurant support center and who would be affected by the Company’s plans to consolidate its restaurant support center operations to one facility in Dublin, Ohio, following the Company’s sale of Arby’s in July 2011. As part of the employee retention program, in February 2012 the Compensation Committee approved a retention award for Mr. van Ligten, who agreed to remain with the Company and relocate from Atlanta to the Company’s headquarters in Dublin, Ohio, notwithstanding the occurrence of a “triggering event” under the terms of his employment agreement that would have allowed him to terminate his employment and receive certain severance payments and benefits. The retention award provided for a one-time cash payment of $850,000 to Mr. van Ligten, provided that: (i) if Mr. van Ligten voluntarily terminates his employment or is terminated by the Company for cause within two years of receiving the award, he will be required to pay back a pro rata amount of the payment; and (ii) if Mr. van Ligten is terminated without cause within two years of receiving the award, the Company will provide for his relocation to Atlanta under the terms of the then-applicable Company policy. Mr. van Ligten’s receipt of this award was conditioned upon his execution of a release covering potential claims under his employment agreement related to his relocation to Ohio.

In approving the terms of Mr. van Ligten’s retention award, the Compensation Committee recognized Mr. van Ligten’s role as a critical member of the Company’s senior executive team, with responsibility for overseeing the Company’s international operations and leading the growth of the Wendy’s brand outside of North America. The Compensation Committee also took into consideration the terms of retention arrangements approved by the Committee during 2011 for other senior executives who agreed to remain with the Company and relocate from Atlanta to Dublin, Ohio, following the Company’s sale of Arby’s. Finally, the Compensation Committee noted that Mr. van Ligten had agreed to receive a smaller payment than he would have otherwise been entitled to receive had he elected to trigger his termination rights under his employment agreement as a result of the relocation of his position. The value of Mr. van Ligten’s retention award is set forth in the “Bonus” column of the “Fiscal 2012 Summary Compensation Table” below.

Other Elements of Executive Compensation

Perquisites and Other Executive Benefits

The Company’s executive officers participate in various benefit plans made available generally to all of the Company’s salaried employees, including the Company’s 401(k) plan, group health plans, vacation and sick leave policies, life insurance and short-term and long-term disability benefits. Along with certain other employees, executives receive an automobile allowance and are provided with cell phones, laptops and other electronic devices which are needed to effectively perform their duties and which are intended primarily for business use. In addition, executives are covered by indemnification agreements and/or directors’ and officers’ liability insurance, which enable the Company to attract and retain executives for key positions and are consistent with competitive market practice. During 2012, the named executive officers received certain additional perquisites and benefits, which are described in the “All Other Compensation” column and related footnotes of the “Fiscal 2012 Summary Compensation Table” below. The Compensation Committee believes that these limited perquisites and benefits are reasonable and consistent with the Company’s overall executive compensation philosophy and objectives, as well as competitive market practice.

Severance and Change in Control Benefits

Certain senior executives, including the named executive officers, have provisions in their respective employment agreements that provide for severance payments and benefits upon a qualifying termination event (e.g., a termination without “cause” or a termination for “good reason” or as a result of a “triggering event”). In addition, the 2010 Omnibus Award Plan and the award agreements issued under that plan contain provisions that provide for the accelerated vesting of outstanding awards in connection with a qualifying termination event (e.g., a termination due to death or disability). Awards granted under the 2010 Omnibus Award Plan also are subject to

“double-trigger” vesting requirements in connection with a “change in control.” This means that, in order for an outstanding award to be accelerated and become vested, a “change in control” must occur and the participant must be terminated without “cause” or for “good reason” within 12 months following the change in control.

The Compensation Committee considers these severance and change in control benefits to be an important part of the Executive Compensation Program and consistent with competitive market practice. The Compensation Committee believes that providing appropriate severance benefits helps to attract and retain highly-qualified executives by mitigating the risks associated with leaving a previous employer and accepting a new position with the Company, and by providing income continuity following an unexpected termination. These arrangements also allow the Company to protect its interests through corresponding confidentiality, noncompetition and other restrictive covenants in the event of an executive’s termination. The Compensation Committee believes that the “double-trigger” provisions of the 2010 Omnibus Award Plan serve to protect stockholder value in the event of a potential change in control transaction by incentivizing executives to remain with the Company and stay focused on serving the best interests of stockholders without being distracted by potential job loss or compensation forfeiture. The terms and conditions of the severance arrangements that are currently in effect for the named executive officers are described below under the caption “Potential Payments upon Termination or Change in Control.”

Compensation Governance Matters

Stock Ownership Guidelines

The Board of Directors has adopted Stock Ownership and Retention Guidelines which require executive officers and directors to own and retain a specified number of shares of Common Stock based on each executive’s respective annual base salary or each director’s annual retainer for serving on the Board. These guidelines, which are described below under the caption “Stock Ownership and Retention Guidelines for Executive Officers and Directors,” are intended to encourage executives and directors to maintain a long-term equity stake in the Company, thereby aligning their interests with the interests of stockholders, and to further promote the Company’s commitment to sound corporate governance. In April 2013, the Board approved amendments to the Stock Ownership Guidelines which provide that shares held by an executive officer or a director in a margin account or otherwise pledged by an executive officer or a director as collateral for a loan will not be counted toward satisfaction of the applicable ownership requirement.

Anti-Hedging Policy

The Board of Directors has adopted a Securities Trading Policy to assist the Company’s employees and directors in complying with federal and state securities laws and to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company. Under this policy, executives and directors are prohibited from engaging in speculative transactions or transactions that are intended to hedge or offset the value of Company securities that are owned by such persons. Specifically, executives and directors: (i) may not engage in “short sales” (i.e., sales of securities that are not then owned) of Company securities (including sales of securities with delayed delivery); (ii) may not engage in transactions in publicly traded options of Company securities, such as puts, calls (including covered calls) and other derivative securities; (iii) may not engage in any other hedging transactions, including “forward sales,” “zero-cost collars” and similar transactions, without pre-clearance from the Company’s legal department; (iv) may not engage in “in-and-out” trading of Company securities (i.e., selling securities within six months of their purchase); and (v) are discouraged from pledging or hypothecating Company securities.

Tax Deductibility and Accounting Treatment of Executive Compensation

Section 162(m) of the Code imposes a $1,000,000 limit on the deduction that the Company may claim in any tax year with respect to compensation paid to the Chief Executive Officer and the three most-highly compensated named executive officers other than the Chief Executive Officer and the Chief Financial Officer. The Performance Subcommittee monitors the executives who may be subject to Section 162(m) in order to maximize the deductibility of compensation paid to such executives.

In recognition of the limitation imposed by Section 162(m), the Company’s employment agreement with Mr. Brolick requires that all amounts of Mr. Brolick’s base salary in excess of $1,000,000 be deferred under the terms of a special executive deferred compensation plan established by the Company. Additional details regarding this plan are provided below under the caption “Fiscal 2012 Non-Qualified Deferred Compensation.”

Certain types of “performance-based” compensation are exempt from Section 162(m)’s $1,000,000 limit. “Performance-based” compensation generally includes income from stock options, performance-based restricted stock and restricted stock units, and certain formula-driven compensation that meets the requirements of Section 162(m). With respect to the compensation awarded to the named executive officers for 2012, all of the cash incentive awards, stock options and performance stock units were designed to satisfy the requirements for deductible compensation.

The Committees seek to structure incentive compensation for executives in a manner that complies with Section 162(m) in order to provide for the deductibility of such compensation. At the same time, there may be circumstances in which the Committees determine, in the exercise of their independent judgment and after their review of all relevant facts and circumstances, that it is in the best interests of the Company to provide compensation to one or more executives that may not be deductible.

The Committees also take into account the accounting cost associated with long-term equity incentive awards granted to executives. Under U.S. generally accepted accounting principles, grants of stock options, performance stock units and other share-based awards result in an accounting charge for the Company. In designing the Executive Compensation Program, the Committees consider the accounting implications of equity compensation, including the estimated cost for financial reporting purposes and the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

Consideration of 2011 Stockholder Advisory Vote on Executive Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company provides stockholders with the opportunity to cast an annual advisory vote on the compensation of the named executive officers (i.e., an annual “say-on-pay” vote). At the Company’s 2012 annual meeting of stockholders, approximately 98% of the votes cast on the advisory resolution on executive compensation were voted in favor of the compensation of the named executive officers as disclosed in the Company’s proxy statement for the 2012 annual meeting. The Compensation Committee has considered those voting results and has taken note of the overwhelming level of stockholder support for the Company’s compensation practices and philosophy.

At the same time, the Compensation Committee will continue to review the design and elements of the Executive Compensation Program in light of future “say-on-pay” votes, compensation developments, other relevant facts and circumstances affecting the Company and its executives and the Company’s overall executive compensation philosophy and objectives. To that end, as discussed above, the Compensation Committee has adopted a new approach to guide the Committee in making executive compensation decisions beginning in 2013. The Compensation Committee believes that this new approach will further motivate and incentivize executives for achieving Company performance goals and objectives and will further align the interests of senior executives with the interests of stockholders.

FISCAL 2012 SUMMARY COMPENSATION TABLE

The following table sets forth the salary, bonus, equity-based awards, cash incentive awards and all other compensation that was earned by or paid or awarded to the following individuals (the “named executive officers”) for fiscal 2012, 2011 and 2010:

•	the Company’s Chief Executive Officer, Emil J. Brolick;

•	the Company’s Chief Financial Officer, Stephen E. Hare; and

•	the Company’s three most highly compensated executive officers during 2012, other than Messrs. Brolick and Hare:

•	Darrell G. van Ligten, Senior Vice President – Strategic Development of the Company, and President of the Company’s principal international subsidiaries (excluding Canada);

•	R. Scott Toop, Senior Vice President, General Counsel and Secretary of the Company; and

•	Craig S. Bahner, Chief Marketing Officer of the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
Emil J. Brolick(6) (President and CEO)	2012 2011	1,100,000 338,462	— 500,000	1,499,998 2,180,840	1,499,999 972,972	1,592,745 533,026	198,198 76,821	(7)	5,890,940 4,602,121	(7)

Stephen E. Hare (SVP and CFO)	2012 2011 2010	750,000 637,775 600,000	— 1,073,500 —	474,998 1,535,627 364,041	474,998 534,783 360,995	542,981 511,826 287,685	164,956 207,936 32,038	(7)	2,407,933 4,501,447 1,644,759	(7)

Darrell G. van Ligten(8) (SVP – Strategic Development; President – International)	2012 2011	425,000 412,500	850,000 60,000	277,496 265,160	277,499 305,590	210,503 314,393	208,361 28,371		2,248,859 1,386,014

R. Scott Toop(9) (SVP, GC and Secretary)	2012	406,428	200,000	299,995	579,999	282,049	72,355		1,840,826

Craig S. Bahner(10) (CMO)	2012	318,155	150,000	277,997	372,000	307,689	35,238		1,461,079

(1)

The amounts shown for 2012 reflect: (i) for Mr. van Ligten, a one-time retention bonus ($850,000); (ii) for Mr. Toop, a one-time signing bonus ($200,000); and (iii) for Mr. Bahner, a one-time signing bonus ($150,000). For more information regarding these bonus awards, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Retention Award for Mr. van Ligten” and “Compensation Discussion and Analysis—Elements of Executive Compensation—Employment Terms for Messrs. Toop and Bahner” above.

(2)

The amounts shown represent the aggregate grant date fair value of stock awards made to the named executive officers in the year shown, computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions. See Note 16 (Share-Based Compensation) to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012 (the “2012 Form 10-K”) for the assumptions made in determining these values.

The amounts shown for 2012 reflect the target grant date fair value of performance stock unit awards granted to the named executive officers in July 2012 under the 2010 Omnibus Award Plan, which awards are subject to the Company’s achievement of a three-year relative total shareholder return performance goal. At maximum achievement levels, the grant date fair value of these awards would be as follows: $2,999,996 for Mr. Brolick; $949,996 for Mr. Hare; $554,992 for Mr. van Ligten; $599,990 for Mr. Toop; and $555,994 for Mr. Bahner. For more information regarding the performance goal and potential payouts with respect to such awards, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Incentive Compensation” above.

(3)

The amounts shown represent the aggregate grant date fair value of option awards made to the named executive officers in the year shown, computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions. See Note 16 (Share-Based Compensation) to the Company’s consolidated financial statements included in the 2012 Form 10-K for the assumptions made in determining these values. For more information regarding the stock options granted to the named executive officers in fiscal 2012, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Incentive Compensation” above.

(4)

The amounts shown represent the annual cash incentive payouts earned by the named executive officers under the 2010 Omnibus Award Plan for the year shown based on the Company’s achievement of performance goals established by the Performance Subcommittee at the beginning of the year. For more information regarding the performance goals and potential payouts with respect to the 2012 cash incentive awards made to the named executive officers, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Incentive Compensation” above.

(5)	The following table sets forth the details of the “All Other Compensation” paid to the named executive officers for 2012.

Name	Year	Company Contributions to 401(k) Plan ($)(a)	Automobile Allowance ($)	Relocation Reimbursements ($)(b)	Dividends Paid on Restricted Stock Units ($)(c)	Use of Company Aircraft ($)(d)	Other Perquisites/ Personal Benefits ($)(e)	Total ($)
Emil J. Brolick	2012	10,000	18,369	145,969	—	23,860	—	198,198

Stephen E. Hare	2012	10,000	16,800	138,156	—	—	—	164,956

Darrell G. van Ligten	2012	10,000	16,800	178,664	2,897	—	—	208,361

R. Scott Toop	2012	—	15,831	56,524	—	—	—	72,355

Craig S. Bahner	2012	—	12,277	12,961	—	—	10,000	35,238

(a)

The amounts shown reflect matching contributions to the named executive officers’ respective 401(k) plan accounts. Under the terms of the 401(k) plan, Messrs. Toop and Bahner were not eligible to receive matching contributions during 2012 because they had less than one year of service.

(b)

The Company maintains a relocation policy that provides for the reimbursement of reasonable relocation expenses incurred by eligible employees who are hired, promoted or transferred at the Company’s request. Under the relocation policy, an employee’s taxable relocation expenses are generally tax assisted, meaning that the reimbursed expenses are increased to offset the impact of applicable taxes. The relocation policy also provides eligible employees with financial, marketing and other assistance in connection with selling their existing home and buying a new home, including reimbursement of real estate commissions and customary closing costs. Under the relocation policy, eligible employees also may participate in a guaranteed home sale program administered by a third party relocation firm, where a minimum sale price is determined by independent, licensed relocation appraisers.

The amounts shown reflect the relocation reimbursements and allowances received by the named executive officers during 2012 under the Company’s relocation policy in connection with their respective relocation to Ohio following their employment by, or relocation at the request of, the Company. The amounts shown include tax assistance payments made by the Company in accordance with the terms of the Company’s relocation policy as follows: Mr. Hare – $5,101; Mr. van Ligten – $10,262; Mr. Toop – $11,780; and Mr. Bahner – $4,141.

(c)

The amount shown reflects the dollar value of dividends (and interest thereon) paid by the Company in 2012 on a restricted stock unit award held by Mr. van Ligten, as such amounts were not factored into the grant date fair value of the award.

(d)

The Company owns a corporate aircraft to enable its executives to safely and efficiently travel for business purposes. The aircraft is operated by CitationAir, a subsidiary of Cessna Aircraft Company, pursuant to an aircraft management and lease agreement. Under the terms of the lease agreement, the Company’s executives have access to the aircraft (and to other aircraft in CitationAir’s fleet) for business and personal travel. During 2012, none of the named executive officers, other than Mr. Brolick, used such aircraft solely for personal purposes.

The amount shown for Mr. Brolick reflects the aggregate incremental cost to the Company of Mr. Brolick’s personal flights during 2012. Aggregate incremental cost is calculated based on the variable operating costs to the Company associated with such flights. For personal travel on the corporate aircraft, aggregate incremental cost includes fuel costs, landing fees, trip-related maintenance costs and other direct costs. Fixed costs, which do not change based on usage of the aircraft, such as pilot and crew expenses, depreciation of the aircraft and general maintenance costs, are excluded from this calculation. For personal travel on other aircraft in CitationAir’s fleet, aggregate incremental cost is based on the hourly fee and fuel costs provided for in the management and lease agreement.

On certain occasions, including in 2012, an executive’s spouse or other family members may accompany the executive on the aircraft when the aircraft is already going to a specific destination for a business purpose and has available seating. In those cases, the aggregate incremental cost to the Company is a de minimis amount.

(e)	The amount shown reflects reimbursement from the Company for legal expenses incurred by Mr. Bahner in connection with the negotiation of his employment agreement.

(6)	Mr. Brolick was appointed as President and Chief Executive Officer of the Company effective September 12, 2011.

(7)

In the Company’s definitive proxy statement filed on April 6, 2012, it was reported that Messrs. Brolick and Hare received “All Other Compensation” of $54,846 and $157,747, respectively, for fiscal 2011. Those amounts inadvertently omitted the Company’s reimbursement of relocation expenses incurred during 2011 by Mr. Brolick ($21,975, which included a tax assistance payment of $7,021) and Mr. Hare ($50,189). The amounts shown for 2011 have been adjusted to include the value of these relocation reimbursements, which were made in accordance with the Company’s relocation policy.

(8)	Mr. van Ligten was not a named executive officer for 2010 and, therefore, compensation information for Mr. van Ligten has not been provided for that year.

(9)	Mr. Toop was appointed as Senior Vice President, General Counsel and Secretary of the Company effective January 17, 2012.

(10)	Mr. Bahner was appointed as Chief Marketing Officer of the Company effective April 2, 2012.

FISCAL 2012 GRANTS OF PLAN-BASED AWARDS

The following table provides information concerning the cash incentive awards and long-term equity incentive awards granted to the named executive officers in fiscal 2012.

Name			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Emil J. Brolick			825,000	1,650,000	2,730,750

	7/2/12	6/26/12				93,129	248,344	496,688				1,499,998

	7/2/12	6/26/12							833,333	4.68	4.69	1,499,999

Stephen E. Hare			281,250	562,500	930,938

	7/2/12	6/26/12				29,490	78,642	157,284				474,998

	7/2/12	6/26/12							263,888	4.68	4.69	474,998

Darrell G. van Ligten			159,375	318,750	613,594

	7/2/12	6/26/12				17,228	45,943	91,886				277,496

	7/2/12	6/26/12							154,166	4.68	4.69	277,499

R. Scott Toop			146,094	292,188	483,570

	7/2/12	6/26/12				18,625	49,668	99,336				299,995

	1/17/12	1/14/12							140,000	5.35	5.31	280,000

	7/2/12	6/26/12							166,666	4.68	4.69	299,999

Craig S. Bahner			159,375	318,750	527,531

	7/2/12	6/26/12				17,259	46,026	92,052				277,997

	4/2/12	3/27/12							200,000	4.97	5.01	372,000

(1)

Represents threshold, target and maximum payout levels based on fiscal 2012 performance for the annual cash incentive awards granted to the named executive officers under the 2010 Omnibus Award Plan. For more information regarding the performance goals and potential payouts with respect to such awards, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Incentive Compensation” above. The actual amounts paid to the named executive officers pursuant to such awards based on results achieved in fiscal 2012 were as follows: Mr. Brolick – $1,592,745; Mr. Hare – $542,981; Mr. van Ligten – $210,503; Mr. Toop – $282,049; and Mr. Bahner – $307,689. Such amounts are included in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal 2012 Summary Compensation Table” above.

(2)

Represents threshold, target and maximum payout levels based on Company performance over a three-year period for performance stock unit awards granted to the named executive officers under the 2010 Omnibus Award Plan. For more information regarding the performance goal and potential payouts with respect to such awards, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Incentive Compensation” above.

(3)

Reflects stock options granted to the named executive officers under the 2010 Omnibus Award Plan, each having an exercise price equal to the fair market value of the underlying shares of Common Stock on the grant date and expiring ten years from the grant date, unless sooner exercised or forfeited. Under the terms of the 2010 Omnibus Award Plan, “fair market value” is equal to the average of the high and low per share sales price of the Common Stock on the grant date, provided that the Compensation Committee may, in its discretion, instead use the per share closing sales price of the Common Stock. All stock options granted on July 2, 2012 vest and become exercisable in full on the third anniversary of the grant date, subject to the executive’s continued employment on the vesting date. All other stock options vest and become exercisable in three equal installments on the first, second and third anniversaries of the grant date, subject to the executive’s continued employment on the applicable vesting date. For more information regarding the stock options granted to the named executive officers during 2012, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Incentive Compensation” above.

(4)

Represents the grant date fair value of equity awards granted to the named executive officers, computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions. The grant date fair value of the performance stock unit awards granted on July 2, 2012 is based on achieving target levels of performance. See Note 16 (Share-Based Compensation) to the Company’s consolidated financial statements set forth in the 2012 Form 10-K for the assumptions made in determining those values.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table provides information concerning the unexercised stock options and unvested restricted stock awards, restricted stock unit awards and performance stock unit awards held by the named executive officers as of the end of fiscal 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)		Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(3)
Emil J. Brolick	180,180	360,360		4.82		9/12/21
	—	833,333	(4)	4.68		7/2/22
							210,647	(5)	996,360
										39,407	(6)	186,395
										94,336	(7)	446,209
Stephen E. Hare	75,000	—		15.88	(8)	6/7/16
	35,000	—		15.71	(8)	5/23/17
	35,000	—		6.77		6/18/18
	500,000	—		4.65		12/18/18
	163,716	81,859		3.91		7/8/20
	94,819	189,640		5.02		6/23/21
	—	263,888	(4)	4.68		7/2/22
							147,492	(9)	697,637
							61,300	(10)	289,949
										31,154	(11)	147,358
										25,309	(6)	119,712
										29,872	(7)	141,295
Darrell G. van Ligten	25,000	—		5.37		2/3/19
	37,500	—		4.44		7/16/19
	75,561	37,781		3.91		7/8/20
	54,182	108,366		5.02		6/23/21
	—	154,166	(4)	4.68		7/2/22
										14,378	(11)	68,008
										14,462	(6)	68,405
										17,451	(7)	82,543
R. Scott Toop	—	140,000		5.35		1/17/22
	—	166,666	(4)	4.68		7/2/22
										18,867	(7)	89,241
Craig S. Bahner	—	200,000		4.97		4/2/22
										17,483	(7)	82,695

(1)

Unless otherwise indicated, all stock options vest and become exercisable in three equal installments on the first, second and third anniversaries of the grant date, subject to the executive’s continued employment on the applicable vesting date.

(2)	All stock options expire 10 years from the grant date, unless sooner exercised or forfeited.

(3)	Based on $4.73 per share, which was the closing price of the Common Stock on December 28, 2012, the last business day of fiscal 2012.

(4)	These stock options vest and become exercisable in full on the third anniversary of the grant date, subject to the executive’s continued employment on the vesting date.

(5)

Reflects unvested restricted stock units granted to Mr. Brolick on September 12, 2011 under the 2010 Omnibus Award Plan, plus dividends accrued thereon as of the end of fiscal 2012. The remaining restricted stock units vest in two equal installments on September 12, 2013 and 2014, subject to Mr. Brolick’s continued employment on the applicable vesting date.

(6)

Represents payout levels based on achieving threshold performance levels over a three-year period (July 4, 2011 through June 29, 2014) for performance stock unit awards granted on June 23, 2011 under the 2010 Omnibus Award Plan, plus dividends accrued thereon as of the end of fiscal 2012. Each performance stock unit represents the right to receive one share of Common Stock based on the achievement of a three-year relative TSR performance goal. Mr. Brolick’s performance stock unit award was granted on September 12, 2011, his date of hire, and the performance period for his award runs from September 12, 2011 through June 29, 2014. For more information regarding the performance goal and possible payouts with respect to such awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Equity Incentive Compensation” in the Company’s definitive proxy statement for the 2012 annual meeting of stockholders filed with the SEC on April 6, 2012.

(7)

Represents payout levels based on achieving threshold performance levels over a three-year period (July 2, 2012 through June 28, 2015) for performance stock unit awards granted on July 2, 2012 under the 2010 Omnibus Award Plan, plus dividends accrued thereon as of the end of fiscal 2012. Each performance stock unit represents the right to receive one share of Common Stock based on the achievement of a three-year relative TSR performance goal. For more information regarding the performance goal and possible payouts with respect to such awards, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity Incentive Compensation” above.

(8)

Reflects a $0.13 reduction in the per share exercise price of each stock option outstanding at the time of the special dividend of shares of common stock of Deerfield Capital paid to the Company’s stockholders in April 2008. The reduction was effected in accordance with the terms of the Company’s equity participation plans, which provide for such price adjustments upon occurrence of extraordinary events such as the special share dividend.

(9)

Reflects unvested restricted stock granted to Mr. Hare on August 3, 2011 under the 2010 Omnibus Award Plan. The restricted stock vests in full on the third anniversary of the grant date, subject to Mr. Hare’s continued employment on the vesting date.

(10)

Reflects unvested restricted stock units granted to Mr. Hare on January 1, 2012 under the 2010 Omnibus Award Plan, plus dividends accrued thereon as of the end of fiscal 2012. The restricted stock units vest in three equal installments on the first, second and third anniversaries of the grant date, subject to Mr. Hare’s continued employment on the applicable vesting date.

(11)

Represents payout levels based on achieving threshold performance levels over a three-year period (July 5, 2010 through June 30, 2013) for performance stock unit awards granted on July 8, 2010 under the 2010 Omnibus Award Plan, plus dividends accrued thereon as of the end of fiscal 2012. Each performance stock unit represents the right to receive one share of Common Stock based on the achievement of a three-year relative TSR performance goal or a three-year cumulative adjusted EBITDA performance goal. For more information regarding the performance goals and potential payouts with respect to such awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation” in the Company’s definitive proxy statement for the 2011 annual meeting of stockholders filed with the SEC on April 8, 2011.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2012

The following table provides information concerning the vesting during fiscal 2012 of restricted stock unit awards granted to certain of the named executive officers in prior years. None of the named executive officers exercised any stock options during fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Emil J. Brolick	—	—	103,742	465,802

Stephen E. Hare	—	—	—	—

Darrell G. van Ligten	—	—	12,500	62,272

R. Scott Toop	—	—	—	—

Craig S. Bahner	—	—	—	—

(1)	Based on the average of the high and low per share sales price of the Common Stock on the applicable vesting date.

FISCAL 2012 NON-QUALIFIED DEFERRED COMPENSATION

Pursuant to the terms of his employment agreement with the Company, Mr. Brolick is required to defer all amounts of his base salary in excess of $1,000,000 under a Special Executive Deferred Compensation Plan established by the Company. The following table provides information concerning Mr. Brolick’s account under the deferred compensation plan for fiscal 2012.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(3)
Emil J. Brolick	100,000	—	1,513	—	101,513

(1)	The amount shown is included in Mr. Brolick’s “Salary” for 2012 as reported in the “Fiscal 2012 Summary Compensation Table” above.

(2)

Because the deferred compensation plan does not provide for “above-market” or “preferential” earnings on Mr. Brolick’s account, the amount shown is not reported in the “Fiscal 2012 Summary Compensation Table” above.

(3)

All amounts deferred by Mr. Brolick under the deferred compensation plan will (i) be vested and nonforfeitable at all times, (ii) generally be distributed to Mr. Brolick in a single lump-sum payment within 60 days following his termination, subject to applicable legal and regulatory requirements, and (iii) bear interest (compounded quarterly) at a rate equal to the three-month LIBOR, plus 500 basis points, not to exceed 120% of the applicable U.S. federal long-term rate. For 2012, interest was credited to Mr. Brolick’s account on a quarterly basis using the following interest rates: 3.12% (January 2, 2012 through March 31, 2012); 3.23% (April 1, 2012 through June 30, 2012); 2.74% (July 1, 2012 through September 30, 2012); and 2.81% (October 1, 2012 through December 30, 2012).

EMPLOYMENT AGREEMENTS

A summary of the key terms and provisions of the employment agreements that are currently in effect for the named executive officers is set forth below. This summary is qualified in its entirety by reference to the complete text of the employment agreements, copies of which have been filed with the SEC.

Mr. Brolick

Effective September 12, 2011, the Company entered into an employment agreement with Mr. Brolick, as the Company’s President and Chief Executive Officer. The term of Mr. Brolick’s employment runs through September 12, 2014, provided that the parties may mutually agree to a single one-year extension of the term. The employment agreement provides that Mr. Brolick was to be appointed to the Board of Directors as of his date of hire, and the Company will cause Mr. Brolick to be nominated for re-election to the Board each year during his term of employment. Under the employment agreement, Mr. Brolick’s initial annual base salary was set at $1,100,000, with all amounts in excess of $1,000,000 required to be deferred under the terms of a special deferred compensation plan established by the Company. Mr. Brolick’s target annual cash incentive opportunity was set at 150% of his base salary, and his maximum annual cash incentive opportunity was set at 300% of his base salary. The employment agreement provides that Mr. Brolick will be eligible to receive equity awards under the Company’s annual long-term equity incentive award program in effect for other senior executives, with an aggregate guideline award value of $2,500,000. The actual grant date value of such equity awards may be above or below the $2,500,000 guideline, as determined by the Compensation Committee in its discretion after taking into account the Company’s and Mr. Brolick’s performance and other relevant factors. The severance and termination provisions set forth in Mr. Brolick’s employment agreement are described below under the caption “Potential Payments upon Termination or Change in Control.”

Mr. Hare

Effective December 18, 2008, the Company entered into an amended and restated employment agreement with Mr. Hare, as the Company’s Senior Vice President and Chief Financial Officer. Pursuant to the employment agreement, the term of Mr. Hare’s employment was extended for two years (through December 18, 2010), subject to automatic renewal for additional one-year periods unless either party provides a notice of non-renewal at least 120 days prior to the expiration of the then-current term. No such notice was provided during 2010, 2011 or 2012. Under the employment agreement, Mr. Hare’s annual base salary was increased to $600,000 (currently set at $750,000), and his target annual cash incentive opportunity remained at 75% of his base salary. On March 22, 2011, the Company and Mr. Hare entered into a letter agreement pursuant to which Mr. Hare agreed to remain employed by the Company following the sale of Arby’s, notwithstanding the occurrence of certain “triggering events” under the terms of his employment agreement. In consideration for his continued service and his consent to relocate to the Company’s headquarters in Dublin, Ohio, Mr. Hare received certain cash and equity awards specified in the letter agreement. The severance and termination provisions set forth in Mr. Hare’s employment agreement are described below under the caption “Potential Payments upon Termination or Change in Control.”

Mr. van Ligten

Effective February 2, 2009, the Company entered into an employment agreement with Mr. van Ligten, as the Company’s Senior Vice President – Strategic Development. Mr. van Ligten’s employment term was for an initial two-year period (through February 2, 2011), subject to automatic renewal for additional one-year periods unless either party provides a notice of non-renewal at least 120 days prior to the expiration of the then-current term. No such notice was provided during 2010, 2011 or 2012. Under the employment agreement, Mr. van Ligten’s initial annual base salary was set at $325,000 (currently set at $425,000), and his annual target cash incentive opportunity was set at 75% of his base salary. On March 23, 2012, the Company and Mr. van Ligten entered into a letter agreement pursuant to which Mr. van Ligten agreed to remain employed by the Company following the relocation of his position from Atlanta, Georgia to the Company’s headquarters in Dublin, Ohio, notwithstanding the occurrence of certain “triggering events” under the terms of his employment agreement. In consideration for his continued service and his consent to relocate to Ohio, Mr. van Ligten received a retention bonus, as described above under the caption “Compensation Discussion and Analysis—Elements of Compensation—Retention Award for Mr. van Ligten.” The severance and termination provisions set forth in Mr. van Ligten’s employment agreement are described below under the caption “Potential Payments upon Termination or Change in Control.”

Mr. Toop

Effective January 17, 2012, the Company entered into an employment agreement with Mr. Toop, as the Company’s Senior Vice President, General Counsel and Secretary. The term of Mr. Toop’s employment runs through January 17, 2014, subject to automatic renewal for additional one-year periods unless either party provides a notice of non-renewal at least 120 days prior to the expiration of the then-current term. Under the employment agreement, Mr. Toop’s initial annual base salary was set at $425,000, and his annual target cash incentive opportunity was set at 75% of his base salary. In addition, Mr. Toop received a one-time signing bonus and an initial equity award, as described above under the caption “Compensation Discussion and Analysis—Elements of Compensation—Employment Terms for Messrs. Toop and Bahner.” The severance and termination provisions set forth in Mr. Toop’s employment agreement are described below under the caption “Potential Payments upon Termination or Change in Control.”

Mr. Bahner

Effective April 2, 2012, the Company entered into an employment agreement with Mr. Bahner, as the Company’s Chief Marketing Officer. The term of Mr. Bahner’s employment runs through April 2, 2014, subject to automatic renewal for additional one-year periods unless either party provides a notice of non-renewal at least 120 days prior to the expiration of the then-current term. Under the employment agreement, Mr. Bahner’s initial annual base salary was set at $425,000, and his annual target cash incentive opportunity was set at 75% of his base salary. In addition, Mr. Bahner received a one-time signing bonus and an initial equity award, as described above under the caption “Compensation Discussion and Analysis—Elements of Compensation—Employment Terms for Messrs. Toop and Bahner.” The severance and termination provisions set forth in Mr. Bahner’s employment agreement are described below under the caption “Potential Payments upon Termination or Change in Control.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Pursuant to the terms of their respective employment agreements and the 2010 Omnibus Award Plan, the named executive officers are entitled to certain severance payments and benefits in connection with qualifying termination events. A summary of the key severance provisions that are currently in effect for the named executive officers is set forth below. This summary is qualified in its entirety by reference to the complete text of the named executive officers’ respective employment agreements and the 2010 Omnibus Award Plan, copies of which have been filed with the SEC. The value of the severance payments and benefits described below was estimated as if the termination event took place on December 28, 2012, the last business day of fiscal 2012.

Potential Payments under Employment Agreements

Mr. Brolick

Termination events triggering severance payments and benefits:	•	Termination without “cause” or termination for “good reason”

Severance payments:	•

Cash payments, in monthly installments from the date of termination through September 12, 2014 (the “Severance Period”), equal to the sum of Mr. Brolick’s base salary and target cash incentive opportunity for fiscal 2012, divided by twelve ($2,750,000)

	•	A pro rata portion of Mr. Brolick’s annual cash incentive award for fiscal 2012, based on actual Company performance ($1,592,745)

Health and welfare benefits:	•

Continued medical and life insurance benefits until the earlier of (i) the end of the Severance Period and (ii) the date on which Mr. Brolick becomes eligible for comparable coverage from another employer ($30,184)

Treatment of equity awards:	•

In the event of a termination without “cause” or a termination for “good reason,” continued vesting during the Severance Period of (i) all stock options, restricted stock units and performance stock units granted to Mr. Brolick on September 12, 2011 and (ii) any equity and long-term incentive awards granted to Mr. Brolick after September 12, 2011, in each case, with payout for any performance-based awards based on actual performance as of the end of the performance period

•

In the event a “change in control” occurs during the Severance Period following a termination without “cause” or a termination for “good reason,” all equity and other long-term incentive awards will fully vest as of the date of such change in control ($2,729,153)

•

In the event of a termination due to death or disability, all stock options, restricted stock units and performance stock units granted to Mr. Brolick on September 12, 2011 will fully vest, with vesting of the performance stock units based on the assumed achievement of target performance ($1,493,422)

Termination at or following expiration of employment term:	•

In the event of a termination at or following the expiration of Mr. Brolick’s initial three-year employment term (other than a termination for “cause”), Mr. Brolick would receive (i) a pro rata portion of his annual cash incentive award for the fiscal year in which the termination occurs, based on actual Company performance, and (ii) continued vesting through the end of the applicable vesting periods of all equity and other long-term incentive awards (with immediate vesting of such awards in the event a “change of control” occurs following his retirement)

Restrictive covenants:	•	Mr. Brolick is required to sign a general release and covenant not to sue in favor of the Company prior to receiving any severance payments or benefits

•

Mr. Brolick is required to comply with certain non-competition and non-solicitation covenants until the later of (i) September 12, 2014 and (ii) the last day on which his equity awards vest following retirement)

	•	Mr. Brolick is required to comply with certain confidentiality and non-disparagement covenants during and after his term of employment

Messrs. Hare, van Ligten, Toop and Bahner

Termination events triggering severance payments and benefits:	•	Termination without “cause” or termination due to a “triggering event”

Severance payments:	•

A cash payment equal to the sum of the executive’s current base salary and actual cash incentive award paid for fiscal 2011, payable in semi-monthly installments for a period of 12 months (Mr. Hare: $1,261,826; Mr. van Ligten: $739,393; Mr. Toop: $425,000; and Mr. Bahner: $425,000)

•

A cash payment equal to the executive’s current base salary for an additional period of 12 months, payable in semi-annual installments commencing 12 months after termination, offset by any compensation earned by the executive during the same period (Mr. Hare: $750,000; Mr. van Ligten: $425,000; Mr. Toop: $425,000; and Mr. Bahner: $425,000)

	•	A lump sum cash payment of $27,500 (for Messrs. Hare and van Ligten) or $25,000 (for Messrs. Toop and Bahner)

•

A pro rata portion of the executive’s annual cash incentive award based on actual performance for fiscal 2012, payable in a lump sum on the date bonuses are paid to other executives (Mr. Hare: $542,981; Mr. van Ligten: $210,503; Mr. Toop: $282,049; and Mr. Bahner: $307,689)

Health and welfare benefits:	•	Continued participation in the Company’s health and welfare plans for 18 months at the executive’s election and at full cost to the executive

Treatment of equity awards:	•

In the event of a termination without “cause” or a termination due to a “triggering event,” any outstanding stock options, restricted stock and restricted stock units that would have vested had the executive remained employed through the second anniversary of his date of hire will fully vest (Mr. Toop: $0; and Mr. Bahner: $0)

•

In the event of a termination due to disability (and, for Mr. Bahner, a termination due to death), all outstanding stock options will fully vest (Mr. Hare: $81,638; Mr. van Ligten: $39,460; Mr. Toop: $9,167; and Mr. Bahner: $0)

Termination at or following expiration of employment term:	•

In the event of a termination by the Company at the expiration of the executive’s initial employment term, the executive would receive (i) continuation of his then-current base salary for eight months, payable in semi-monthly installments, and (ii) a pro rata portion of his annual cash incentive award for the fiscal year in which the termination occurs, based on actual Company performance, payable in a lump sum on the date bonuses are paid to other executives

Restrictive covenants:	•	The executive is required to sign a general release and covenant not to sue in favor of the Company prior to receiving any severance payments or benefits

•

The executive is required to comply with certain non-competition and non-solicitation covenants for 12 months (in the event of a termination for “cause” or a termination other than due to a “triggering event”) or 24 months (in the event of a termination without “cause” or a termination due to a “triggering event”)

	•	The executive is required to comply with certain confidentiality and non-disparagement covenants during his term of employment and for four years following his termination

Potential Payments under the 2010 Omnibus Award Plan

Type of Equity Award	Triggering Event	Impact on Outstanding Equity Awards
Stock Options	Termination due to death or disability or termination without “cause” or for “good reason” within 12 months following a “change in control”	All outstanding stock options will fully vest (Mr. Brolick: $45,833; Mr. Hare: $81,638; Mr. van Ligten: $39,460; Mr. Toop: $9,167; and Mr. Bahner: $0)
Termination without “cause”

All outstanding stock options granted on July 2, 2012 will vest on a pro rata basis based on the number of full months between the grant date and December 28, 2012, divided by 36 (Mr. Brolick: $7,639; Mr. Hare: $2,419; Mr. van Ligten: $1,413; Mr. Toop: $1,528; and Mr. Bahner: $0)

Restricted Stock	Termination due to death or disability or termination without “cause” or for “good reason” within 12 months following a “change in control”	All outstanding restricted stock will fully vest (Mr. Hare: $697,637)
	Termination without “cause”	All outstanding restricted stock will vest on a pro rata basis based on the time elapsed from the grant date to December 28, 2012 (Mr. Hare: $329,440)
Restricted Stock Units	Termination due to death or disability or termination without “cause” or for “good reason” within 12 months following a “change in control”	All outstanding restricted stock units will fully vest (Mr. Brolick: $966,360; and Mr. Hare: $289,949)
Performance Stock Units	Termination due to death or disability or termination without “cause” or for “good reason” within 12 months following a “change in control”

All outstanding performance stock units will vest on a pro rata basis based on (i) the time elapsed from the respective grant date to December 28, 2012 and (ii) the assumed achievement of target performance (Mr. Brolick: $415,226; Mr. Hare: $547,027; Mr. van Ligten: $277,752; Mr. Toop: $38,866; and Mr. Bahner: $36,016)

The estimated aggregate value of the severance payments and benefits that would be provided to the named executive officers in connection with the qualifying termination events described above is shown in the table below.

Name	Termination due to Death or Disability ($)	Termination without Cause, for Good Reason or due to a Triggering Event ($)		Termination without Cause or for Good Reason followed by a Change in Control ($)
Emil J. Brolick	1,733,591	4,372,929	(1)	7,102,082
Stephen E. Hare	1,616,251	2,914,166		4,198,558
Darrell G. van Ligten	317,211	1,403,809		1,719,607
R. Scott Toop	48,033	1,158,577		1,205,082
Craig S. Bahner	36,016	1,182,689		1,218,705

(1)

Does not include the value that would be realized by Mr. Brolick from the continued vesting during the Severance Period of his outstanding equity awards in the event of a termination without “cause” or a termination for “good reason.”

Key Assumptions and Definitions

The following assumptions were made in calculating the value of the severance payments and benefits described in the tables above: (i) the triggering event took place on December 28, 2012, the last business day of fiscal 2012; (ii) the price of the Common Stock was $4.73 per share, the closing price on December 28, 2012; (iii) no compensation offset for executives whose second year severance payments would otherwise be subject to reduction for outside earnings; (iv) the immediate exercise and sale of all stock options that vested as of the December 28, 2012 triggering date; (v) no six-month delay in payment to any “specified employee” that would otherwise be required under Section 409A of the Code; and (vi) for Mr. Brolick, continuation of medical and life insurance benefits during the Severance Period at the same coverage levels and cost that were in effect as of December 28, 2012.

“Cause” is generally defined to include:

•	commission of any act of fraud or gross negligence that, in the case of gross negligence, has a material adverse effect on the business or financial condition of the Company or any of its affiliates;

•	willful material misrepresentation to the President and Chief Executive Officer (not applicable to Mr. Brolick) or the Board;

•

voluntary termination of employment other than due to a “triggering event” (not applicable to Mr. Brolick) or the willful failure or refusal to comply with any material obligations or any reasonable and lawful instructions of the President and Chief Executive Officer (not applicable to Mr. Brolick) or the Board;

•

engagement in any misconduct or the commission of any act that is, in the reasonable opinion of the Board, materially injurious or detrimental to the substantial interest of the Company or any of its affiliates;

•	indictment for any felony, whether under federal, state or foreign law;

•

any failure substantially to comply with any written rules, regulations, policies or procedures of the Company that, if not complied with, could reasonably be expected to have a material adverse effect on the business of the Company or any of its affiliates;

•	any willful failure to comply with the Company’s policies regarding insider trading; or

•

death or disability (i.e., the inability to perform all or a substantial part of the executive’s duties or responsibilities on account of illness (either physical or mental) for more than 90 consecutive calendar days or for an aggregate of 150 calendar days during any consecutive nine month period) (not applicable to Mr. Brolick).

“Good reason” and “triggering event” are generally defined to include:

•	a material reduction in the executive’s authority, duties or responsibilities;

•	a requirement that the executive report to any person other than the President and Chief Executive Officer (not applicable to Mr. Brolick) or the Board;

•	a reduction in the executive’s then-current base salary or target annual cash incentive opportunity percentage;

•	relocation to a work site outside of the Dublin, Ohio greater metropolitan area without the executive’s consent;

•	in the case of Mr. Brolick, the Company’s failure to nominate him for re-election as a member of the Board; or

•

in the case of Mr. Brolick, if, following a change in control, he is not the Chief Executive Officer and reporting to the board of directors of the top-most parent company resulting from such change in control; provided, in each case, that:

•	the executive provides written notice to the Company no later than 30 days following the time he learns of the circumstances constituting a “triggering event” or “good reason;”

•	the Company fails to cure such circumstances within 30 days of such notice; and

•	the executive terminates his employment within six months of the initial occurrence of the circumstances constituting a “triggering event” or “good reason.”

COMPENSATION OF DIRECTORS

The Company believes that its compensation program for non-management directors should be competitive with companies against which the Company competes for director talent and should encourage and facilitate ownership of Common Stock by non-management directors. The Company’s current compensation program for non-management directors, which provides for a combination of cash payments and restricted stock awards, is described below. The Compensation Committee retains discretion to modify the compensation program for non-management directors from time to time as it deems appropriate, taking into consideration all relevant facts and circumstances.

Annual Retainers

•	Each non-management director receives an annual retainer for Board service of $67,500.

•	The Audit Committee Chairman receives an annual retainer of $20,000.

•	Each Audit Committee member (other than the Chairman) receives an annual retainer of $10,000.

•	The Compensation Committee Chairman receives an annual retainer of $15,000.

•	Each Compensation Committee member (other than the Chairman) receives an annual retainer of $7,500.

Meeting Fees

•

Except as otherwise determined by the Compensation Committee, no meeting fees are paid to members of the Audit Committee, the Compensation Committee or the Performance Subcommittee. Members of all other Board committees receive a $2,000 fee for each meeting they attend.

Restricted Stock Awards

•

Each non-management director receives a restricted stock award in connection with his or her initial election or annual re-election to the Board. Each restricted stock award has a grant date fair value of $75,000 and vests in two equal installments on the first and second anniversaries of the grant date, subject to the director’s continued Board service on the applicable vesting date.

Non-management directors may elect to receive all or a portion of their annual retainers and meeting fees in shares of Common Stock in lieu of cash. In addition, pursuant to the Company’s 2009 Directors’ Deferred Compensation Plan, non-management directors may elect to defer a set percentage or amount of their annual retainers, meeting fees and/or restricted stock awards into restricted stock units. The restricted stock units represent a contingent right to receive shares of Common Stock and, in the case of a deferral of restricted stock awards, are subject to the same vesting schedule as the restricted stock. Dividend equivalent units accrue on all amounts deferred under the plan. All deferred amounts are payable in Common Stock in a lump sum on the earlier of the director’s termination of Board service, a fixed number of years or the director’s death, as elected by the director at the time of deferral.

FISCAL 2012 DIRECTOR COMPENSATION

The following table summarizes the compensation earned by or paid to the Company’s non-management directors for their Board and committee service during fiscal 2012. Emil J. Brolick, the Company’s President and Chief Executive Officer, did not receive any additional compensation during fiscal 2012 for his service as a director. The compensation paid to Mr. Brolick during fiscal 2012 for his service as President and Chief Executive Officer is set forth in the “Fiscal 2012 Summary Compensation Table” above.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Nelson Peltz	73,500	75,000	659,485	807,985
Peter W. May	73,500	75,000	1,971	150,471
Clive Chajet	81,000	75,000	1,971	157,971
Edward P. Garden	67,500	75,000	1,971	144,471
Janet Hill	75,000	75,000	1,971	151,971
Joseph A. Levato	95,000	76,311	—	171,311
J. Randolph Lewis	71,500	75,000	1,971	148,471
Peter H. Rothschild	81,500	75,000	1,971	158,471
David E. Schwab II	102,500	76,311	—	178,811
Roland C. Smith	67,500	75,000	—	142,500
Raymond S. Troubh	81,500	75,000	1,971	158,471
Jack G. Wasserman	85,000	75,000	1,971	161,971

(1)

Consists of the annual Board retainer and, to the extent applicable, meeting fees and the annual retainer for each of the Audit Committee Chairman, the Audit Committee members, the Compensation Committee Chairman and the Compensation Committee members. For fiscal 2012, Messrs. Peltz, May and Garden elected to receive payment of their entire annual retainers and meeting fees in shares of Common Stock in lieu of cash.

(2)

Represents the grant date fair value of restricted stock awards granted to each non-management director in May 2012 upon such director’s re-election to the Board at the Company’s 2012 annual meeting of stockholders, computed in accordance with FASB ASC Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions. The following table shows, for each non-management director, the aggregate number of shares of restricted stock or restricted stock units, as applicable, and the aggregate number of stock options outstanding as of December 30, 2012.

Name	Shares of Restricted Stock or Restricted Stock Units Outstanding as of December 30, 2012		Stock Options Outstanding as of December 30, 2012
Nelson Peltz	24,278		12,000
Peter W. May	24,278		12,000
Clive Chajet	24,278		72,000
Edward P. Garden	24,278		12,000
Janet Hill	24,278		45,000
Joseph A. Levato	69,084	*	72,000
J. Randolph Lewis	24,278		45,000
Peter H. Rothschild	24,278		—
David E. Schwab II	69,084	*	72,000
Roland C. Smith	16,648		3,897,513
Raymond S. Troubh	24,278		72,000
Jack G. Wasserman	24,278		105,000

*	Reflects restricted stock units, each of which represents a contingent right to receive one share of Common Stock.

(3)

Reflects $1,877 for dividends (and $94 for interest on such dividends) paid during fiscal 2012 with respect to restricted stock awards granted in prior years. Dividends with respect to the restricted stock awards deferred by Messrs. Levato and Schwab into restricted stock units were converted into additional restricted stock units, the value of which was included in the grant date fair value of such awards.

For Mr. Peltz, also reflects security-related costs paid by the Company during fiscal 2012. In connection with Mr. Peltz’s service as non-executive Chairman, and as a result of the Company’s review of potential security concerns, the Board of Directors has approved payments for certain security services, security personnel and residential security equipment provided to Mr. Peltz and members of his immediate family. The aggregate amount of such security-related costs paid by the Company during fiscal 2012 was $657,514.

STOCK OWNERSHIP AND RETENTION GUIDELINES FOR

EXECUTIVE OFFICERS AND DIRECTORS

In March 2011, the Board of Directors, upon the recommendation of the Compensation Committee, adopted Stock Ownership and Retention Guidelines for Executive Officers and Directors (the “Stock Ownership and Retention Guidelines”). The Stock Ownership and Retention Guidelines were adopted by the Board to further align the interests of executive officers and non-management directors with the interests of stockholders and to promote the Company’s commitment to sound corporate governance. A summary of the Stock Ownership and Retention Guidelines is set forth below.

Stock Ownership and Retention Guidelines for Executive Officers

Each executive officer must own an amount of Common Stock equal to a multiple of his or her annual base salary. The Chief Executive Officer must own an amount of Common Stock equal to at least three times his base salary, and each of the other executive officers must own an amount of Common Stock at least equal to his or her base salary. Until an executive officer satisfies the applicable ownership requirement, he or she is required to hold at least 75% of the net shares received upon the exercise of stock options, the vesting of restricted stock and the payout of performance stock units. Once the ownership requirement is met, the executive officer must continue to hold that number of shares until leaving his or her position with the Company. In addition, after the applicable ownership requirement is satisfied, the executive officer must retain at least 75% of the net shares he or she receives from the exercise of stock options, the vesting of restricted stock and the payout of performance stock units for at least one year from the date of receipt.

Stock Ownership and Retention Guidelines for Non-Management Directors

Each non-management member of the Board must own an amount of Common Stock equal to at least three times the annual cash retainer for Board service. Until a director satisfies the ownership requirement, he or she is required to hold at least 75% of the net shares received upon the exercise of stock options, the vesting of restricted stock and the payout of performance stock units. Once the ownership requirement is met, the director must continue to hold that number of shares until leaving the Board. In addition, after the ownership requirement is satisfied, the director must hold at least 75% of the net shares he or she receives from the exercise of stock options, the vesting of restricted stock and the payout of performance stock units for at least one year from the date of receipt.

General Provisions

Because executive officers and non-management directors must retain at least 75% of net shares received from any exercise of stock options, vesting of restricted stock and payout of performance stock units until they satisfy the applicable ownership requirement, there is no set time period for initial satisfaction of the Stock Ownership and Retention Guidelines. In the case of financial hardship and other unusual situations, the ownership requirements may be waived upon the approval of the Compensation Committee and, in the case of executive officers, the Chief Executive Officer.

For stock options, “net shares” means the number of shares received upon exercise of the option, net of any shares used to pay the exercise price and applicable taxes. For restricted stock and performance stock units, “net shares” means the number of shares received upon the vesting of the restricted stock or the payout of the performance stock units, as applicable, net of any shares used to pay applicable taxes.

In addition to shares owned directly by an executive officer or a non-management director, the Stock Ownership and Retention Guidelines provide that shares held in a trust, shares held by immediate family members residing in the same household, shares held in qualified plans (e.g., the Company’s 401(k) plan), vested shares or share units held in non-qualified plans, and unvested time-based restricted shares will be counted toward satisfaction of the applicable ownership requirement.

In April 2013, the Board approved amendments to the Stock Ownership Guidelines which provide that shares held by an executive officer or a non-management director in a margin account or otherwise pledged by an executive officer or a non-management director as collateral for a loan will not be counted toward satisfaction of the applicable ownership requirement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning the Company’s equity compensation plans as of December 30, 2012. The 2010 Omnibus Award Plan, which was approved by stockholders at the Company’s 2010 annual meeting of stockholders, is currently the only equity compensation plan under which future equity awards may be granted.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	16,000	Package Options(2)	$8.69	43,646,584	(3)
	20,602,716	Common Options	$5.78
	864,117	Performance Stock Units(4)	—
	887,397	Performance Stock Units(5)	—
	907,370	Performance Stock Units(6)	—
Equity compensation plans not approved by security holders(7)	7,910,326	Common Options(8)	$6.75	—

Total	16,000	Package Options(2)	$8.69	43,646,584	(3)
	28,513,042	Common Options	$6.05
	864,117	Performance Stock Units(4)	—
	887,397	Performance Stock Units(5)	—
	907,370	Performance Stock Units(6)	—

(1)	Includes the 2010 Omnibus Award Plan and the Company’s Amended and Restated 2002 Equity Participation Plan (the “2002 Plan”).

(2)	Each package option is exercisable for three shares of Common Stock.

(3)

Represents the aggregate number of shares available for future issuance under the 2010 Omnibus Award Plan. The 2010 Omnibus Award Plan provides for the issuance of stock options, stock appreciation rights, restricted stock awards, restricted stock units, other stock-based awards and performance compensation awards to employees, officers and non-employee directors of the Company and its subsidiaries and affiliates. The 2010 Omnibus Award Plan also permits non-employee directors to elect to receive all or a portion of their director fees in shares of Common Stock in lieu of cash.

(4)

Each performance stock unit represents the right to receive one share of Common Stock based on the Company’s achievement of a relative TSR performance goal or a cumulative adjusted EBITDA performance goal over a three-year period (July 5, 2010 through June 30, 2013). The number of shares shown as being issuable is based an acheiving target levels of performance with respect to these awards; however, the Company has determined that achievement of the adjusted EBITDA performance goal (applicable to 511,417 of these Performance Stock Units) is not probable.

(5)

Each performance stock unit represents the right to receive one share of Common Stock based on the Company’s achievement of a relative TSR performance goal over a three-year period (July 4, 2011 through June 29, 2014).

(6)

Each performance stock unit represents the right to receive one share of Common Stock based on the Company’s achievement of a relative TSR performance goal over a three-year period (July 2, 2012 through June 28, 2015).

(7)	Includes the Replacement Options (as defined in footnote (8) below) and the Wendy’s Legacy Equity Plans (as defined in the narrative that follows this table).

(8)

In connection with the Company’s acquisition of RTM Restaurant Group, Inc. (“RTM”) in July 2005, the Company issued 774,066 options to acquire shares of the Company’s Class B Common Stock to employees of RTM (who became employees of Arby’s) to replace the then-existing options that such employees held to purchase shares of RTM (the “Replacement Options”). In connection with the completion of the Company’s merger with Wendy’s International in September 2008 (the “Wendy’s Merger”), the Replacement Options were adjusted so as to become exercisable for shares of Common Stock instead of shares of Class B Common Stock. As of December 30, 2012, 157,605 Replacement Options were outstanding.

Amended and Restated 2002 Equity Participation Plan

The 2002 Plan provided for the issuance of stock options, stock appreciation rights, restricted stock and restricted share units to officers, employees and non-employee directors of the Company and its subsidiaries and affiliates. The 2002 Plan also permitted non-employee directors to elect to receive all or a portion of their director fees in shares of Common Stock in lieu of cash. As a result of a stock dividend paid in August 2003, all outstanding options under the 2002 Plan as of August 21, 2003 were adjusted so as to be exercisable for one share of Common Stock and two shares of the Company’s Class B Common Stock (i.e., “package options”). In connection with the Wendy’s Merger, these package options were further adjusted so as to become exercisable for three shares of Common Stock. As of December 30, 2012, (i) package options to acquire a total of 48,000 shares of Common Stock, (ii) options to acquire 5,629,041 shares of Common Stock and (iii) 37,282 shares of restricted stock were outstanding under the 2002 Plan. No further awards may be granted under the 2002 Plan.

Wendy’s Legacy Equity Plans

Four equity compensation plans of Wendy’s International were assumed by the Company in connection with the completion of the Wendy’s Merger. Those plans were the Wendy’s International 2007 Stock Incentive Plan (the “Wendy’s 2007 Plan”), the Wendy’s International 2003 Stock Incentive Plan (the “Wendy’s 2003 Plan”), the Wendy’s International 1990 Stock Option Plan (the “Wendy’s 1990 Plan”) and the Wendy’s International WeShare Stock Option Plan (the “Wendy’s WeShare Plan”), each as amended as of the merger date (collectively, the “Wendy’s Legacy Equity Plans”). Each of the Wendy’s Legacy Equity Plans, other than the Wendy’s WeShare Plan, had been approved by the shareholders of Wendy’s International prior to completion of the Wendy’s Merger.

The Wendy’s 2007 Plan and the Wendy’s 2003 Plan each provided for the issuance of equity compensation awards in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, dividend equivalent rights, performance shares, performance units and share awards to eligible employees and non-employee directors of Wendy’s International and its subsidiaries. The Wendy’s 1990 Plan provided for the issuance of stock options to executive officers, key employees and non-employee directors of Wendy’s International and its subsidiaries. The Wendy’s WeShare Plan provided for the grant of non-qualified stock options to eligible employees of Wendy’s International and its subsidiaries equal to a percentage of each such employee’s earnings determined by company performance.

The following table sets forth the number of stock options outstanding under the Wendy’s Legacy Equity Plans as of December 30, 2012. No further awards may be granted under the Wendy’s Legacy Equity Plans.

Plan	Options Outstanding

Wendy’s 2007 Plan	7,172,319

Wendy’s 2003 Plan	295,151

Wendy’s 1990 Plan	15,555

Wendy’s WeShare Plan	269,696

AUDIT COMMITTEE REPORT*

In accordance with its written charter, the Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements, and assists the Company’s Board of Directors in its oversight of the accounting, auditing, and financial reporting practices of the Company. The Audit Committee is comprised of five members who satisfy the independence and financial literacy requirements of NASDAQ and Section 10A of the Exchange Act. The Company’s management is responsible for the Company’s financial reporting process and for preparing the Company’s financial statements, and the Company’s outside auditors are responsible for performing an independent audit of such financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm that the Company’s financial statements have been prepared in conformity with generally accepted accounting principles.

In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 30, 2012 with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee also discussed with Deloitte & Touche LLP all matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance,” and, with and without management present, discussed and reviewed the results of Deloitte & Touche LLP’s examination of the Company’s financial statements.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, management is required to prepare a report as to its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 30, 2012, and Deloitte & Touche LLP is required to prepare an attestation report with respect to the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed and discussed with management its report regarding its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 30, 2012, and reviewed and discussed with Deloitte & Touche LLP its report as to the effectiveness of the Company’s internal control over financial reporting. Management’s report and Deloitte & Touche LLP’s report are each included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2012.

The Audit Committee received from Deloitte & Touche LLP a written statement regarding all relationships between Deloitte & Touche LLP and the Company that might bear on Deloitte & Touche LLP’s independence, consistent with applicable requirements of the Public Company Accounting Oversight Board regarding an independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Deloitte & Touche LLP any relationships that may have an impact on their objectivity and independence and satisfied itself as to Deloitte & Touche LLP’s independence. The Audit Committee also considered whether the provision of services by Deloitte & Touche LLP to the Company not related to the audit of the financial statements referred to above or to the reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q is compatible with maintaining Deloitte & Touche LLP’s independence.

Based on the above-mentioned review and discussions with management and Deloitte & Touche LLP, and subject to the limitations on the role of the Audit Committee and the Audit Committee’s responsibilities described above and in the Audit Committee’s written charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2012.

The Audit Committee:

Joseph A. Levato (Chairman)

Peter H. Rothschild

David E. Schwab II

Raymond S. Troubh

Jack G. Wasserman

*

This Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference into such other filing.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

Pursuant to its written charter, the Audit Committee has responsibility for the review and approval or ratification of all related person transactions involving more than $10,000, using appropriate counsel or other advisers as the Committee may deem necessary.

The Company has adopted a Related Person Transactions Policy (the “RPT Policy”) that sets forth the procedures for the Audit Committee’s review, approval and ratification of related person transactions. The RPT Policy defines a “related person transaction” as any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries was, is or will be a participant and in which any related person had, has or will have a direct or indirect interest and which involves more than $10,000. A “related person” is defined as any director, director nominee or officer of the Company, any person who is known to beneficially own more than 5% of the Company’s voting securities, any immediate family member of any of the foregoing persons, and any entity in which any of the foregoing persons is employed, is a director, trustee, general partner or principal or holds a similar position, or has a 10% or greater beneficial ownership interest. The Company’s legal department is primarily responsible for obtaining information from the applicable related person with respect to a proposed related person transaction and then determining, based on the relevant facts and circumstances, whether the transaction is subject to the RPT Policy. If the transaction is subject to the RPT Policy, the legal department then presents information concerning the transaction to the Audit Committee for review and consideration.

In the course of its review of a proposed related person transaction, the Audit Committee will consider all relevant facts and circumstances, including: (i) the benefits of the transaction to the Company; (ii) the impact of the transaction on a director’s independence; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; (v) the terms available to unrelated third parties or to employees generally; and (vi) other facts and circumstances that may bear on the materiality of the transaction under applicable legal and regulatory requirements. The Audit Committee may seek bids, quotes or independent valuations from third parties in connection with assessing any proposed related person transaction.

Pursuant to the RPT Policy, the Audit Committee will approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith. If a proposed related person transaction involves any member of the Audit Committee (or an immediate family member of any Committee member), such member would not participate in the review, consideration, approval or ratification of the proposed transaction.

Certain Related Person Transactions

The Company is party to certain agreements with Trian Partners, a management company for various investment funds and accounts. Three of the Company’s directors, Messrs. Peltz, May and Garden, are principals of Trian Partners.

•

Sublease of Office Space. In July 2007 and July 2008, the Company entered into agreements pursuant to which Trian Partners subleased office space on two floors of the Company’s former New York City headquarters (the “Subleases”). In April 2010, the Subleases were amended to cancel Trian Partners’ early termination right in exchange for a reduction in rent. Under the terms of the Subleases, which expired in May 2012, Trian Partners paid monthly rent to the Company in an amount that covered substantially all of the Company’s rent obligations under the prime lease for the office space. The Company recognized $683,234 of income from Trian Partners under the Subleases in 2012.

•

Aircraft Agreement. In June 2009, the Company and TASCO, LLC (“TASCO”), an affiliate of Trian Partners, entered into an aircraft lease agreement, which provided that the Company would lease a corporate aircraft to TASCO from July 1, 2009 to June 30, 2010. The lease agreement was subsequently renewed for additional one-year periods in June 2010 (through June 30, 2011) and June 2011 (through June 30, 2012, with an increased monthly rent of $13,000), and for an additional one-month period in June 2012 (through July 31, 2012, with a monthly rent of $12,500 plus hangar and insurance costs). Effective August 1, 2012, the Company and TASCO entered into an amended and restated aircraft lease agreement, which provides that the Company will lease the aircraft to TASCO on an exclusive basis until January 5, 2014. Under the amended and restated lease agreement, all expenses related to the ownership, maintenance and operation of the aircraft will be paid by TASCO, subject to the limitation that if the amount of annual ongoing maintenance, hangar, insurance and other expenses, or the estimated amount of other scheduled maintenance expenses, exceeds the amounts stated in the lease, then TASCO can either pay such amounts or terminate the lease. In addition, if extraordinary or unscheduled repairs or maintenance for the aircraft become necessary and the estimated cost of such repairs exceeds the amount stated in the lease, then TASCO can either pay such amounts or terminate the lease (in which case TASCO will not be obligated to perform or pay for any repairs or maintenance following the date of termination). The Company received $91,750 from Trian Partners under the previous aircraft lease agreement in 2012.

•

2011 Agreement. In December 2011, the Company entered into an agreement (the “2011 Agreement”) with Trian Partners and certain of its affiliates, including Messrs. Peltz, May and Garden (collectively, the “Trian Group”). The 2011 Agreement replaced the agreement previously entered into in 2008 among the Company and certain members of the Trian Group, certain provisions of which had expired in November 2011. Pursuant to the 2011 Agreement, the Board of Directors approved, for purposes of Section 203 of the Delaware General Corporation Law (“Section 203), the Trian Group becoming the owners of, or acquiring an aggregate of up to (and including), but not more than, 32.5% of the outstanding shares of Common Stock (subject to certain adjustments set forth in the agreement, the “Maximum Percentage”), such that no such persons would be subject to the restrictions set forth in Section 203 solely as a result of such ownership (such approval, the “Section 203 Approval”). Pursuant to the 2011 Agreement, each member of the Trian Group agreed that, for so long as the Company has a class of equity securities listed on a national securities exchange, such member: (i) will not purchase or otherwise acquire beneficial ownership of Company voting securities that would increase the aggregate beneficial ownership of Company voting securities by the Trian Group above the Maximum Percentage; (ii) will not solicit proxies or submit any proposal for the vote of stockholders of the Company or recommend, request or induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the Common Stock, in each case, if the result of such action would be to cause the Board of Directors to be comprised of less than a majority of independent directors; (iii) will not engage in certain affiliate transactions with the Company without the prior approval of a majority of the Audit Committee or another committee of the Board comprised of independent directors; and (iv) except with respect to certain pledged shares, will cause the Company voting securities owned by such member to be present at stockholder meetings for the purposes of establishing a quorum, and will vote any Company voting securities in excess of the shares beneficially owned by the Trian Group as of December 1, 2011 either as recommended by the Board of Directors or in the same proportion as Company voting securities not owned by the Trian Group are actually voted, subject to certain limited exceptions. The 2011 Agreement (other than the provisions relating to the Section 203 Approval) will terminate on December 1, 2014, unless earlier terminated upon the occurrence of certain specified termination events (including, without limitation, the Trian Group ceasing to own in the aggregate 25% of the outstanding voting power of the Company).

In November 2005, when the Company was a diversified company active in investments, the Company provided Mr. Peltz (who was then serving as the Company’s Chief Executive Officer), Mr. May (who was then serving as the Company’s President and Chief Operating Officer), Mr. Garden (who was then serving as

Executive Vice President of the Company) and certain other former employees with equity and profits interests in Jurl Holdings, LLC, a 99.7%-owned subsidiary of the Company (“Jurl”) as part of the Company’s overall retention efforts. In February 2012, Jurl completed the sale of the Company’s investment in Jurlique International Pty Ltd., a privately held Australian skin and beauty products company (“Jurlique”), for which the Company received proceeds of $27,276,445, net of $3,371,698 held in escrow. In connection with the Company’s gain on the sale of Jurlique, the Company distributed, based on the related agreement, $3,667,081 to Jurl’s minority stockholders, including $1,666,433 to Mr. Peltz, $629,541 to Mr. May and $555,477 to Mr. Garden.

The Company, through a wholly-owned subsidiary, is party to an aircraft management and lease agreement with CitationAir, a subsidiary of Cessna Aircraft Company, pursuant to which the Company leases a corporate aircraft to CitationAir to use as part of its Jet Card program fleet. The Company entered into the lease agreement as a means of offsetting the cost of owning and operating the corporate aircraft by receiving revenue from third parties’ use of such aircraft. Under the terms of the lease agreement, the Company pays annual management and flight crew fees to CitationAir and reimburses CitationAir for maintenance costs and fuel usage related to the corporate aircraft. In return, CitationAir pays a negotiated fee to the Company based on the number of hours that the corporate aircraft is used by Jet Card members. This fee is reduced based on the number of hours that (i) the Company uses other aircraft in the Jet Card program fleet and (ii) Jet Card members who are affiliated with the Company use the corporate aircraft or other aircraft in the Jet Card program fleet. During 2012, the Company paid approximately $650,000 to CitationAir pursuant to the lease agreement. The Company’s participation in the aircraft management and lease agreement during 2012 reduced the aggregate costs that the Company would have otherwise incurred in connection with owning and operating the corporate aircraft. Under the terms of the lease agreement, the Company’s directors have the opportunity to become Jet Card members and to use aircraft in the Jet Card program fleet at the same negotiated fee paid by the Company as provided for under the lease agreement. During 2012, Messrs. Peltz, May and Garden, and members of their immediate families, used their Jet Card agreements for business and personal travel on aircraft in the Jet Card program fleet. Trian Partners paid CitationAir directly for charges related to such travel (approximately $1.4 million in the aggregate for 2012). Mr. Brolick also used the corporate aircraft and other aircraft in CitationAir’s fleet during 2012, as described above in footnote (5)(d) to the “Fiscal 2012 Summary Compensation Table.”

In 2008, the Company pledged a $1,000,000 donation to the Dave Thomas Foundation for Adoption, a not-for-profit charitable foundation created by Wendy’s founder, Mr. R. David Thomas. The Company funded its $1,000,000 pledge in equal annual installments over a five-year period, including a $200,000 contribution in 2012. Three of the Company’s executive officers, Messrs. Brolick, Bahner and Barker, currently serve on the board of trustees of the Dave Thomas Foundation for Adoption.

To the extent required by the terms of the Audit Committee charter and the RPT Policy, each of the foregoing related person transactions was reviewed and approved or ratified by the Audit Committee, which determined that such transaction was in, or not inconsistent with, the best interests of the Company and its stockholders. The November 2005 issuance of equity and profits interests in Jurl to Messrs. Peltz, May and Garden in their capacities as executive officers of the Company was reviewed and approved by the Board’s Compensation Committee as part of its oversight of the Company’s executive compensation program, and was not subject to review or approval by the Audit Committee.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Company’s Proxy Card)

The Audit Committee has determined to appoint Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company and its subsidiaries for fiscal 2013. The Company’s stockholders are being asked to ratify the appointment of Deloitte at the Annual Meeting. In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility relating to the engagement of the independent registered public accounting firm and the evaluation of such firm’s qualifications, independence and performance.

A representative of Deloitte is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the appointment of Deloitte is not ratified at the Annual Meeting, the Audit Committee may consider, in its sole discretion, the selection of another accounting firm.

Independent Registered Public Accounting Firm Fees

The following table shows the fees billed (or expected to be billed) for professional services rendered by Deloitte for the audit of the Company’s annual financial statements for the fiscal years ended December 30, 2012 and January 1, 2012, and for other services rendered by Deloitte during fiscal 2012 and fiscal 2011.

	Fiscal 2012	Fiscal 2011
Audit fees(1)	$2,442,562	$2,683,400
Audit-related fees(2)	182,000	234,828
Tax fees(3)	39,417	46,129
All other fees(4)	4,575	945,093

Total	$2,668,554	$3,909,450

(1)

For both fiscal 2012 and fiscal 2011, includes fees associated with the integrated audit of the Company’s annual financial statements (including the audit of internal control over financial reporting), the review of the Company’s interim financial statements included in the Company’s quarterly reports on Form 10-Q, stand-alone audits of certain of the Company’s subsidiaries, and statutory audits required internationally.

(2)

For fiscal 2012, includes fees principally for professional services related to an internal business restructuring. For fiscal 2011, includes fees principally for professional services related to the evaluation of strategic alternatives for, and the subsequent sale of, Arby’s.

(3)	For both fiscal 2012 and fiscal 2011, includes fees for professional services related to tax compliance, tax advice and tax planning, including the preparation of international income tax returns.

(4)	For fiscal 2011, includes fees principally for advisory professional services related to the sale and separation of Arby’s.

As discussed above under the caption “Audit Committee Report,” during fiscal 2012, the Audit Committee (i) discussed with Deloitte any relationships that may have an impact on Deloitte’s objectivity and independence, (ii) satisfied itself as to Deloitte’s independence and (iii) considered whether the provision of services by Deloitte that were not related to the audit of the Company’s annual financial statements or to the reviews of the Company’s interim financial statements included in the Company’s quarterly reports on Form 10-Q was compatible with maintaining Deloitte’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted a Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services (the “Pre-Approval Policy”) that requires the Committee to pre-approve all services provided by the Company’s independent registered public accounting firm to the Company and its subsidiaries. In general, predictable and recurring covered services, together with the related fees, may be approved by the Audit Committee on an annual basis. Pre-approval in such circumstances will generally be by reference to classes of covered service, provided that the pre-approval is sufficiently detailed to identify the scope of service to be provided. The Pre-Approval Policy sets forth a list of covered services that may be pre-approved by class on an annual basis. Covered services that are not pre-approved by class must be pre-approved on an individual basis by the Audit Committee.

Any engagement of the independent registered public accounting firm to perform pre-approved “tax” or “all other” services must be reported by management to the Audit Committee at its first scheduled meeting following the engagement. The total payments that may be made with respect to “tax” or “all other” services that have been pre-approved by class may not exceed $200,000 per year. Once the $200,000 threshold has been met in any year, any additional “tax” or “all other” services (including any additional payments for “tax” or “all other” services that were previously pre-approved) must be pre-approved on an individual basis unless otherwise authorized by the Audit Committee.

The Audit Committee will establish fee levels or limits for covered services that are pre-approved on a class basis not less frequently than annually. Any covered services for which the estimated fees would cause the total fees for that class of services to exceed the applicable fee limit must be specifically approved by the Audit Committee. For services that are approved by the Audit Committee on an individual basis, the Committee will indicate an approval fee level or limit at the time of approval. The Audit Committee periodically reviews a schedule prepared by management showing the fees paid and estimated to be paid to the independent registered public accounting firm during the fiscal year for each covered service that was or is being provided by the firm.

The Pre-Approval Policy permits the Audit Committee to delegate pre-approval authority to one or more of its members, provided that the aggregate estimated fees (i) for any covered service approved by delegates may not exceed $100,000 for any applicable fiscal year and (ii) for all covered services approved by delegates during any fiscal year may not exceed $1,000,000. Any pre-approval granted by delegates must be reported to the full Audit Committee at its next scheduled meeting.

In considering whether to grant pre-approval, the Audit Committee considers the nature and scope of the proposed service in light of applicable legal and regulatory requirements, including the rules and regulations promulgated by the SEC and the PCAOB with respect to auditor independence. The Audit Committee retains discretion to prohibit services that, in its view, may compromise, or appear to compromise, the independence and objectivity of the independent registered public accounting firm.

All of the services provided to the Company by Deloitte during fiscal 2012 were pre-approved by the Audit Committee or its delegates in accordance with the terms of the Pre-Approval Policy. None of the non-audit services provided to the Company by Deloitte during fiscal 2012 were approved under the SEC’s “de minimis” exception to the audit committee approval requirement.

Required Vote

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions will have the same effect as votes “against” this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Item 3 on the Company’s Proxy Card)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we provide our stockholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement. We encourage stockholders to read the “Compensation Discussion and Analysis” included in this Proxy Statement, which describes in detail how our executive compensation program is designed and implemented to achieve our overall compensation philosophy and objectives. Stockholders also should review the “Fiscal 2012 Summary Compensation Table” included in this Proxy Statement, together with the related compensation tables, notes and narrative, which provides detailed information on the compensation of our named executive officers for 2012.

Our executive compensation program is designed to support the Company’s business objectives by linking executive compensation to the Company’s attainment of annual and multi-year operating and financial goals and to the creation of long-term stockholder value. The primary objectives of the executive compensation program are: (i) to attract and retain highly-qualified executives; (ii) to motivate and provide incentives to executives for achieving Company performance goals and objectives; and (iii) to align the interests of executives with the interests of stockholders.

Through the executive compensation program, the Compensation Committee seeks to provide executives with a total compensation package that—at expected levels of performance and consistent with an executive’s area of responsibility—is competitive with compensation opportunities available to executives of similar experience and standing in the competitive market. There are three primary components of the executive compensation program, as noted in the table below.

Component	Primary Purpose
Base Salary	To attract and retain highly-qualified executives by providing an appropriate level of fixed cash compensation that reflects the continuing duties, responsibilities and performance of our executives

Annual Cash Incentive Compensation	To align executive pay with Company performance by rewarding and motivating executives over a one-year time frame based on the achievement of strategic business and financial objectives

Long-Term Equity Incentive Compensation

To align the interests of executives with the interests of stockholders by rewarding and motivating executives over a multi-year time frame based on the performance of our Common Stock and the achievement of strategic business and financial objectives

The Compensation Committee believes that a substantial portion of the potential total compensation provided to the named executive officers should be variable (i.e., “at risk”) and tied to Company performance. This “pay-for-performance” philosophy serves to align executive pay with short-term and long-term Company performance and the creation of long-term stockholder value. During 2012, performance-based incentives constituted the most significant portion of total compensation provided to each of our named executive officers, consistent with the Company’s pay-for-performance philosophy.

After considering the foregoing information, together with the more detailed information regarding our executive compensation program set forth in this Proxy Statement, the Company proposes that stockholders approve the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” the “Fiscal 2012 Summary Compensation Table” and the related compensation tables, notes and narrative included in this Proxy Statement for the Company’s 2013 Annual Meeting of Stockholders.”

The vote on this resolution is advisory, which means that the vote is not binding on the Company, the Board of Directors or the Compensation Committee. However, to the extent there is a significant vote against our executive compensation program as disclosed in this Proxy Statement, the Compensation Committee will consider whether to implement, or recommend to the Board of Directors the implementation of, any modifications to the Company’s compensation programs and policies in response to such vote.

Required Vote

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions will have the same effect as votes “against” this proposal. Broker non-votes will not be included in the tabulation of voting results for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

PROPOSAL 4

STOCKHOLDER PROPOSAL REGARDING ACCELERATED VESTING OF EQUITY AWARDS

(Item 4 on the Company’s Proxy Card)

Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, owner of at least $2,000 worth of Common Stock, has notified the Company that he intends to propose the following resolution at the Annual Meeting. Mr. Steiner’s proposed resolution and supporting statement are reproduced verbatim below from his letter to the Company dated October 18, 2012. The Company takes no responsibility for the accuracy of Mr. Steiner’s statements.

Proposal 4 – Limit Accelerated Executive Pay

Resolved: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that our board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses executive compensation. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted.

The vesting of equity pay over a period of time is intended to promote long-term improvements in performance. The link between executive pay and long-term performance can be severed if such pay is made on an accelerated schedule.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, had continuously rated our company “D” since 2006 with “High Governance Risk.” Also “High Concern” for our director’s qualifications and “High Concern” regarding our Executive Pay—$16 million for Roland Smith.

Five of our directors had 16 to 18 years long-tenure and these directors controlled 60% of our audit and executive pay committees—plus 50% of our nomination committee. Director independence erodes after 10-years. GMI said long-tenure hinders a director’s ability to provide effective oversight. Six directors were age 70 to 85 and these directors controlled 80% of our audit and executive pay committees—plus 50% of our nomination committee. This was a succession planning concern. It may not come as a surprise that our nomination committee chairmanship was controlled by David Schwab, who was age 80 and had 18 years long-tenure. A more independent perspective would be a priceless asset for our directors.

Our CEO received a mega-grant of 830,000 options that simply vested after time. Equity pay should have job performance triggers to align with shareholder interests. Market-priced stock options can pay off for executives due to a rising market alone, regardless of an executive’s performance. Plus our highest paid executives could get performance stock units based on short three-year periods that paid off in part for sub-median TSR and EBITDA performance.

Raymond Troubh was involved with the WHX Corporation bankruptcy and was on our audit and nominatin committees. Edward Garden was involved with the Chemtura Corporation bankruptcy and was not on any board committee.

Please vote to protect shareholder value: Limit Accelerated Executive Pay—Proposal 4

Management’s Response

The Board of Directors recommends a vote AGAINST this proposal.

The Company has considered this proposal and believes it is not in the best interests of the Company or its stockholders. Contrary to the implication of the proposal, the Company does not grant stock options or other equity awards with “single-trigger” vesting based solely on a change in control. The default provisions of the 2010 Omnibus Award Plan, which was overwhelmingly approved by stockholders at the Company’s 2010 annual meeting, provide for accelerated vesting of equity awards only upon certain types of termination events (e.g., a termination without “cause” or for “good reason”) that occur within 12 months following a change in control. The Company believes these “double-trigger” vesting provisions are consistent with executive compensation “best practices,” are critical to ensuring the stability and continuity of management in the event of a potential change in control transaction, and serve to align the interests of executives with the interests of stockholders.

In addition to ignoring the double-trigger vesting provisions of the 2010 Omnibus Award Plan, the Company believes the proposal, if approved, would prevent the Company from operating in a manner that is to the benefit of its stockholders. The Board of Directors and the Compensation Committee have diligently constructed an executive compensation program designed to motivate and reward executives for their contributions to achieving Company performance goals and creating stockholder value. The Company believes it is imperative to maintain competitive and flexible compensation policies that enable the Company to attract and retain highly-qualified executives and to properly incentivize those executives. It is particularly important for the Company to have a full complement of compensation tools available when faced with significant business transactions, such as a change in control.

The Company supports the double-trigger vesting provisions of the 2010 Omnibus Award Plan, and opposes this proposal, for the following reasons:

•

Alignment of Executives’ and Stockholders’ Interests. Double-trigger vesting aligns the interests of executives with the interests of stockholders by ensuring that executives are not penalized with the loss of equity awards following a change in control that has been negotiated in the best interests of stockholders. By allowing executives to participate with stockholders in the value created by a change in control, accelerated vesting incentivizes executives to maximize stockholder value. In the event of a change in control, stockholders are free to vote for or against the transaction and to benefit from the transaction by selling or tendering all of their shares. If double-trigger vesting was not available, or if the proponent’s “partial, pro rata” vesting policy was implemented, executives who are terminated after a change in control would not have the opportunity to realize the full value of their equity awards or to participate with stockholders in the full value created by the transaction (which value would be attributable, in part, to the efforts and talents of those executives).

•

Stability and Continuity of Management. Uncertainties about job status following a significant business transaction can sometimes cause executives to leave their jobs at a time when they are most needed by the Company. Double-trigger vesting is an important tool for retaining these executives, and for incentivizing them in the event of a potential change in control transaction. Double-trigger vesting allows executives to remain objective when making the strategic decisions that are necessary to protect stockholder interests and maximize stockholder value. During this critical time, it is important that management remain focused on serving the best interests of stockholders and not be distracted by potential job loss and compensation forfeiture.

•

Equitable and Consistent Treatment of Plan Participants. Double-trigger vesting is provided to all employees and other participants who receive equity awards under the 2010 Omnibus Award Plan. This proposal would treat executives significantly worse than all other plan participants in the event of a termination of employment following a change in control. Such inconsistent and disparate treatment of executives serves no legitimate stockholder interest and undermines the objectives of the Company’s executive compensation program for the individuals most at risk of departure during a potential change in control.

The Company believes the current structure of its executive compensation program, which utilizes a significant portion of “at-risk” compensation in the form of annual cash incentive opportunities and long-term equity incentive awards, serves the best interests of the Company and its stockholders. The Company further believes that the double-trigger vesting provisions of the 2010 Omnibus Award Plan are consistent with competitive market practice and are a critical component of the Company’s pay-for-performance philosophy. For the reasons discussed above, the Company believes that adoption of this proposal would be contrary to the best interests of the Company and its stockholders.

Required Vote

The affirmative vote of a majority of the shares of Common Stock present (in person or by proxy) and entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions will be the equivalent of votes “against” this proposal. Broker non-votes will not be included in the tabulation of voting results for this proposal.

THE BOARD OF DIRECTORS RECOMMENDS

THAT YOU VOTE AGAINST THIS PROPOSAL

OTHER MATTERS

Other Matters to Come Before the Annual Meeting

The Company is not aware of any other matters that are intended to be brought before the Annual Meeting. The proxy being solicited by the Board of Directors does, however, convey discretionary authority to the persons named as proxies in the accompanying proxy card to vote on any other matters that may properly come before the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons named as proxies will vote the shares represented by properly submitted proxies in accordance with their best judgment, to the extent permitted by applicable legal and regulatory requirements.

Expenses of Solicitation

The cost of soliciting proxies on behalf of the Board of Directors for the Annual Meeting will be borne by the Company. In addition to soliciting proxies by mailing our proxy materials to stockholders and by making our proxy materials available to stockholders electronically via the Internet, proxies may be solicited by directors, officers and employees of the Company and its subsidiaries by additional mailings, personal contact, telephone, electronic mail, facsimile or other means without additional compensation. Solicitation of proxies will also be made by employees of Innisfree M&A Incorporated, the Company’s proxy solicitation firm, who will be paid a fee of $15,000, plus reasonable out-of-pocket expenses. As is customary, the Company will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners of our Common Stock.

Contacting Directors

If you would like to contact the Board of Directors, the non-management directors as a group or any individual director, you may send an e-mail to corporate-secretary@wendys.com or write to the following address: The Wendy’s Company, One Dave Thomas Blvd., Dublin, Ohio 43017, Attention: Corporate Secretary. Your communication should specify the intended recipient or recipients, and will be forwarded by the Corporate Secretary to such recipient or recipients. Any communication that relates to the Company’s accounting, internal accounting controls or auditing matters will also be referred by the Corporate Secretary to the Chairman of the Audit Committee.

Stockholder Proposals for 2014 Annual Meeting of Stockholders

The Certificate of Incorporation and the By-Laws provide that, except as otherwise provided by law, only business properly brought before an annual or special meeting of stockholders may be conducted at such meeting. To be properly brought before a meeting, a stockholder proposal must be (i) submitted to the Company for inclusion in its proxy materials in compliance with Section 14 of the Exchange Act or (ii) specified in a written notice given by a stockholder of record who is entitled to vote at such meeting and who complies with the notice and other provisions of the Certificate of Incorporation. The notice must be delivered personally to, or mailed to and received at, the principal executive offices of the Company, addressed to the Secretary of the Company.

The Certificate of Incorporation specifies the requirements applicable to a stockholder’s notice of proposed business. Those requirements, which are set forth in Sections 5, 6 and 7 of Article V of the Certificate of Incorporation, are summarized below.

•

The window within which a stockholder must give notice of proposed business (including director nominations) for an annual meeting of stockholders is the period not earlier than 120 days and not later than 90 days before the first anniversary of the date of the prior year’s annual meeting of stockholders.

•

The notice must disclose the name, record address and information concerning the beneficial ownership of the Company’s stock by the stockholder and any “stockholder associated person” (i.e., any other beneficial owner of the Company’s stock beneficially owned by such stockholder, or any person that controls, is controlled by or is under common control with such stockholder or beneficial owner), together with a brief description of the business desired to be brought before the meeting, the text of the proposal, the reasons for conducting such business at the meeting, and any material interest of the stockholder and any stockholder associated person in such business.

•	Certain disclosures are also required concerning the relationships of the stockholder and any stockholder associated person, including:

•	any agreement, arrangement or understanding with respect to the proposed business;

•	the stockholder’s and any stockholder associated person’s derivative positions or hedging transactions with respect to the Company’s stock;

•	any proxy, contract, arrangement, understanding or other relationship pursuant to which the stockholder or any stockholder associated person has the right to vote the Company’s stock;

•	any rights to dividends on the Company’s stock beneficially owned by the stockholder or any stockholder associated person that are separated or separable from the underlying stock;

•

any proportionate interest in the Company’s stock or derivatives in respect of the Company’s stock held by a general or limited partnership in which the stockholder or any stockholder associated person is a general partner or beneficially owns an interest in a general partner; and

•

any performance-related fees (other than an asset-based fee) that the stockholder or any stockholder associated person is entitled to based on any increase or decrease in the value of the Company’s stock or derivatives in respect of the Company’s stock.

•

The notice also must include (i) a representation that the stockholder is a holder of record of the Company’s stock who is entitled to vote at the meeting and who intends to appear in person or by proxy at the meeting to propose such business, (ii) a representation as to whether the stockholder intends to solicit proxies from stockholders in support of the proposed business, (iii) a representation that the stockholder will provide any other information reasonably requested by the Company and (iv) all other information that would be required to be filed with the SEC if the stockholder or any stockholder associated person was a participant in a solicitation subject to Section 14 of the Exchange Act.

•

Additional information is required for director nominations, including a description of all compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among the stockholder, any stockholder associated person and any other person acting in concert with the stockholder (including a description of the director nominee’s interest in any such agreement, arrangement or understanding and the approximate dollar value of such interest).

•

The stockholder is required to update and supplement all information provided to the Company so that such information is true and correct as of the record date for the meeting and as of the date that is 10 business days before the meeting. Such updates and supplements must be received by the Company not later than five business days after the record date for the meeting or not later than seven business days before the date for the meeting, as applicable.

To be eligible to be a nominee for election as a director, a person must (i) consent to being named in the Company’s proxy statement as a director nominee, and to serve as a director if elected, and (ii) timely deliver to the Secretary of the Company a written questionnaire with respect to such person’s background and qualification, and the background of any other person or entity on whose behalf the nomination is being made, together with a written representation and agreement that such person is not and will not become a party to certain voting or compensation agreements and that such person, if elected, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Company.

If the Chairman presiding over the meeting determines that the proposed business (including director nominations) was not properly brought before the meeting in accordance with the applicable provisions of the Certificate of Incorporation, the Chairman shall so declare at the meeting, and the business will not be transacted at the meeting. Additionally, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present the proposed business, the business will not be transacted at the meeting, regardless of whether proxies in respect of such business may have been received by the Company. Any questions relating to stockholder proposals should be submitted in writing to the Secretary of the Company at the Company’s principal executive offices.

Any stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act must be received by the Company not later than December 9, 2013 to be considered for inclusion in the Company’s proxy materials for the 2014 annual meeting of stockholders. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Exchange Act must be received by the Company not earlier than January 23, 2014 and not later than February 22, 2014 to be properly brought before the 2014 annual meeting of stockholders. In each case, the proposal must be delivered personally to, or mailed to and received at, the principal executive offices of the Company, addressed to the Secretary of the Company.

Householding of Annual Meeting Materials

Some banks, brokers and other nominees follow the practice of “householding” proxy materials. This means that multiple beneficial owners of our Common Stock who share the same address or household may not receive separate copies of this Proxy Statement, the Notice of Internet Availability of Proxy Materials for the Annual Meeting or the Company’s 2012 Annual Report to Stockholders. The Company will promptly deliver separate copies of such documents to stockholders who write or call the Company at following address and telephone number: The Wendy’s Company, One Dave Thomas Blvd., Dublin, Ohio 43017, Attention: Secretary, Telephone: (614) 764-3100.

Stockholders who wish to receive separate copies of the Company’s proxy materials in the future may call or write to the Company at the above address and telephone number. Alternatively, if you and other stockholders of record with whom you share an address currently receive multiple copies of the Company’s proxy materials, or if you hold stock in more than one account and, in either case, you wish to receive only one copy of the Company’s proxy materials for your household, you may contact the Company at the address and telephone number set forth above.

Annual Report on Form 10-K

The Company will provide copies of the 2012 Form 10-K, without charge, upon a written or oral request, by first class mail or other equally prompt means within one business day of such request. Copies of the 2012 Form 10-K may be obtained by contacting the Company at the address and telephone number set forth above. Copies of the 2012 Form 10-K are also available on the Company’s website at www.aboutwendys.com.

By Order of the Board of Directors

R. SCOTT TOOP

Secretary

Dublin, Ohio

April 8, 2013

FSC
www.fsc.org
MIX
Paper from responsible sources
FSC® C101537

THE WENDY’S COMPANY ONE DAVE THOMAS BLVD. DUBLIN, OH 43017

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 p.m. (EDT) on May 22, 2013. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by The Wendy’s Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, notices of Internet availability and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. (EDT) on May 22, 2013. Have your proxy card in hand when you call and follow the instructions provided.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M57515-P37154	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE WENDY’S COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the election of each of the director nominees named below:
1.	Election of Directors	☐	☐	☐
Nominees:
	01) Nelson Peltz	08) J. Randolph Lewis
	02) Peter W. May	09) Peter H. Rothschild
	03) Emil J. Brolick	10) David E. Schwab II
	04) Clive Chajet	11) Roland C. Smith
	05) Edward P. Garden	12) Raymond S. Troubh
	06) Janet Hill	13) Jack G. Wasserman
07) Joseph A. Levato
The Board of Directors recommends that you vote FOR proposals 2 and 3:							For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2013.						☐	☐	☐

3.	To approve an advisory resolution on executive compensation.						☐	☐	☐

The Board of Directors recommends that you vote AGAINST proposal 4:

4.	To vote on a stockholder proposal regarding accelerated vesting of equity awards, if properly presented at the meeting.						☐	☐	☐
For address change or comments, please mark this box and write them on the reverse side where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners must each sign. If shares are held by a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

THE WENDY’S COMPANY

ONE DAVE THOMAS BLVD.

DUBLIN, OH 43017

Admission Ticket

(Not Transferable)

Annual Meeting Admission Ticket

(and meeting information)

2013 Annual Meeting of Stockholders

10:00 a.m. (EDT), Thursday, May 23, 2013

Sofitel Hotel

45 West 44th Street

New York, NY 10036

Please present this admission ticket and photo identification to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Stockholders, the Proxy Statement and the 2012 Annual Report to Stockholders are  available at

www.proxyvote.com.

— — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — —

M57516-P37154

THE WENDY’S COMPANY

2013 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE WENDY’S COMPANY FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2013

The undersigned hereby appoints Emil J. Brolick, Stephen E. Hare and R. Scott Toop, and each of them, with full power of substitution, as lawful agents and proxies, to vote all the shares of common stock of The Wendy’s Company (the “Company”) that the undersigned is entitled to vote at the 2013 Annual Meeting of Stockholders of the Company to be held at the Sofitel Hotel, 45 West 44th Street, New York, NY 10036 on May 23, 2013, and any adjournment or postponement thereof, upon the matters set forth herein, and in their discretion upon such other matters as may properly come before the meeting.

This proxy, if signed, dated and returned, will be voted as specified on the reverse side by the undersigned. If this proxy is signed, dated and returned without specifications, the shares will be voted FOR the election of each of the director nominees listed on the reverse side (proposal 1), FOR proposals 2 and 3 and AGAINST proposal 4.

All proxies previously given or executed by the undersigned with respect to the shares of common stock represented by this proxy are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the 2013 Annual Meeting of Stockholders, and the Company’s 2012 Annual Report to Stockholders.

IMPORTANT - This proxy must be signed and dated on the reverse side.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 11:59 p.m. (EDT) on May 22, 2013.

Address change/comments:

(If you provide any address change and/or comments above, please mark the corresponding box on the reverse side.) Continued and to be signed on reverse side